     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1997

                                            REGISTRATION STATEMENT NO. 333-15849
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                               AMENDMENT NO. 2 TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ------------------------------
                        LEXINGTON HEALTHCARE GROUP, INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                    8059
            (State or other                          (Primary Standard                           (IRS Employer
            jurisdiction of                   Industrial Classification Code)                 Identification No.)
     incorporation or organization)

                                 35 PARK PLACE
                         NEW BRITAIN, CONNECTICUT 06052
                                 (860) 223-6902
   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                                  HARRY DERMER
                     PRESIDENT AND CHIEF OPERATING OFFICER
                        LEXINGTON HEALTHCARE GROUP, INC.
                                 35 PARK PLACE
                         NEW BRITAIN, CONNECTICUT 06052
                                 (860) 223-6902
(Name, address, including zip code and telephone number, including area code, of agent for service)
                         ------------------------------

                          COPIES OF COMMUNICATIONS TO:

                    JAY M. KAPLOWITZ, ESQ.                                         FELICE F. MISCHEL, ESQ.
                    ARTHUR S. MARCUS, ESQ.                                           THOMAS A. ROSE, ESQ.
     Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP                   Schneck Weltman Hashmall & Mischel LLP
                     101 East 52nd Street                                        1285 Avenue of the Americas
                   New York, New York 10022                                        New York, New York 10019
                        (212) 752-9700                                                  (212) 956-3252

                         ------------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering / /
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering. / /
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                   TITLE OF EACH CLASS                                               PROPOSED MAXIMUM        PROPOSED MAXIMUM
                   OF SECURITIES TO BE                         AMOUNT BEING           OFFERING PRICE        AGGREGATE OFFERING
                       REGISTERED                               REGISTERED            PER SECURITY(1)              PRICE
Common Stock, par value $.01 per share (the "Common
  Stock")(2).............................................         1,265,000              $    5.00             $   6,325,000
Common Stock Purchase Warrants...........................         1,897,500              $     .10             $     189,750
Common Stock Issuable upon Exercise of Warrants..........         1,897,500              $    6.00             $  11,385,000
Underwriter's Warrants(3)................................           100,000              $    .001             $         100
Common Stock underlying the Underwriter's Warrants(4)....           110,000              $    7.50             $     825,000
Common Stock Purchase Warrants Issuable upon Exercise of
  Underwriter's Warrants.................................           165,000              $     .15             $      24,750
Common Stock underlying Warrants Issuable upon Exercise
  of Underwriter's Warrants..............................           165,000              $    9.00             $     485,000
Total Registration Fee...................................

                   TITLE OF EACH CLASS
                   OF SECURITIES TO BE                           AMOUNT OF
                       REGISTERED                            REGISTRATION FEE
Common Stock, par value $.01 per share (the "Common
  Stock")(2).............................................       $  1,916.67
Common Stock Purchase Warrants...........................       $     57.50
Common Stock Issuable upon Exercise of Warrants..........       $  3,450.00
Underwriter's Warrants(3)................................       $   --     (5)
Common Stock underlying the Underwriter's Warrants(4)....       $    250.00
Common Stock Purchase Warrants Issuable upon Exercise of
  Underwriter's Warrants.................................       $      7.50
Common Stock underlying Warrants Issuable upon Exercise
  of Underwriter's Warrants..............................       $    450.00
Total Registration Fee...................................       $  6,131.67(6)


(1) Pursuant to Rule 457, estimated solely for the purpose of calculating the registration fee.


(2) Includes 165,000 shares of Common Stock which the Underwriter has an option to purchase from the Company to cover over-allotments, if any.


(3) To be issued by the Company and purchased by the Underwriter upon the consummation of this offering.

(4) Pursuant to Rule 416, the Registration Statement also relates to an indeterminate number of additional shares of Common Stock issuable upon the exercise of the Underwriter's Warrants pursuant to anti-dilution provisions contained therein, which shares of Common Stock are registered hereunder.

(5) No fee pursuant to Rule 457(g).


(6) Of this amount $4,235.44 was paid upon the original filing of the Registration Statement and the remainder of $1,896.23 is being sent electronically.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        LEXINGTON HEALTHCARE GROUP, INC.
                                    FORM S-1
                             CROSS REFERENCE SHEET

                                                                  PURSUANT TO ITEM 501 OF REGULATION S-K
ITEM NUMBER                                                       CAPTION OR HEADING IN PROSPECTUS
-----------                                                       ---------------------------------------------------
        1.   Forepart of the Registration Statement and Outside
             Front Cover Page of Prospectus.....................  Cover page of Registration Statement; and Outside
                                                                  Front Cover Page of Prospectus.
        2.   Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Inside Front and Outside Back Cover Pages of
                                                                  Prospectus; Additional Information.
        3.   Summary Information and Risk Factors...............  Prospectus Summary; Risk Factors.
        4.   Use of Proceeds....................................  Use of Proceeds.
        5.   Determination of Offering Price....................  Outside Front Cover Page of Prospectus; Risk
                                                                  Factors; Underwriting.
        6.   Dilution...........................................  Risk Factors; Dilution.
        7.   Selling Security Holders...........................  Not Applicable.
        8.   Plan of Distribution...............................  Outside Front Cover Page of Prospectus;
                                                                  Underwriting.
        9.   Description of Securities to be Registered.........  Dividend Policy; Description of Securities.
       10.   Interests of Named Experts and Counsel.............  Legal Matters; Experts.
       11.   Information with Respect to Registrant.............  Outside Front Cover Page of Prospectus; Prospectus
                                                                  Summary; Risk Factors; The Company; Dividend
                                                                  Policy; Capitalization; Selected Financial Data;
                                                                  Management's Discussion and Analysis of Financial
                                                                  Condition and Results of Operations; Business;
                                                                  Management; Certain Transactions; Principal
                                                                  Stockholders and Financial Statements.
       12.   Disclosure of Commission's Position on
             Indemnification for Securities Act Liabilities.....  Not Applicable.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED APRIL 3, 1997

PROSPECTUS

                                                               [LOGO]

                        LEXINGTON HEALTHCARE GROUP, INC.

                      1,100,000 SHARES OF COMMON STOCK AND
                    1,650,000 COMMON STOCK PURCHASE WARRANTS

                           --------------------------


    LEXINGTON HEALTHCARE GROUP, INC. (the "Company") is hereby offering (the "Offering") 1,100,000 shares (the "Shares") of its Common Stock, par value $.01 per share (the "Common Stock") and 1,650,000 Common Stock Purchase Warrants (the "Warrants"), through Mason Hill & Co., Inc. (the "Underwriter"). The shares of Common Stock and the Warrants may be purchased separately and will be transferable separately upon issuance. Investors will not be required to purchase shares of Common Stock and Warrants together or in any particular ratio.


    Each of the Warrants entitles the registered holder thereof to purchase one share of Common Stock at a price of $6.00 per share, subject to adjustment in certain circumstances, at any time commencing one year from the effective date of the registration statement of which this Prospectus is a part (the "Effective
Date") and thereafter to             , 2003, the sixth anniversary of the
Effective Date. The Warrants are subject to redemption by the Company, commencing on the first anniversary of the Effective Date at a price of $.05 per Warrant, upon 30 days' notice mailed within 10 days provided the closing price of the Common Stock, as listed on the Nasdaq National Market ("Nasdaq") or another national securities exchange, for a period of 20 consecutive trading days has equalled or exceeded $10.00 per share. See "Description of Securities."


    Of the proceeds of the Offering, $540,000 will be paid to Suzanne Nettleton, who is to become the Company's Executive Vice-President, upon consummation of the acquisition, in exchange for her 25% interest in Professional Relief Nurses, Inc. See "Use of Proceeeds" and "Business--Acquisition of PRN."


    Prior to this Offering, there has been no public market for the Common Stock and Warrants and no assurance can be given that any such market will develop upon completion of this Offering. Application has been made to have the Common Stock and Warrants approved for quotation on Nasdaq under the symbol "LEXI" and "LEXIW." The initial public offering prices of the Common Stock and Warrants and the exercise price and other terms of the Warrants have been determined by negotiation between the Company and the Underwriter and do not necessarily bear any relation to the Company's earnings, assets, book value, net worth or any other recognized criteria of value. See "Underwriting."

    AN INVESTMENT IN THE SHARES OF COMMON STOCK AND WARRANTS OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS BEGINNING ON PAGE 9.
                           --------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                       PRICE TO PUBLIC       UNDERWRITING DISCOUNTS AND COMMISSIONS (1)
Per Share..........................         $5.00                              $0.45
Per Warrant........................         $0.10                              $0.009
Total(3)...........................      $5,665,000                           $509,850

                                      PROCEEDS TO COMPANY (2)
Per Share..........................            $4.55
Per Warrant........................            $0.091
Total(3)...........................          $5,155,150



(1) Does not include additional consideration to be received by the Underwriter in the form of (i) a non-accountable expense allowance equal to 3% of the gross offering proceeds, of which $25,000 has been paid, (ii) any value attributable to warrants (the "Underwriter's Warrants") entitling the Underwriter to purchase up to 110,000 shares of Common Stock and 165,000 Warrants at a price per share equal to 150% of the initial public offering price, (iii) $2,777.78 per month for 36 months payable to the Underwriter pursuant to a financial consulting agreement; and (iv) a three-year right of first refusal with respect to subsequent offerings, if any. The Company has also agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."



(2) Before deducting expenses of this Offering payable by the Company (including the $169,950 non-accountable expense allowance) estimated at $521,950 ($547,443 if the Underwriter's over-allotment option is exercised in full).



(3) The Company has granted the Underwriter an option (the "Over-allotment Option"), exercisable within 45 days after the date of this Prospectus, to purchase up to 165,000 shares of Common Stock and 247,500 Warrants upon the same terms as set forth above, solely to cover over-allotments, if any. If the Over-allotment Option is exercised in its entirety, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $6,514,750, $586,328 and $5,928,422, respectively. See "Underwriting."

                         ------------------------------

    The Shares and Warrants are being offered by the Underwriter subject to prior sale, when, as and if delivered to the Underwriter and subject to their right to reject orders in whole or in part and to certain other conditions. It is expected that delivery of certificates will be made against payment therefor at the offices of Mason Hill & Co., Inc., 110 Wall Street, New York, New York
10005, on or about          , 1997.


                             MASON HILL & CO., INC.

                 THE DATE OF THIS PROSPECTUS IS          , 1997

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AND/OR THE WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON NASDAQ. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    A SIGNIFICANT AMOUNT OF THE SECURITIES IN THIS OFFERING MAY BE SOLD TO CUSTOMERS OF THE UNDERWRITER WHICH MAY AFFECT THE MARKET FOR AND LIQUIDITY OF THE COMPANY'S SECURITIES IN THE EVENT THAT ADDITIONAL BROKER-DEALERS DO NOT MAKE A MARKET IN THE COMPANY'S SECURITIES, OF WHICH THERE CAN BE NO ASSURANCE. SUCH CUSTOMERS SUBSEQUENTLY MAY ENGAGE IN TRANSACTIONS FOR THE SALE OR PURCHASE OF THE SECURITIES THROUGH AND/OR WITH THE UNDERWRITER.

    ALTHOUGH IT HAS NO OBLIGATION TO DO SO, THE UNDERWRITER MAY FROM TIME TO TIME ACT AS A MARKET MAKER AND OTHERWISE EFFECT TRANSACTIONS IN THE COMPANY'S SECURITIES. THE UNDERWRITER, IF IT PARTICIPATES IN THE MARKET, MAY BECOME A DOMINATING INFLUENCE IN THE MARKET FOR THE SECURITIES. HOWEVER, THERE IS NO ASSURANCE THAT THE UNDERWRITER WILL OR WILL NOT CONTINUE TO BE A DOMINATING INFLUENCE. THE PRICES AND LIQUIDITY OF THE SECURITIES OFFERED HEREUNDER MAY BE SIGNIFICANTLY AFFECTED BY THE DEGREE, IF ANY, OF THE UNDERWRITER'S PARTICIPATION IN SUCH MARKET. THE UNDERWRITER MAY DISCONTINUE SUCH ACTIVITIES AT ANY TIME OR FROM TIME TO TIME. SEE "RISK FACTORS--NO ASSURANCE OF PUBLIC MARKET; VOLATILITY OF STOCK PRICE."

    THE COMPANY INTENDS TO FURNISH TO ITS STOCKHOLDERS ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS EXAMINED BY ITS INDEPENDENT AUDITORS. IN ADDITION, THE COMPANY MAY FURNISH TO ITS STOCKHOLDERS QUARTERLY OR SEMI-ANNUAL REPORTS CONTAINING UNAUDITED FINANCIAL INFORMATION AND SUCH OTHER INTERIM REPORTS AS THE COMPANY MAY DETERMINE.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" REFERS TO LEXINGTON HEALTH CARE GROUP, LLC ("LLC"), LEXINGTON HEALTHCARE GROUP, INC. ("LHG"), ITS SUBSIDIARIES AND THEIR RESPECTIVE OPERATIONS, INCLUDING PROFESSIONAL RELIEF NURSES, INC. ("PRN") AND BALZ MEDICAL SERVICES, INC. ("BALZ"), TWO ENTITIES WHICH ARE PRESENTLY PARTIALLY OWNED AND OPERATED BY AFFILIATES OF THE COMPANY, WHICH LHG INTENDS TO ACQUIRE SIMULTANEOUSLY WITH THE CLOSING OF THIS OFFERING, IN CONSIDERATION FOR A PORTION OF THE NET PROCEEDS OF THIS OFFERING AND THE ISSUANCE OF THE COMPANY'S COMMON STOCK. SEE "USE OF PROCEEDS" AND "BUSINESS." ALL INFORMATION IN THIS PROSPECTUS, UNLESS OTHERWISE NOTED, ASSUMES THE EFFECTIVENESS OF THE REORGANIZATION AND NO EXERCISE OF THE OVER-ALLOTMENT OPTION OR THE UNDERWRITER'S WARRANTS.


    EACH OF THE THREE MEMBERS OF LLC HAVE AGREED TO EXCHANGE THEIR RESPECTIVE INTERESTS IN THE LLC, IMMEDIATELY PRIOR TO THE EFFECTIVE DATE, IN EXCHANGE FOR AN AGGREGATE OF 2,462,000 SHARES OF THE COMPANY'S COMMON STOCK (THE "REORGANIZATION"). SEE "CERTAIN TRANSACTIONS."

                                  THE COMPANY

GENERAL

    The Company is a long-term and subacute care provider, which operates four nursing home facilities (the "Facilities") with 628 licensed beds in the State of Connecticut. The Facilities provide a broad range of healthcare services, including nursing care, subacute care, including rehabilitation therapy and other specialized services (such as care to Alzheimer's patients). In addition, the Company has recently begun to offer a variety of products and services to non-affiliated long-term care facilities. The Company's strategy in healthcare is to integrate the main disciplines of nursing, pharmacy, social services and other therapies under one program.


    The Facilities are leased pursuant to a long-term lease from a partnership of which Jack Friedler, the Company's principal stockholder, Chief Executive Officer and Chairman of the Board, is a 33.33% limited partner. The individuals owning the remaining portion of the partnership are shareholders of PRN. The four nursing home facilities were previously operated as traditional nursing homes by Beverly Enterprises, an unrelated entity which previously leased the facilities from the Company's current landlord. The Company, as the operator of the Facilities, received certain Medicaid reimbursement in the aggregate amount of $2,600,000 that related to the time that the Facilities were operated by Beverly. The arrangement providing for collection by the Company of certain receivables of Beverly's arose in as much as Beverly's outstanding Medicaid billings (constituting the overwhelming majority of its receivables) were paid by Connecticut in accordance with procedure to the then current operator of the facility where the services were performed. Accordingly, the only way to enable Beverly to collect its fees for services rendered through cessation of its operations was to have the subsequent operator collect on its behalf and remit. This constituted a standard operating procedure.



    However, because of certain delays experienced by the Company in billing and collection which arose during the earlier months of its operation of the facilities, Beverly agreed to allow the Company to repay collections made on behalf of Beverly over time, with interest at 12%. The amounts collected were memoralized in a promissory note, dated December 5, 1995. As of March 1, 1997, there was a $153,000 balance on the note which is to be repaid out of the proceeds of the Offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Since the Company began operating the Facilities, it has broadened the services provided and occupancy and reimbursement rates have increased. In addition, the Company manages two nursing homes (the "Managed Facilities"), Lexington House, Inc. in Connecticut and Oak Island Skilled Nursing Center ("Oak Island") in Massachusetts, pursuant to management agreements. Lexington House, Inc. is owned by a partnership controlled by Jack Friedler. See "Certain Transactions." Oak Island is a non-affiliated facility in Massachusetts.



    The Facilities and the Managed Facilities service two basic patient populations: the traditional geriatric patient population and the emerging population of subacute care patients with higher acuity disorders who require complex and intensive medical services. Subacute care patients generally require more rehabilitative therapy and are residents for a shorter stay than traditional geriatric patients. An important part of the Company's strategy is to achieve high occupancy and a favorable payor mix by offering specialty medical services. The Facilities have an occupancy rate of approximately 94% as of December 31, 1996. Occupancy rate is determined by dividing the total number of patients by the amount of beds available for patients at the Facilities. Specialty medical services include subacute care to patients requiring complex medical care, intensive rehabilitation therapies and in-house pharmaceutical services. These services are usually provided at higher profit margins than routine services and compete with significantly higher cost hospital care. The Company operates a dedicated subacute unit within one of the Facilities, in addition to providing subacute services in each of the other Facilities.


STRATEGY

    The Company believes that the demand for long-term care and specialty medical services will increase substantially over the next decade due primarily to favorable demographic trends, advances in medical technology and emphasis on healthcare cost containment. At the same time, government restrictions and high construction and start-up costs are expected to limit the supply of long-term care facilities. In addition, the Company anticipates that recent trends toward industry consolidation will continue and will provide future acquisition opportunities.

    The Company's operating strategy is to: (i) increase Facility profitability levels, through aggressive marketing and by offering rehabilitation therapies and other specialized services; (ii) adhere to strict cost standards at the Facility level while providing effective patient care and containing corporate overhead expenses; and (iii) become a fully integrated health network whereby the Company will market medical products and supplies, rehabilitative services, institutional pharmaceutical services and nursing services to affiliated and non-affiliated nursing homes and hospitals, as well as patients at home.

    By concentrating its facilities within a selected geographic region, the Company's strategy is to achieve operating efficiencies through economies of scale, reduced corporate overhead, more effective management supervision and financial controls. In addition, the Company believes that geographic concentration also enhances the Company's ability to establish more effective relationships with referral sources and regulatory authorities in the states where the Company operates. The Company's strategy is to gradually expand the Company's nursing home services into additional states, including Massachusetts, New Jersey and Vermont.

RECENT DEVELOPMENTS

    The Company recently formed a wholly-owned subsidiary, LEV Rehab Services, Inc. ("LEV") to provide physical, occupational, speech and other therapies to patients at the Facilities, the Managed Facilities, unaffiliated facilities and persons in their homes. LEV has not commenced any substantial business activities and has not generated any significant revenues to date. The Company intends to utilize a portion of the net proceeds of the Offering to hire personnel to implement this strategy.

    The Company intends to form a subsidiary to provide pharmaceutical services to affiliated and non-affiliated long-term and subacute care facilities. See "Use of Proceeds."


    The Company has negotiated an agreement to acquire all of the capital stock of BALZ Medical Services, Inc. ("BALZ") from the shareholders of BALZ simultaneously with the closing of this Offering. BALZ is not currently operated by the Company. Two of such shareholders, Jack Friedler and Harry Dermer, both officers and directors of the Company, own an aggregate of 44% of BALZ. BALZ is currently managed by Mary Archambault, the Company's secretary who will become an executive vice president of the Company upon the consummation of the acquisition. Ms. Archambault owns 20% of BALZ. The Company has an agreement to acquire all of the capital stock of BALZ in exchange for an aggregate of 300,000 shares of the Company's Common Stock. The consideration for the acquisition was negotiated, based on past performance and projections and the acquisition price of other medical supply companies, between the Company's President and the shareholders of BALZ who are not affiliated with the Company. The acquisition will be accounted for as a purchase. The Company did not obtain an independent appraisal in connection with the acquisition. See "Business--BALZ Acquisition" and "Certain Transactions."


    BALZ provides a variety of medical supplies, nutritional supplements, institutional cleaning products, linens and everyday products including toothpaste and incontinence products, to affiliated and non-affiliated nursing homes, other institutional facilities and private persons. The medical supplies provided include band aids, wound care supplies and durable medical products such as wheelchairs and beds. The Company's strategy is to expand BALZ's business to become more of a traditional medical supply company by supplying products to hospitals, doctor's offices and persons at their homes through Professional Relief Nurses, Inc. ("PRN") which will become a wholly-owned subisdiary of the Company, as well.


    The Company has negotiated an agreement to acquire all of the capital stock of PRN immediately prior to the Effective Date in exchange for $1,620,000, payable out of the net proceeds of the Offering and 108,000 shares of Common Stock, which shares will be issued upon the closing of this Offering. Jack Friedler, the Company's principal stockholder owns 25% of the capital stock of PRN. PRN is currently managed by Suzanne Nettleton, who will become an officer of the Company upon the consummation of the acquisition. Ms. Nettleton own 25% of the capital stock of PRN. The remaining 50% of PRN is owned by two individuals who collectively own 66.66% of Fairfield, the landlord for the Facilities. The acquisition will be accounted for as a purchase. The Company did not obtain an independent appraisal in connection with the acquisition. See "Business--PRN Acquisition" and "Certain Transactions." In connection with the acquisition, PRN will distribute 100% of its book value to its shareholders. PRN is not currently operated by the Company.


    PRN provides skilled nursing services to persons at home. PRN's personnel includes (i) registered nurses, who provide a broad range of nursing care services, including skilled observation and assessment, instruction of patients regarding medical and technical procedures, direct hands-on treatment, and communication and coordination with the attending physician or other service agencies; (ii) licensed practical nurses who perform, under the supervision of a registered nurse, technical nursing procedures, which include injections, dressing changes, and assistance with ambulation and catheter care; (iii) physical and rehabilitation therapists who provide services related to the reduction of pain and improved rehabilitation of joints and muscles; and (iv) certified nurses aides, who, under the supervision of a nurse, provide health-related services and personal care such as assistance with ambulation, limited range-of-motion exercises, monitoring of vital signs, non-sterile dressing changes and bathing. The Company intends to expand PRN's activities to include the provision of intravenous therapy to patients at home. The Company also intends to establish PRN as a nursing pool agency whereby it supplies nurses and other skilled personnel to hospitals, affiliated and non-affiliated nursing homes and other home healthcare agencies on a temporary basis.

    The Company believes that the acquisitions of BALZ and PRN will be a significant step towards creating a fully integrated healthcare company. BALZ currently sells products to each of the Facilities, the Managed Facilities and other facilities. Approximately 42% of BALZ revenues from October 1995 to December 31, 1996 were derived from sales to patients in the Facilities and the Managed Facilities. Following the acquisitions, the Company intends to offer BALZ' products to patients of PRN. The Company has provided certain management services, in addition to office space, to BALZ since its inception for which BALZ paid the Company an aggregate of $25,000. After the Offering, PRN intends to begin to accept homecare patients after they are released from the Facilities. The Company intends to integrate the finance, billing, marketing and computer services for each of its divisions to eliminate duplicate overhead.

    Lexington Healthcare Group, Inc. was incorporated on February 23, 1996. Prior to the Effective Date, LHG has operated as Lexington Health Care Group, LLC, a limited liability company that was formed on March 8, 1995 and commenced operations on July 1, 1995. The LLC is owned 37.5% by Jack Friedler, 37.5% by Stephanie Friedler and 25% by Harry Dermer. Immediately prior to the Effective Date, the members of the LLC will exchange their LLC interests and all of the operations, assets and liabilities of the LLC for shares of Common Stock of LHG, except that Stephanie Friedler's shares of the Company will be issued to her husband, Jack Friedler. See "Certain Transactions." PRN was incorporated on September 20, 1981, and BALZ was incorporated on October 5, 1995 and commenced operations on November 1, 1995. The Company's principal offices are located at 35 Park Place, New Britain, Connecticut 06052 and its telephone number is (860) 223-6902.

                                  THE OFFERING


Securities Offered................  1,100,000 shares of Common Stock and 1,650,000 Warrants.
                                    The Common Stock and the Warrants (sometimes hereinafter
                                    collectively referred to as the "Securities") may be
                                    purchased separately and will be transferable separately
                                    upon issuance. See "Description of Securities" and
                                    "Underwriting."

Warrants..........................  Each Warrant is exercisable at an exercise price of
                                    $6.00 per share. The exercise price of the Warrants is
                                    subject to adjustment in certain circumstances. The
                                    Warrants are exercisable commencing one year from the
                                    Effective Date until            , 2003, the sixth
                                    anniversary of the Effective Date. The Warrants are
                                    redeemable by the Company commencing on the first
                                    anniversary of the Effective Date at a price of $.05 per
                                    Warrant on 30 days' prior written notice provided the
                                    last sale price of the Common Stock for 20 consecutive
                                    trading days equals or exceeds $10.00. See "Description
                                    of Securities-- Warrants."

Common Stock Outstanding
  Prior to the Offering(1)........  3,092,000
  After the Offering(1)(2)........  4,600,000

Warrants Outstanding
  Prior to the Offering...........  500,000
  After the Offering..............  2,150,000

Risk Factors......................  The Securities offered hereby are speculative and involve a high degree of risk and immediate substantial
                                    dilution. Prospective investors should review carefully
                                    and consider the information set forth under "Risk
                                    Factors" and "Dilution."

Use of Proceeds...................  The net proceeds of this Offering ($4,633,200) will be used for the repayment of certain indebtedness, the
                                    acquisition of PRN ($540,000 of which will be paid to an
                                    officer of the Company), the establishment of
                                    institutional pharmaceutical services, the expansion of
                                    rehabilitation and nursing home services and working
                                    capital. See "Use of Proceeds."

Proposed Nasdaq Symbol(3).........  Common Stock--LEXI
                                    Warrants--LEXIW


------------------------

(1) Does not include up to 450,000 shares of Common Stock reserved for issuance pursuant to stock options which may be granted pursuant to the Company's 1997 Stock Option Plan (none of which have been granted to date). See "Management--Stock Option Plan."

(2) Includes (i) 300,000 shares of Common Stock to be issued in connection with the acquisition of BALZ and (ii) 108,000 shares of Common Stock to be issued in connection with the acquisition of PRN.

(3) The proposed Nasdaq trading symbols do not imply that a liquid and active market will be developed or sustained for the Shares and Warrants upon completion of the Offering.

                        LEXINGTON HEALTHCARE GROUP, INC.
                         SUMMARY FINANCIAL INFORMATION


    The following table presents, for the periods and dates indicated, summary historical, pro forma and pro forma as adjusted financial data of the Company. The pro forma condensed statement of operations data for the period July 1, 1995 (commencement of operations) to June 30, 1996 and for the six months ended December 31, 1996 gives effect to the acquisition of PRN and BALZ as if the acquisitions had been consummated as of July 1, 1995. The pro forma condensed statement of operations data for the six months ended December 31, 1996 also gives effect to the sale of 109,000 shares of Common Stock and Warrants offered hereby by the Company at an offering price of $5.00 per Share and $.10 per Warrant and the application of the net proceeds therefrom to repay certain indebtedness in the amount of $453,000 as described under "Use of Proceeds" as if such transaction had occurred on July 1, 1996.



    The pro forma balance sheet data reflects the transactions indicated below as if they had occurred on December 31, 1996: (1) the acquisitions of BALZ and PRN (the "Acquired Companies") for (i) 408,000 shares of Common Stock and (ii) cash of $1,620,000, payable from the net proceeds arising from the sale of 389,000 shares of Common Stock and Warrants, (2) payment of a cash dividend estimated at $485,000 to the stockholders of PRN representing its net book value and (3) the assumed repayment of $453,000 of certain short term notes payable from the net proceeds arising from the sale of 109,000 shares of Common Stock and Warrants at an offering price of $5.00 per share and $0.10 per Warrant (See "Use of Proceeds"). The acquisitions are accounted for as purchases. The pro forma as adjusted balance sheet data at December 31, 1996 also gives effect to the sale of the balance of 602,000 Shares of Common Stock and the balance of 1,152,000 Warrants offered hereby by the Company at an offering price of $5.00 per Share and $.10 per Warrant.


    This information should be read in conjunction with "Capitalization," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," Pro Forma Unaudited Condensed Financial Information and the Company's Financial Statements and the notes thereto, each included elsewhere herein. The pro forma data set forth below is not necessarily indicative of what the actual results of operations would have been had the transactions occurred at the dates referred to above, nor do they purport to indicate the results of future operations.


                                                                  SIX MONTHS ENDED
                                                                    DECEMBER 31,
                                                         -----------------------------------
                                                                                                    JULY 1, 1995
                                                            1996                                  (COMMENCEMENT OF
                                                         -----------                               OPERATIONS TO)
                                                                        1995        1996           JUNE 30, 1996
                                                                      ---------  -----------  ------------------------
                                                               HISTORICAL         PRO FORMA   HISTORICAL    PRO FORMA
                                                         ----------------------  -----------  -----------  -----------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
  Net revenue..........................................   $  17,447   $  16,939   $  20,195    $  33,641    $  38,102
  Operating costs and expenses.........................      17,145      16,115      19,290       32,926       36,780
                                                         -----------  ---------  -----------  -----------  -----------
  Income from operations...............................         302         824         905          715        1,322
  Other (expense)-net..................................         (70)       (100)        (38)        (254)         (89)
                                                         -----------  ---------  -----------  -----------  -----------
  Income before income taxes...........................         232         724         867          461        1,233
  Provision for income taxes*..........................          96         294         391          195          575
                                                         -----------  ---------  -----------  -----------  -----------
  NET INCOME...........................................   $     136   $     430   $     476    $     266    $     658
                                                         -----------  ---------  -----------  -----------  -----------
  Net income per share.................................   $    0.04   $    0.14   $    0.12    $    0.09    $    0.16
                                                         -----------  ---------  -----------  -----------  -----------
  Weighted number of common shares outstanding.........       3,092       3,092       3,998        3,092        3,998
                                                         -----------  ---------  -----------  -----------  -----------
                                                         -----------  ---------  -----------  -----------  -----------


------------------------

*   Historical or pro forma as applicable

                                                                                                           JUNE 30,
                                                                                                             1996
                                                                             DECEMBER 31, 1996            -----------
                                                                   -------------------------------------
                                                                                              PRO FORMA
                                                                                             -----------
                                                                   HISTORICAL    PRO FORMA                HISTORICAL
                                                                   -----------  -----------  AS ADJUSTED  -----------

                                                                                 (DOLLARS IN THOUSANDS)
Balance sheet data:
  Cash and cash equivalents......................................   $   1,333    $   1,059    $   3,905    $     212
  Working capital (deficiency)...................................      (2,278)      (1,490)       1,356       (2,381)
  Total assets...................................................      10,159       15,136       17,696        9,614
  Short-term borrowings..........................................         914          504          504        2,580
  Total long-term debt excluding current maturities..............          79          127          127          102
  Total stockholders' equity.....................................         994        5,585        8,145          487

                                  RISK FACTORS

    The Securities offered hereby are speculative and involve a high degree of risk. Prospective purchasers should consider carefully the risk factors set forth below, as well as other information contained in the Prospectus, before making an investment decision.

LACK OF OPERATING HISTORY

    LHG only commenced operation of the Facilities which form the core of the Company's business in July 1995. LHG had a net income of $461,000 and $232,000 (historical) and $266,000 and $136,000 (pro forma) for the year ended June 30, 1996 and the six months ended December 31, 1996, respectively. PRN has been operating since September 1981, but will not be acquired or operated by the Company until the Effective Date. PRN had a net income of $193,000 and $451,000 and $263,000 (historical) and $135,000 and $308,000 and $174,000 (pro forma) for the years ended June 30, 1995 and 1996 and the six months ended December 31, 1996, respectively. BALZ was formed in October 1995 and commenced operations on November 1, 1995 but will not be acquired or operated by the Company until immediately prior to the Effective Date. BALZ had a net income of $214,000 and $185,000 for the eight months ended June 30, 1996, and the six months ended December 31, 1996 respectively. The principal officers of PRN and BALZ are officers of the Company. Certain shareholders of BALZ and PRN are affiliates of the Company. See "Certain Transactions." LEV, which is a wholly-owned subsidiary of the Company, was only recently formed and has not generated any significant revenues. There can be no assurance that the Company will continue to be operated profitably or be able to successfully integrate acquired operations. See the financial statements and the related notes thereto included elsewhere in this Prospectus.

WORKING CAPITAL DEFICIENCY: EXPLANATORY PARAGRAPH IN INDEPENDENT AUDITOR'S
  REPORT


    LHG had a working capital deficiency of $2,381,000 and $2,278,000 at June 30, 1996 and December 31, 1996, respectively. LHG's independent certified public accountants have included an explanatory paragraph in their report on LHG's financial statements for the year ended June 30, 1996. The Company believes that its ability to continue as a going concern is dependent on its ability to materially reduce future outlays for non-current assets and to increase the occupancy levels at the Facilities, as well as the Company's receipt of the net proceeds of this Offering of which $1,660,200 has been allocated to working capital. In addition, the Company believes that the acquisitions of BALZ and PRN will improve its working capital position since both are cash flow positive and that since it has no plans to enter into a significant lease, the Company does not foresee incurring cash outlays in such magnitude as the security deposit ($2,282,000) incurred in the period ended June 30, 1996. In the event that LHG is not able to effect such plans, it may not be able to continue as a going concern. LHG's ability to continue as a going concern is dependent on their receipt of the net proceeds of the Offering or other alternative financing. As of December 31, 1996, LHG had total current assets of $6,087,000 and total current liabilities of $8,365,000. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by companies at this stage of development, many of which may be beyond the Company's control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto included elsewhere in this Prospectus.


NEED FOR ADDITIONAL FINANCING


    The Company believes that the proceeds of the Offering, together with operating revenues and cash flow from BALZ and PRN, which are not currently operated or controlled by the Company, will be sufficient to finance the Company's working capital requirements for a period of at least 12 months following the completion of this Offering. Management estimates that BALZ and PRN, based on historical and projected earnings will contribute approximately $750,000 to the Company's operations during the twelve months following the Offering. In addition, the Company intends to utilize approximately $1,660,200 of the net proceeds of the Offering for working capital. See "Business--Company Strategy."

The continued expansion and operation of the Company's business beyond such 12 month period and its ability to make any acquisitions may be dependent upon its ability to obtain additional financing. There can be no assurance that additional financing will be available on terms acceptable to the Company, or at all. In the event that the Company is unable to obtain additional financing as it becomes necessary, the Company may not be able to achieve all of its business plans. In addition, the nature of the Company's business requires it to carry significant accounts receivable. The pro forma balance sheet as of December 31, 1996 included accounts receivable of approximately $5,670,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


BROAD DISCRETION IN APPLICATION OF PROCEEDS


    Approximately $1,660,200 (36%) of the net proceeds of this Offering will be applied to working capital and general corporate purposes. In addition, the Company may utilize a portion of the net proceeds of this Offering currently allocated to working capital for potential acquisitions. Stockholders of the Company may have no opportunity to approve specific acquisitions or to review the financial condition of any potential target. Accordingly, management of the Company will have broad discretion over the use of such proceeds. See "Use of Proceeds" and "Business--Business Strategy."


POSSIBLE INABILITY TO CONSUMMATE ACQUISITIONS AND SUCCESSFULLY INTEGRATE
  ACQUIRED OPERATIONS

    A key element of the Company's strategy for the future, is expansion through the acquisition and development of long-term care facilities and complementary business. Historically, LLC has experienced working capital deficiencies. In the event that the acquisitions of PRN and BALZ, as well as the receipt of the net proceeds of the Offering do not adequately address the Company's working capital deficiency there can be no assurance that the Company will have sufficient resources to effect its strategy. In addition, except for the agreements to acquire all of the capital stock of PRN and BALZ, the Company has not entered into any agreements to acquire any businesses. There can be no assurance that future suitable acquisition candidates will be identified, that acquisitions can be consummated or that the Company can develop complementary businesses, that can be operated profitably or integrated successfully into the Company's operations.

    Growth in the Company's operations entails certain risks. In order to integrate new facilities into the Company's operations, the Company will be required to expend significant management and financial resources. There can be no assurance that the Company will be able to successfully integrate new facilities into the Company's operations or that the Company's management techniques will continue to be effective in a larger organization. In addition, growth through acquisition entails certain risks. The Company seeks to minimize these risks through the due diligence and documentation process undertaken in connection with its acquisitions. Notwithstanding the Company's due diligence investigation when it undertakes acquisitions, there can be no assurance that environmental and other contingent or actual liabilities do not exist which could have a material adverse effect on the Company. See "Business--Company Strategy."

POSSIBLE INABILITY TO DEVELOP AND EXPAND ANCILLARY SERVICES


    A significant aspect of the Company's operating strategy is the expansion of its rehabilitation therapy services. While the Company has offered rehabilitation therapy at its nursing homes, the Company recently formed LEV to provide rehabilitative therapy services to the Facilities, the Managed Facilities, non-affiliated long-term care facilities and patients at their homes. The Company's plans include forming an institutional pharmacy. There can be no assurance that such expansion will occur, or in the event that it does occur, that any expanded operations will be successful. The Company intends to utilize approximately $300,000 of the net proceeds of the Offering, to expand LEV and $400,000 to develop an institutional pharmacy which the Company believes is sufficient to expand LEV and to form the institutional pharmacy. The Company plans to develop and expand other services and to provide such ancillary services to the

Company's Facilities, the Managed Facilities and to nonaffiliated long-term care facilities. There can be no assurance that the Company will have the necessary resources in order to achieve such expansion or that such expansion will occur or be successful. See "Use of Proceeds" and "Business--Company Strategy."

DEPENDENCE UPON THIRD PARTY PAYORS; GEOGRAPHIC CONCENTRATION OF THIRD PARTY
  PAYORS


    LHG typically receives a higher rate for services to private pay and Medicare patients than for services to patients eligible for assistance under Medicaid programs. For the year ended June 30, 1996 and the six months ended December 31, 1996, LHG derived approximately 89% and 89% of its net patient revenues from Medicaid and Medicare and 11% and 11% from private and other pay sources, respectively. For the year ended June 30, 1996 BALZ derived 80% of its revenues from Medicare and 20% from private pay sources and Medicaid. For the six months ended December 31, 1996, BALZ derived approximately 80% of its revenues from Medicare and 20% from private pay sources and Medicaid. For the years ended June 30, 1996 and the six months ended December 31, 1996, PRN derived approximately 38% and 27% of its revenues from private pay sources and 62% and 73% from Medicaid and Medicare, respectively.


    Changes in the number of private pay patients and changes among different private pay sources could significantly affect the profitability of the Company. In order to control escalating healthcare costs, various third party payors have instituted proposals to limit reimbursement levels for specific services provided. There can be no assurance that the Company will continue to attract and retain private patients or maintain a favorable payor mix.

    Any adverse change in the regulatory environment or the reimbursement rates paid under the Medicaid program in the states in which the Company currently operates, particularly in Connecticut and the states that it may operate in the future, could have a material adverse effect on the Company. See
"Business--Sources of Revenues" and "Business--Government Regulation."

GOVERNMENT REGULATION

    The federal government and the states in which the Company operates regulate various aspects of the Company's business. In addition to the regulation of Medicaid and Medicare reimbursement rates described herein under the captions "Business--Sources of Revenues" and "Business--Government Regulation" the development and operation of nursing homes and the provision of nursing long-term and subacute services are subject to federal, state and local licensure and certification laws regulate many aspects of a facility, including the number of beds, the provision of services, the distribution of pharmaceuticals, equipment, staffing requirements, operating policies and procedures, fire prevention measures and compliance with building and safety codes and environmental laws. The Company believes that it is in compliance with all applicable laws and regulations and has all required licenses to conduct its business. There can be no assurance that federal, state or local governments will not impose additional restrictions on the Company's activities which might adversely affect the Company's business. The failure to maintain or renew any required regulatory approvals or licenses could adversely affect the Company's ability to provide its services and receive reimbursement of its expenses. Long-term care facilities are subject to periodic inspection by government authorities to assure compliance with the various standards established for continued licensing under state law and certification under the Medicaid or Medicare programs. Failure to comply with these standards could result in the imposition of fines, temporary suspension of admission of new patients, suspension or decertification under the Medicaid or Medicare program, restrictions on the ability to acquire new facilities and, in extreme cases, revocation of the facility's license or closure of a facility. There can be no assurance that the facilities owned, leased or managed by the Company, or the provision of services and supplies by the Company, will initially meet or continue to meet the requirements for participation in the Medicaid or Medicare programs.

    Many states, including Connecticut, have adopted a moratorium on the opening of any new facilities. Most states have adopted Certificate of Need or similar laws which generally require that the appropriate state regulatory agency approve the construction or acquisition of, or the addition of beds or services, to long-term care facility. To the extent that a Certificate of Need or other similar approval is required for the acquisition or construction of new facilities or the expansion of beds, services or existing facilities, the Company could be adversely affected by the failure or inability to obtain such approval, changes in the standards applicable to such approval and possible delays and expenses associated with obtaining such approval. In addition, in most states the reduction of beds or the closure of a facility requires the approval of the appropriate state regulatory agency and, if the Company were to determine to reduce beds or close a facility, the Company could be adversely affected by a failure to obtain or a delay in obtaining such approval. See "Business--Government Regulation."

POTENTIAL ADVERSE EFFECT OF HEALTHCARE REFORM

    Various branches of government have proposed a major restructuring of the healthcare system in the United States with a view toward, among other things, slowing the overall rate of growth in healthcare expenditures and extending healthcare coverage by either private insurance or government programs to currently uninsured individuals. The Company is unable to predict the impact of healthcare reform proposals on the Company or its stock price; however, it is possible that such proposals could have a material adverse effect on the Company. Any changes in reimbursement levels under Medicaid and Medicare and any changes in applicable government regulations could significantly affect the profitability of the Company. Various cost containment measures adopted by governmental pay sources have begun to limit the scope and amount of reimbursable healthcare expenses. Furthermore, governmental programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially affect the rate of payments to facilities operated by the Company. Therefore, there can be no assurance that payments under governmental payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs of providing services to patients eligible for assistance under such programs. See "Business--Sources of Revenues" and "Business--Government Regulation."

COMPETITION

    The long-term care industry in particular and the healthcare industry in general, is highly competitive. The Company competes with other providers on the basis of the breadth and quality of its services, the quality of its facilities and price. The Company also competes in the recruitment and retention of qualified healthcare personnel and the acquisition and development of additional facilities. The Company's current and potential competitors include national, regional and local operators of long-term care facilities, as well as acute care hospitals and rehabilitation hospitals, many of which have significantly greater financial and other resources than the Company. In addition, the Company competes with a number of non-profit organizations and similar businesses which can finance capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company. There can be no assurance that the Company will not encounter increased competition in the future which could adversely affect the Company's operating results, particularly if existing restrictive policies relating to the issuance of Certificates of Need are relaxed or the moratorium in Connecticut is lifted. See "Business--Competition."

DEPENDENCE UPON KEY PERSONNEL

    The success of the Company and its growth strategy is dependent upon the experience, abilities and continued services of a small group of key management personnel, particularly Harry Dermer and Jack Friedler, the Company's President and Chief Executive Officer, respectively. The loss of services of any of these individuals could have a material adverse effect on the Company. The Company has entered into five year employment agreements with each of Messrs. Friedler and Dermer which are effective as of the Effective Date. While the Company's management has substantial experience in the nursing home business, no assurance can be given that such prior experience will assure the Company's success. The

Company is the owner and beneficiary of key-man life insurance policies each in the amount of $1,000,000 on the lives of Mr. Friedler and Mr. Dermer. There can be no assurance that the proceeds of such policies would adequately compensate the Company for the loss of Mr. Dermer's or Mr. Friedler's services. See "Management."

POTENTIAL SHORTAGE OF QUALIFIED HEALTHCARE PERSONNEL

    At times during recent years, the healthcare industry has experienced a shortage of qualified healthcare personnel. To date, the Company has been able to staff its facilities appropriately with such personnel in order to maintain its standards for quality care. However, no assurance can be given that the Company will not be adversely affected by staffing shortages in the future. See "Business--Employees."

CONFLICTS FROM RELATED PARTY TRANSACTIONS


    The Facilities are leased from Fairfield Group Health Centers Limited Partnership ("Fairfield"), a partnership of which Jack Friedler, the Company's Chief Executive Officer, principal stockholder and a director is a limited partner. Fairfield has informed the Company that other entities were willing to lease such premises on substantially the same terms as the Company's current lease. The Managed Facility in Connecticut is owned by Jack Friedler and his wife. Suzanne Nettleton, who will be an officer of the Company upon consummation of the acquisition, will receive $540,000 of the net proceeds of the Offering. The Company is acquiring BALZ and PRN neither of which are currently operated or controlled by the Company, from their respective stockholders, some of whom are stockholders of the Company. BALZ is owned 20% by Harry Dermer, the Company's President, 24% by Jack Friedler, the Company's Chief Executive Officer and principal stockholder and 20% by Mary Archambalt, the Company's Secretary who will become an executive vice president of the Company upon completion of the acquisition. PRN is owned 25% by Jack Frieder and 25% by Suzanne Nettleton. The remaining 50% of PRN is owned by two individuals who collectively own 66.66% of Fairfield. The Company believes that the acquisition prices for BALZ and PRN are favorable considering their historical and projected earnings. In addition, approximately 42%, of BALZ' revenues from its inception through December 31, 1996 have been derived from sales to the Facilities and the Managed Facilities and 19% have been derived from sales to nursing homes owned by affiliates of shareholders of BALZ who are not affiliated with the Company. The Company leases its executive offices from a Company controlled by Jack Friedler and his wife, who have informed that Company that other parties had sought to lease the offices on similar terms. The Company believes the terms of its leases and its management agreement, are as favorable to the Company as those that could have been obtained from nonaffiliated parties. However, the Company's contractual relationship with entities affiliated with members of the Board of Directors create potential conflicts of interest. The Company did not obtain independent appraisals in connection with the related transactions. There can be no assurance that these contractual relationships with members of the Board of Directors and their affiliates will not create an actual conflict of interest. Furthermore, no independent fairness opinions were received with respect to any of the foregoing transactions. In the future, all related party transactions will be approved by the Company's directors who are not related to the party transacting with the Company. In the event that the Company enters into negotiations to acquire any business or assets of a related party it will secure an independent appraisal. See "Certain Transactions."


IMMEDIATE AND SUBSTANTIAL DILUTION; PURCHASE OF COMMON STOCK BY EXISTING
  STOCKHOLDERS AT PRICES BELOW THE OFFERING PRICE


    This Offering involves an immediate and substantial dilution to investors. Based upon an initial public offering price of $5.00 per Share and $.10 per Warrant, purchasers of Shares and Warrants in the Offering will incur an immediate dilution of $3.77 per Share in the net tangible book value of their investment from the initial public offering price, which dilution amounts to approximately 74% of the initial public offering price per Share. As a further result of the acquisitions of BALZ and PRN, purchasers of Shares and

Warrants in the Offering will incur an immediate dilution of $4.15 per Share in the net tangible book value of their investment from the initial public offering price, which dilution amounts to approximately 81% of the initial public offering price per Share. Investors in the Offering will pay $5.00 per Share, as compared with an average cash price of $.11 per share of Common Stock paid by existing stockholders. See "Dilution."


POSSIBLE INADEQUACY OF GENERAL LIABILITY INSURANCE

    As is typical in the health care industry, the Company is subject to claims by patients and others in the ordinary course of its business. The Company maintains general liability insurance in amounts and with such coverages and deductibles that are deemed appropriate by management. Although the cost of such liability insurance has not significantly increased in recent years, there can be no assurance that such insurance will continue to be available at acceptable costs or that claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance will not be asserted against the Company. See "Business--Insurance."

CONTROL BY CURRENT PRINCIPAL STOCKHOLDERS


    Upon completion of the Offering, the Company's officers and directors and their affiliates will beneficially own approximately 60% of the outstanding shares of Common Stock. Consequently, such stockholders will have voting control of the Company, and as a practical matter will be able to determine the outcome of most corporate actions requiring stockholder approval, including the election of the Company's Board of Directors and approval of the Company's policies. See "Principal Stockholders" and "Description of Securities."


SHARES ELIGIBLE FOR FUTURE SALE


    Of the 4,600,000 shares of Common stock of the Company outstanding as of the date of this Prospectus, including the shares to be issued in connection with the acquisitions of BALZ and PRN, 3,500,000 shares are "restricted securities," which are owned by "affiliates" of the Company, as those terms are defined in Rule 144 promulgated under the Securities Act. Absent registration under the Securities Act, a portion of the "restricted securities" will be eligible for resale under Rule 144 commencing in June 1997 and a portion will be eligible two years (which period will become one year commencing April 29, 1997) from the Effective Date. In general, under Rule 144, subject to satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least two years (which period will become one year commencing April 29, 1997) is entitled to sell in brokerage transactions, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Rule 144 also permits a person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least three years (which period will become two years commencing April 29, 1997) to sell such shares without regard to any of the volume limitations as described above. All of the Company's existing stockholders, have agreed not to sell or otherwise dispose of any of their shares of Common Stock now owned for a period of twenty-four months from the Effective Date, without the prior written consent of the Underwriter. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Company's securities prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. See "Shares Eligible for Future Sale."

NO DIVIDENDS AND NONE ANTICIPATED

    To date, no dividends have been declared or paid on the Common Stock, and the Company does not anticipate declaring or paying any dividends to its stockholders in the foreseeable future, but rather intends to reinvest profits, if any, in the development and expansion of its business. See "Dividends."

LACK OF MARKET; POSSIBLE VOLATILITY OF STOCK PRICE; ARBITRARY DETERMINATION OF
  OFFERING PRICE

    Prior to this Offering, there has been no public market for and there can be no assurance that an active market in the Company's Common Stock and/or Warrants will develop or be sustained after this Offering. Accordingly, purchasers of the Shares and/or Warrants may experience difficulty selling or otherwise disposing of such Shares and/or Warrants. The price of the Shares and/or Warrants and the exercise price and other terms of the Warrants being offered hereby were determined by negotiations between the Company and the Underwriter and are not necessarily related to the Company's assets, earnings, book value per share, its results of operations or any other generally accepted criteria of value and should not be construed as indicative of their value. See "Underwriting."

    The stock market has, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of any particular company. In addition, the market prices of the securities of many publicly-traded companies in the health care industry have in the past been, and can in the future be expected to be, especially volatile. Various factors and events, including future announcements of new service offerings by the Company or its competitors, developments or disputes concerning, among other things, regulatory developments in the United States, and economic and other external factors, as well as fluctuations in the Company's financial results, could have a significant impact on the market price of the Company's securities.


NASDAQ ELIGIBILITY AND MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF COMMON
  STOCK FROM
  NASDAQ MARKET


    The Company has applied for listing of the Common Stock on Nasdaq, subject to completion of this Offering. The Commission has approved rules imposing criteria for listing of securities on Nasdaq, including standards for maintenance of such listing. In order to qualify for initial quotation of securities on Nasdaq, a company, among other things, must have at least $4,000,000 in net tangible assets, $3,000,000 in market value of the public float and a minimum bid price of $5.00 per share. For continued listing, a company, among other things, must have $1,000,000 in net tangible assets, $1,000,000 in market value of securities in the public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy Nasdaq's maintenance criteria in the future, its securities may be delisted from Nasdaq. In such event, the Company would seek to list its securities on the Nasdaq SmallCap Market, however, if it was unsuccessful, trading, if any, in the Company's securities would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the OTC Bulletin Board. As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Company's securities.


PENNY STOCK REGULATION



    In the event that the Company is unable to satisfy the maintenance requirements for the NASDAQ National Market and its Common Stock falls below the minimum bid price of $5.00 per share for the initial quotation, the Company would seek to list its securities on the NASDAQ Small Capitalization Market. If it was unsuccessful, trading would be conducted on the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on NASDAQ, or the Company's having a minimum of $2,000,000 in stockholders' equity, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for non-NASDAQ and non-exchange listed securities. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.



    The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ, and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.



    If the Company's Common Stock were to become subject to the regulations applicable to penny stocks, the market liquidity for the Common Stock would be severely affected, limiting the ability of broker-dealers to sell the Common Stock and the ability of purchasers in this Offering to sell their Common Stock in the secondary market. There is no assurance that trading in the Common Stock will not be subject to these or other regulations that would adversely affect the market for such securities.


RELATIONSHIP OF UNDERWRITER TO TRADING


    The Underwriter may act as a broker or dealer with respect to the purchase or sale of the Common Stock and the Warrants in the over-the-counter market where each is expected to trade. The Underwriter also has the right to act as the Company's exclusive agent in connection with any future solicitation of Warrantholders to exercise their Warrants. Regulation M, which was recently adopted to replace Rule 10b-6, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may prohibit the Underwriter from engaging in any market-making activities with regard to the Company's securities for a period of up to five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriter and solicitating broker/dealers may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities.


LACK OF EXPERIENCE OF UNDERWRITER

    The Underwriter was organized in March 1995, was first registered as a broker dealer in December 1995, and became a member firm of the NASD in December 1995. The Underwriter is principally engaged in retail brokerage and market making activities and various corporate finance projects. Although the Underwriter has acted as a placement agent in private offerings and has participated as a member of the underwriting syndicate or as a selected dealer in four prior public offerings, it only has acted as the lead managing underwriter in one prior public offering and has co-managed two other public offerings. No assurance can be given that the Underwriter's lack of experience as a lead managing underwriter of public offerings will not adversely affect the Offering and the subsequent development of a liquid public trading market in the Company's securities.

POSSIBLE ADVERSE EFFECT OF REDEMPTION OF WARRANTS

    Commencing on the first anniversary of the Effective Date of this Prospectus, the Warrants are subject to redemption by the Company at $.05 per Warrant on 30 days' written notice; provided, that the closing bid price of the Company's Common Stock, as reported on Nasdaq or any other national securities exchange, for 20 consecutive trading days ending within 10 days of the notice of redemption equals or exceeds $10.00 per share. In the event the Company elects to redeem the Warrants, such Warrants would be exercisable until the close of business on the date fixed for redemption in such notice. If any Warrant called for redemption is not exercised by such date, it will cease to be exercisable and the holder will be entitled only to the nominal redemption price. Because holders of Warrants may not exercise their Warrants unless the Company delivers a "current" prospectus to such holders, the Company will not redeem the Warrants unless it can deliver, concurrently with the notice of redemption, a "current" prospectus. See "Description of Securities--Warrants."

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE THE
  WARRANTS


    The Warrants offered hereby are not exercisable unless, at the time of exercise, (i) there is a current prospectus relating to the Common Stock issuable upon the exercise of the Warrants under an effective registration statement filed with the Securities and Exchange Commission, and (ii) such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws in the jurisdictions in which the various holders of Warrants reside. There can be no assurance, however, that the Company will be successful in maintaining a current registration statement. After a registration statement becomes effective, it may require updating by the filing of a post-effective amendment. A post-effective amendment is required (i) any time after nine months subsequent to the effective date when any information contained in the prospectus is over sixteen months old, (ii) when facts or events have occurred which represent a fundamental change in the information contained in the registration statement, or (iii) when any material change occurs in the information relating to the plan of distribution of the securities registered by such registration statement. The Company anticipates that this Registration Statement will remain effective for at least nine (9) months
following the date of this Prospectus or until      , 1998, assuming a post-
effective amendment is not filed by the Company. The Warrants will be separately tradeable and separately transferable from the Common Stock offered hereby immediately commencing on the date of this Prospectus. The Company intends to qualify the Warrants and the shares of Common Stock issuable upon exercise of the Warrants in a limited number of states, although certain exemptions under state securities ("blue sky") laws may permit the Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified. The Company will be prevented, however, from issuing shares of Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants. The Company may decide not to seek, or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the holders of the Warrants reside. In such a case, the Warrants of those holders will expire and have a no value if such Warrants cannot be exercised or sold. See "Description of Securities."


POSSIBLE ADVERSE EFFECT OF ISSUANCE OF PREFERRED STOCK

    The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of "blank check" preferred stock, $.01 par value ("Preferred Stock"), with such designations, rights and preferences as may be determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without further stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company has no current plans to issue any shares of Preferred Stock. See "Description of Securities."

                                    DILUTION


    Dilution represents the difference between the initial public offering price paid by the purchasers in the Offering and the net tangible book value per share immediately after completion of the Offering. Net tangible book value per share represents the amount of the Company's total assets minus the amount of its liabilities and intangible assets divided by the number of shares of Common Stock outstanding. The net tangible book value of the Company as of December 31, 1996 was $648,000 or $0.21 per share of Common Stock based on the 3,092,000 shares of Common Stock outstanding as of such date. After giving effect to the receipt of the net proceeds (estimated to be approximately $4,633,200) from the sale of the Shares and Warrants offered hereby at an initial offering price of $5.00 per Share and $.10 per Warrant, the net tangible book value of the Company at December 31, 1996 would have been $5,567,200 or $1.33 per share of Common Stock. This represents an immediate increase in net tangible book value of $1.12 per share to the existing stockholders and an immediate dilution to new investors of $3.77 per Share, which amounts to approximately 74% of the initial public offering price per Share and per Warrant considered in the aggregate.



    As a further result of the acquisitions of BALZ and PRN, the net tangible book value of the Company at December 31, 1996 would have been $4,366,200 or $0.95 per share of Common Stock. This represents an immediate increase in net tangible book value of $.74 per share to the existing stockholders and an immediate dilution to new investors of $4.15 per share which amounts to approximately 81% of the initial public offering price per Share and per Warrant considered in aggregate. A substantial portion of the increased dilution from the acquisition of BALZ and PRN is related to the goodwill that arises from the acquisitions.


    The following table illustrates the per share dilution to new investors with and without the acquisition of BALZ and PRN:


                                                                      WITHOUT
                                                                   REGARD TO THE   INCLUDING THE
                                                                    ACQUISITION     ACQUISITION
                                                                    OF BALZ AND     OF BALZ AND
                                                                        PRN             PRN
                                                                   -------------  ---------------
Assumed public offering per share of Common Stock and Warrant
  (combined).....................................................    $    5.10       $    5.10
                                                                         -----           -----
Adjusted net tangible book value per share of Common Stock at
  December 31, 1996..............................................         0.21            0.21
Increase per share attributable to new investors.................         1.12            0.74
                                                                         -----           -----
Net tangible book value per share of Common Stock after the
  offering.......................................................         1.33            0.95
                                                                         -----           -----
Dilution to new investors........................................    $    3.77       $    4.15
                                                                         -----           -----
                                                                         -----           -----


    The following table compares (i) the aggregate number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid for such shares by existing stockholders, with (ii) the number of shares to be sold by the Company pursuant to this Prospectus and the total consideration to be paid therefor under this Offering.


                                                                                   TOTAL CONSIDERATION
                                                            SHARES PURCHASED              PAID              AVERAGE
                                                          ---------------------  -----------------------     PRICE
                                                            NUMBER     PERCENT      AMOUNT      PERCENT    PER SHARE
                                                          ----------  ---------  ------------  ---------  -----------
Existing Shareholders...................................   3,092,000      73.76% $    336,000       5.76%  $     .11
New Investors...........................................   1,100,000      26.24%    5,500,000      94.24%  $    5.00
                                                          ----------  ---------  ------------  ---------       -----
Total...................................................   4,192,000     100.00% $  5,836,000     100.00%  $    1.39
                                                          ----------  ---------  ------------  ---------       -----
                                                          ----------  ---------  ------------  ---------       -----

                                USE OF PROCEEDS


    The net proceeds to be received by the Company from the sale of the Securities offered hereby at public offering prices of $5.00 per Share and $.10 per Warrant, after deducting underwriting discounts and expenses payable by the Company, are estimated to be approximately $4,633,200, ($5,380,980 if the Over-allotment Option is exercised in full). The Company presently intends to use the net proceeds as follows:



                                                                                        APPROXIMATE   PERCENTAGE OF
APPLICATION OF PROCEEDS                                                                    AMOUNT     NET PROCEEDS
--------------------------------------------------------------------------------------  ------------  -------------
PRN acquisition(1)....................................................................  $  1,620,000        34.97%
Repayment of Indebtedness(2)..........................................................       453,000         9.78
Establishment of Institutional Pharmacy(3)............................................       400,000         8.63
Expansion of LEV Rehab Services(4)....................................................       300,000         6.47
Capital Expenditures to Nursing Home(5)...............................................       200,000         4.32
Working Capital(6)....................................................................     1,660,200        35.83
                                                                                        ------------       ------
    Total.............................................................................  $  4,633,200       100.00%
                                                                                        ------------       ------
                                                                                        ------------       ------


------------------------


(1) Reflects payment in full of the cash portion of the acquisition of PRN. Of such amounts, $540,000 is payable to Suzanne Nettleton, who will become the Company's Executive Vice President. Upon the consummation of the acquisition. This obligation is payable in full upon the closing of this Offering. The remainder of the purchase price for PRN will be paid by issuing 108,000 shares of the Company's Common Stock (valued at $540,000 based on the public offering price of $5.00 per share) to Jack Friedler, the Company's Chief Executive Officer and Principal Stockholder. In connection with the acquisition, PRN will distribute 100% of its book value to its shareholders. The purchase price was arrived at by negotiations between the Company and the shareholders of PRN who are not affiliated with the Company. See "Business--PRN Acquisition" and "Certain Transactions."



(2) The Company intends to repay all of its outstanding indebtedness owed to a non-affiliated lender, which as of February 28, 1997 amounted to an aggregate of $300,000. The loan bears interest at an annual rate of 15% and is due on the consummation of this Offering. The proceeds of this loan made in May 1996 were used for working capital. The Company intends to repay an aggregate of $153,000 owed to Beverly Enterprises, Inc. This promissory note bears interest at 12% and is to be paid out of the net proceeds of this Offering. The proceeds of the loan made in November 1995 were used for working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



(3) Includes the cost of renting a suitable facility, leasehold improvements on the facility, and purchasing a specially designed pharmacy computer system and other equipment and working capital for the pharmacy.



(4) Includes costs related to expanding into the provision of rehabilitative services at homes and into the State of Massachusetts, primarily the hiring of personnel.



(5) The Company intends to utilize this portion of the net proceeds of the Offering for leasehold improvements and rehabilitation equipment at its Fairfield Manor subacute unit and County Manor facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations"



(6) The Company may seek to utilize funds allocated to working capital for business or product acquisitions. The Company may seek to acquire, where feasible, companies whose businesses are compatible with those of the Company. The Company does not currently have any agreements, commitments or arrangements with respect to any proposed acquisitions other than PRN and BALZ, and no assurance can be given that any acquisition opportunity will be consummated in the future.

    Includes $100,000 to be paid to the Underwriter pursuant to the three-year financial advisory agreement, all of which is payable upon consummation of the Offering.

    The foregoing represents the Company's best estimate of the allocation of the net proceeds of the Offering, based upon the current status of its operations and anticipated business plans and certain assumptions regarding industry conditions and the Company's future revenue and expenditures. It is possible, however, that the application of funds will differ considerably from the estimates set forth herein due to changes in the economic climate and/or the Company's planned business operations or unanticipated complications, delays and expenses, as well as any potential acquisitions that the Company may consummate, although no specific acquisition has been identified. Any reallocation of the net proceeds will be at the discretion of the Board of Directors of the Company.


    Any additional net proceeds realized from the exercise of the Over-allotment Option (up to $747,780) will be added to the Company's working capital.


    Pending application, the net proceeds will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

    The Company estimates that the net proceeds from this Offering, together with income from operations, including the incomes from PRN and BALZ, will be sufficient to meet the Company's liquidity and working capital requirements for a period of at least 12 months from the completion of this Offering. In the event that the Company consummates any acquisition, such funds will be derived from the funds currently allocated to working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION


    The following table sets forth the actual short-term debt and capitalization of the Company (i) at December 31, 1996, (ii) pro forma as adjusted to reflect 300,000 shares of Common Stock issued to purchase BALZ, the issuance of 108,000 shares of Common Stock for the non-cash portion of the purchase price of PRN, as if such acquisitions had been consummated as of December 31, 1996, the sale of the 1,100,000 Shares and 1,650,000Warrants being offered hereby and the application of $453,000 of the net proceeds therefrom to repay certain indebtedness as described (see "Use of Proceeds"). The pro forma as adjusted includes adjustment for deferred tax benefits, the write off of financing costs on the repayment of certain debt and the reclassification of the Company's undistributed earnings to additional paid-in capital. This table should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.



                                                                           DECEMBER 31, 1996
                                                                             (IN THOUSANDS)
                                                                         ----------------------
                                                                                     PRO FORMA
                                                                          ACTUAL    AS ADJUSTED
                                                                         ---------  -----------
Short-term debt:
  Notes payable and current portion of long-term debt..................  $     914   $     504
                                                                         ---------  -----------
                                                                         ---------  -----------
Long-term debt, excluding current portion..............................  $      79   $     127
                                                                         ---------  -----------
Stockholders' equity: (1)
  Preferred Stock, $.01 par value, 1,000,000 authorized; none issued and outstanding
  Common Stock, $.01 par value, 15,000,000 authorized; 3,092,000 shares issued and outstanding, actual 4,600,000 shares issued and
    outstanding, pro forma as adjusted.................................         31          46
  Additional paid-in capital...........................................        270       8,099
  Members' Undistributed Earnings/Retained earnings....................        693           0
                                                                         ---------  -----------
      Total stockholders' equity.......................................        994       8,145
                                                                         ---------  -----------
        Total capitalization...........................................  $   1,073   $   8,272
                                                                         ---------  -----------
                                                                         ---------  -----------


------------------------

(1) Does not include any shares issuable upon exercise of outstanding warrants.

                                DIVIDEND POLICY

    The Company has no present intention of paying any dividends on the Common Stock in the foreseeable future, as it intends to reinvest profits, if any, in the development and expansion of its business. The payment by the Company of dividends, if any, in the future, rests solely within the discretion of its Board of Directors and will depend upon, among other things, the Company's earnings, capital requirements and financial condition, as well as other factors deemed relevant by the Company's Board of Directors. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders may also limit the Company's ability to pay dividends.

                        LEXINGTON HEALTHCARE GROUP, INC.

                            SELECTED FINANCIAL DATA


    The following table presents, for the periods and dates indicated, summary historical, pro forma and pro forma as adjusted financial data of the Company. The pro forma condensed statement of operations data for the period July 1, 1995 (commencement of operations) to June 30, 1996 and for the six months ended December 31, 1996 gives effect to the acquisition of PRN and BALZ as if the acquisition had been consummated as of July 1, 1995. The pro forma condensed statement of operations data for the six months ended December 31, 1996 also gives effect to the sale of 109,000 shares of Common Stock and Warrants offered hereby by the Company at an offering price of $5.00 per Share and $.10 per Warrant and the application of the net proceeds therefrom to repay certain indebtedness in the amount of $453,000 as described under "Use of Proceeds" as if such transaction had occurred on July 1, 1996.



    The pro forma balance sheet data reflects the transactions indicated below as if they had occurred on December 31, 1996: (1) the acquisitions of BALZ and PRN (the "Acquired Companies") for (i) 408,000 shares of Common Stock and (ii) cash of $1,620,000, payable from the net proceeds arising from the sale of 389,000 shares of Common Stock and Warrants, (2) payment of a cash dividend estimated at $485,000 to the stockholders of PRN representing its net book value and (3) the assumed repayment of $453,000 of certain short term notes payable from the net proceeds arising from the sale of 109,000 shares of Common Stock and Warrants at an offering price of $5.00 per share and $0.10 per Warrant. See "Use of Proceeds". The acquisitions are accounted for as purchases. The pro forma as adjusted balance sheet data at December 31, 1996 also gives effect to the sale of the balance of 602,000 Shares of Common Stock and the balance of 1,152,000 Warrants offered hereby by the Company at an offering price of $5.00 per Share and $.10 per Warrant.


    This information should be read in conjunction with "Capitalization," "Summary Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," Pro Forma Unaudited Condensed Financial Information and the Company's Financial Statements and the notes thereto, each included elsewhere herein. The pro forma data set forth below is not necessarily indicative of what the actual results of operations would have been had the transactions occurred at the dates referred to above, nor do they purport to indicate the results of future operations.


                                                            SIX MONTHS ENDED DECEMBER 31,
                                                         -----------------------------------
                                                                                                    JULY 1, 1995
                                                            1996        1995        1996          (COMMENCEMENT OF
                                                         -----------  ---------  -----------       OPERATIONS TO)
                                                                                                   JUNE 30, 1996
                                                                                              ------------------------
                                                                     (UNAUDITED)
                                                               HISTORICAL         PRO FORMA   HISTORICAL    PRO FORMA
                                                         ----------------------  -----------  -----------  -----------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
  Net revenue..........................................   $  17,447   $  16,939   $  20,195    $  33,641    $  38,102
  Operating costs and expenses.........................      17,145      16,115      19,290       32,926       36,780
                                                         -----------  ---------  -----------  -----------  -----------
  Income from operations...............................         302         824         905          715        1,322
  Other (expense)-net..................................         (70)       (100)        (38)        (254)         (89)
                                                         -----------  ---------  -----------  -----------  -----------
  Income before income taxes...........................         232         724         867          461        1,233
  Provision for income taxes*..........................          96         294         391          195          575
                                                         -----------  ---------  -----------  -----------  -----------
  NET INCOME...........................................   $     136   $     430   $     476    $     266    $     658
                                                         -----------  ---------  -----------  -----------  -----------
  Net income per share.................................   $    0.04   $    0.14   $    0.12    $    0.09    $    0.16
                                                         -----------  ---------  -----------  -----------  -----------
  Weighted number of common shares outstanding.........       3,092       3,092       3,998        3,092        3,998
                                                         -----------  ---------  -----------  -----------  -----------
                                                         -----------  ---------  -----------  -----------  -----------


------------------------

*   Historical or pro forma as applicable

                        LEXINGTON HEALTHCARE GROUP, INC.

                            SELECTED FINANCIAL DATA


                                                                          DECEMBER 31, 1996
                                                                -------------------------------------
                                                                                                       JUNE 30, 1996
                                                                      (UNAUDITED)          PRO FORMA   -------------
                                                                HISTORICAL    PRO FORMA   AS ADJUSTED   HISTORICAL
                                                                -----------  -----------  -----------  -------------
                                                                               (DOLLARS IN THOUSANDS)
Balance sheet data:
  Cash and cash equivalents...................................   $   1,333    $   1,059    $   3,905     $     212
  Working capital (deficiency)................................      (2,278)      (1,490)       1,356        (2,381)
  Total assets................................................      10,159       15,136       17,696         9,614
  Short-term borrowings.......................................         914          504          504         2,580
  Total long-term debt excluding current maturities...........          79          127          127           102
  Total stockholders' equity..................................         994        5,585        8,145           487

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                        LEXINGTON HEALTHCARE GROUP, INC.

OVERVIEW

    Immediately prior to the Effective Date, the members of Lexington Health Care Group, LLC will exchange their LLC interests in exchange for shares of Common Stock of LHG.


    LHG is a long-term and subacute care provider, which operates four nursing homes (the "Facilities") with 628 beds which are leased from an affiliated entity. See "Certain Transactions." LHG also manages two nursing homes pursuant to management agreements. In the operation of the Facilities, the Company's financial return is based on the overall performance of each Facility. The Company is responsible for all costs at the Facilities and receives all revenues generated by the Facilities. In contrast, in exchange for managing the Managed Facilities, the Company receives a monthly management fee for services rendered and is not exposed to the risks of ownership. The Company determines the appropriate management fee based on the services required to manage such facilities and the amount of patients at a particular facility. The Company receives a management fee of $6,030 per month for services to Lexington House and $17,000 per month for services to the Oak Island Skilled Nursing Center where the Company is responsible for the salaries of the Nursing Home Administrator and Director of Nursing at the Oak Island Facility. The Company believes that both management agreements are profitable. In addition, as a manager, the Company is not a party to third party reimbursement agreements; as an operator, the Company is a party to such third party agreements.


    The four nursing homes were previously operated as traditional nursing homes by Beverly Enterprises, Inc. ("Beverly"), an unaffiliated entity. Beverly is a national nursing home operator. Beverly sought to leave the Connecticut and Massachusetts market due to its unprofitability and is in the process of divesting itself of other nursing homes in Connecticut. In addition, Beverly had been cited for certain quality of care issues and had been experiencing a reduced census at the Facilities. The leases between Beverly and Fairfield were scheduled to terminate in 1996. Beverly had been discussing early termination since 1994. Since LHG has begun operating the Facilities, it has broadened the services provided and occupancy and reimbursement rates have increased. When the Company first began operating the Facilities, the overall occupancy rate was 84%. As of February 1, 1997, the occupancy rate was approximately 94%. Daily reimbursement rates have increased by approximately 9%. The Facilities and the Managed Facilities service two basic patient populations: traditional geriatric patients and emerging subacute care patients with higher acuity disorders who require complex and intensive medical services. Subacute care patients generally require more rehabilitative therapy and are residents for a shorter stay than traditional geriatric patients. An important part of the Company's strategy is to achieve high occupancy and a favorable payor mix by offering specialty medical services. Favorable payor mix includes greater percentages of higher-rate Medicare and managed care patients as well as an overall increase in the volume of ancillary services (i.e., therapies) provided. Offering specialty medical services allows the Company to expand its base of revenues and provide those services in the demand by the population which the facility serves.


    In the health care continuum, it is more cost effective to provide those specialty services in the lower cost environment of a nursing home (subacute) facility, rather than as part of the acute care (hospital) cost structure. The Company has moved towards obtaining more short term subacute care patients in the Facilities as opposed to a traditional nursing home where the patients are predominantly geriatric patients. In March 1997, the Company entered into an agreement with Physicians Choice, LLC ("PCL") whereby it agreed to provide skilled nursing and rehabilitation services to patients in the PCL network at the Company's affiliated facilities. PCL operates a nationwide network of physicians and other medical providers and contracts with health insurers, HMO's and managed care companies to become part of their group. The agreement provides that commencing in April 1997,the Company will use its best efforts to provide vacancies for patients referred by physicians in the PCL network. These patients will be short term stay (generally between 10 and 20 days) patients who require rehabilitative services such as patients recovering from strokes and accidents. The Company will receive $450 per day for any patient referred by PCL and in turn will provide for total care of the patient including, but not limited to room, board, routine medical supplies (I.E. band-aids, over-the-counter medication, ointments, etc.), general therapy and pharmaceutical products (up to $250 per day). Any non-routine medical supplies or rehabilitation services provided by outside providers, as well as pharmaceuticals above $250 per day are billed, at cost, to the patient's insurance company. PCL is a subsidiary of PhyMatrix, Inc. See "Certain Transactions."


    Specifically, the Company is seeking to shift from Medicaid which is the lowest reimbursement rate to managed care which provides for the highest reimbursement. To a lesser degree, the Company is moving away from Medicare to managed care. Special rehabilitative services, such as orthopedic, respiratory and rehabilitative therapy provide for a higher reimbursement rate.

    In the subacute care setting, higher rehabilitative-therapy revenues are generated in a shorter length of stay; average length of stay (ALOS) typically ranges from 7 to 21 days for subacute patients. The nursing home is reimbursed by the managed care insurer at rates traditionally two or three times higher than the typical geriatric patient, due to the intensity of the subacute medical needs and, therefore, the higher level of services provided. (The medical requirement establishing the need for more ancillary services is usually not found with a geriatric or chronic-disease resident, whose care may be more of a custodial nature.)


    Payment for the higher level of services is typically made in 30 days. Combined, the subacute services increase the Company's revenues and speed the collection of same. Currently, about 12% of the residents at the Facilities are subacute residents. In the next 12 months, it expects, although there can be no assurance, to increase the percentage of subacute patients to 22% of residents. The primary increase in subacute residents is expected to be derived from referrals pursuant to the PCL agreement. In the Fairfield Facility, the weighted average facility-wide rate is currently $167 per day, whereas under the PCL contract the daily rate would be $450. The increase in subacute patients has thus far been limited due to the needed renovations and capital expenditures to the Fairfield and Country Manor Facilities for which the Company has allocated $200,000 of the net proceeds. The Company expects to purchase new equipment necessary to provide subacute care including new physical therapy equipment, respiratory equipment, durable medical equipment (such as specialized beds) and an-site x-ray room. See "Use of Proceeds." As the Company receives more patients from the PCL contract it expects to hire additional skilled subacute medical personnel. The Company expects to use revenues from the PCL contract to pay for such personnel.



    As a result of the acquisitions of BALZ and PRN which are not currently operated by the Company, the Company is expected to be able to generate general and administrative cost savings, although not in a significant amount, in the operation of the combined entities compared to separate operations primarily in the clerical area. In addition, the combined level of business for the PRN should increase as a result of referrals from the nursing homes to PRN. Currently, the facilities do not refer any business to PRN. This additional business will allow cost reductions in purchasing due to greater volume without a corresponding increase in PRN's marketing staff.


    As a result of the combination of the companies, internally-generated cash flow will increase with the addition of BALZ and PRN the Company believes the need for external financing should be lessened.

RESULTS OF OPERATIONS
  SIX MONTHS ENDED DECEMBER 31, 1996 ("1996 PERIOD") VS. SIX MONTHS ENDED DECEMBER 31, 1995 ("1995 PERIOD")

    For the six months ended December 31, 1996, LHG had total revenues of $17,447,000 and total expenses of $17,215,000. These expenses consisted of salaries and benefits of $13,010,000, food, medical and other supplies of $1,075,000, other operating expenses (including rent of $1,236,000) of $2,574,000, corporate, general and administrative expenses of $486,000 and interest expense of $70,000. LHG had net income of $232,000 for the six months ended December 31, 1996.

    For the six months ended December 31, 1995, LHG had total revenues of $16,939,000 and total expenses of $16,215,000. These expenses consisted of salaries and benefits of $12,260,000, food, medical and other supplies of $1,073,000, other operating expenses (including rent of $1,241,000) of $2,305,000, corporate, general and administrative expenses of $477,000 and interest expense of $100,000. LHG had net income of $724,000 for the six months ended December 31, 1995.


    Revenues in the 1996 period increased over the 1995 period by $508,000 or 3%; $391,000 of this increase was a result of increased occupancy and $116,000 is due to an additional unrelated-party management fees.



    Costs in the 1996 period increased over the 1995 period by $1,000,000 or 6.2%. The major increase was for higher salaries and benefits including $750,000 for additional nursing, dietary, and housekeeping staffing (as a result of higher occupancy and union and non-union wage increases of approximately 4%), higher therapy costs of approximately $380,000 and occupancy-driven higher operating expenses in housekeeping, laundry, and nursing.


RESULTS OF OPERATIONS
  FOR THE PERIOD FROM JULY 1, 1995 ("COMMENCEMENT OF OPERATIONS") TO
  JUNE 30, 1996


    LHG had total revenues of $33,641,000 for the period ended June 30, 1996. LHG had total expenses of $33,180,000 for the period ended June 30, 1996. These expenses consisted of salaries and benefits of $24,839,000, food, medical and other supplies of $2,065,000, other operating expenses (including rent of $2,468,000) of $4,896,000, corporate, general and administrative expenses of $1,126,000 and interest expense of $254,000. LHG had net income of $461,000 for the period ended June 30, 1996.


    LHG's financial statements have been prepared under the assumption that it has converted to a corporation, which will occur immediately prior to the Effective Date; therefor, it would have been obligated to pay $195,000 in income taxes and would have had net income of $266,000.


    During this period, the Company began its operations of the nursing homes and incurred startup and financing costs which have been reduced in later periods. Revenues in the second six months of this period decreased as the Company experienced some vacancies due to construction of a sub wing at the Fairfield Facility but implemented plans to improve patient mix and census. Expenses in the second six months increased by a total of $750,000 or 4.8% due to higher salaries and benefits ($319,000), higher legal, accounting and professional costs ($172,000), higher laundry and housekeeping costs to improve service ($283,000) and higher interest ($54,000).


LIQUIDITY AND CAPITAL RESOURCES


    LHG has primarily financed its operations through operating revenues, borrowings from the prior operator of the facilities, the Medicaid overpayment from the State of Connecticut and other private lenders including stockholders, and by financing its accounts receivable.


    Start up and initial period operations have consumed a large amount of the Company's cash and working capital; going forward certain earlier needs will not re-occur. As a result of the acquisitions, internally-generated cash flow will increase from the addition of BALZ and PRN and the need for external financing should be lessened.


    The arrangement providing for collection by the Company of certain receivables of Beverly's arose in as much as Beverly's outstanding Medicaid billings (constituting the overwhelming majority of its receivables) were paid by Connecticut in accordance with procedure to the then current operator of the facility where the services were performed. Accordingly, the only way to enable Beverly to collect its fees for services rendered through cessation of its operations was to have the subsequent operator collect on its behalf and remit. This constituted a standard operating procedure.



    However, because of certain delays experienced by the Company in billing and collection which arose during the earlier months of its operation of the facilities, Beverly agreed to allow the Company to repay collections made on behalf of Beverly over time, with interest at 12%. The amounts collected were memoralized in a promissory note, dated December 5, 1995. As of March 1, 1997, there was a $153,000 balance on the note which is to be repaid out of the proceeds of the Offering.



    In July 1995, LHG borrowed an aggregate of $50,000 on an interest free basis from South Side Agency, an unaffiliated investor. The balance as of December 31, 1996, on the loan from South Side is $25,500. LHG entered into a revolving credit facility collateralized by LHG's accounts receivable. The facility bore interest at 9.75% and was paid in its entirety in July 1996. The proceeds were used for working capital.



    In May 1996, LHG borrowed an aggregate of $350,000 from Hirsh Wolf, an unaffiliated lender which loan bears interest at the rate of 15%. The loan which is personally guaranteed by Jack Friedler, the Company's Chief Executive Officer, had a balance of $300,000 as of December 31, 1996. Such loan will be repaid from the proceeds of the Offering. In July 1996, LHG borrowed $500,000 from Iatros Health Network, Inc. a non-affiliated entity. This loan bore interest at the prime rate plus 2%. The loan which was due at the end of January, 1997, was paid $50,000 in November 1996 and the balance was repaid in full in December, 1996. Since, the Company prepaid the note, Iatros agreed to waive the interest. The loan was paid from the Medicaid overpayment.



    In addition, between October 1995 and July 1996, LHG borrowed an aggregate of $286,000 from Jack Friedler and Harry Dermer with an annual interest rate of 10%. $104,000 of such loan was repaid in August 1996 to Mr. Friedler. The source of repayment was normal operating revenues and receipt of accounts receivable which declined in August from $4,800,000 to $4,300,000. The loan, which was used for working capital, is payable on demand but is not anticipated to be repaid in the next 12 months.



    The Company believes that by eliminating outlays such as the $2,282,000 security deposit paid to Fairfield, which is 33.33% owned by Jack Friedler and the $394,000 loan to Lexington House, Inc. which is owned by Jack Friedler, the Company's Chief Executive Officer and principal stockholder and his wife, it can substantially improve its liquidity. As part of the lease, the Company paid approximately $1,300,000 to Beverly on behalf of Fairfield. In addition, the original lease called for higher rental payments. The lease was subsequently and retroactively renegotiated to a lower rent. The amounts paid to Beverly and the difference between the old rent and the new rent were treated as a security deposit and were so identified in the lease. The landlord required the security deposit because of the value of the property and the fact that at the time it entered into the lease the Company was a new entity with no operating history. In addition, the Company expended approximately $600,000 in capital improvements to the Facilities. The Company expects that capital expenditures for the Facilities should not exceed $200,000 over the next 12 months. The Company has allocated a portion of the net proceeds for this purpose. See "Use of Proceeds." In addition, the interest on short-term borrowings of $254,000 was higher during the first year of operations and has subsequently decreased to $70,000 in the six months ended December 31, 1996. Interest costs are expected to further decrease after the Offering when the debt is repaid out of the Offering proceeds. The Company has intensified its efforts to collect accounts receivable which have decreased by $1,249,000 from June 30, 1996 to December 31, 1996. Proceeds of the Offering not immediately used will be invested and any interest earned will be added to the Company's working capital.


    The Company believes that the acquisitions of BALZ and PRN will improve its liquidity by enabling the Company to utilize those entities positive cash flows. The Company is acquiring PRN in exchange for $1,620,000 in cash and 108,000 shares of Common Stock. The cash portion is to be paid out of the net proceeds of the Offering. The acquisition will be accounted for as a purchase. The Company is acquiring

BALZ in exchange for 300,000 shares of Common Stock. The acquisition will be accounted for as a purchase.


    The Company expects to integrate the computer systems of each of its units and to otherwise consolidate responsibilities and streamline operations. The Company believes that following the acquisitions of BALZ and PRN and its receipt of the net proceeds of the Offering that the Company's working capital needs will allow it to continue its operations for at least 12 months following the Offering. The Company intends to utilize $200,000 of the Offering proceeds to make capital improvements at the Fairfield and Country Manor Facilities, $300,000 to expand the operations of LEV and $400,000 to establish an institutional pharmacy. The $300,000 directed to LEV will be utilized for working capital to hire personnel. The $400,000 allocated to the institutional pharmacy is for the purchase of a pharmaceutical computer system, leasehold improvements, other equipment and working capital. All other obligations of the Company will be paid out of cash flow. The operations of BALZ and PRN are cash flow positive and are expected, based on historical and projected earnings, although there can be no assurance, to contribute approximately $750,000 to the Company's operations during the 12 months following the Offering.



    At June 30, 1996, LHG had cash of $212,000, accounts receivable of $5,585,000 and prepaid and other current assets of $159,000. LHG also had non-current assets of $3,585,000 which consisted primarily of a security deposit of $2,282,000, equipment and leasehold improvements of $462,000 and an 8% note in the principal amount of $394,000 due from Lexington House, Inc. (an entity owned by Jack Friedler). LHG made certain expenditures on behalf of Lexington House, Inc. in anticipation that LHG would acquire Lexington House, Inc. The $394,000 represented by the note were for management fees ($72,000), payments for Lexington House's mortgage ($55,000), the purchase of equipment ($41,000) and the payment of bills on behalf of Lexington House ($226,000). Subsequently, the negotiations for the sale were terminated because the Company determined that such facility required too many capital improvements.



    At June 30, 1996 and December 31, 1996, LHG had a working capital deficiency of $2,381,000 and $2,278,000, respectively. As a result of such working capital deficiency, LHG's accountants included an explanatory paragraph in their report on LHG's financial statements for the year ended June 30, 1996. The Company believes its ability to continue as a going concern is dependent on its ability to materially reduce future outlays for non-current assets and to increase the occupancy levels at the Facilities, as well as the Company's receipt of the net proceeds of the Offering of which $1,660,200 has been allocated to working capital ($100,000 of which will be used to pay the fees under the financial advisory agreement). The Company believes that the acquisitions of BALZ and PRN will improve its working capital position and that its past outlays for non-current assets are of a non-recurring nature.



    At December 31, 1996, LHG had cash of $1,333,000, accounts receivable of $4,336,000 and prepaid and other current assets of $324,000. At December 31, 1996, LHG had a working capital deficiency of $2,278,000, essentially unchanged from June 30, 1996. The $1,249,000 reduction in accounts receivable from June 30, 1996 to December 31, 1996 was because of the timing of the collection of its Medicaid payments from the State of Connecticut. In June of each year, the State of Connecticut delays the payment of 50% of its June Medicaid payments into its next fiscal year. In July, the state pays 50% of its June payment when it pays the July payment. The Company's July payment included $910,000 from June. In addition, management instituted new accounts receivable collection and monitoring procedures which reduced the amount of aging of accounts receivable. Notes payable decreases were offset by increases in accounts payable and accrued liabilities. The cash of $1,333,000 includes the amounts received from the Medicaid over payment.


    As a result of the Company receiving the majority of its revenues from third party payors, there is lag time between when the services are performed and when they are paid for. Medicaid, which is payable by the State of Connecticut, remits payment for the previous month on the 15th of the next month. In December 1996, the Company received an overpayment of $2,500,000 from the State of Connecticut for Medicaid reimbursement as a result of a clerical error by the State. The Company immediately reimbursed the State $800,000 and made arrangements with the State to repay the $1,700,000 balance as follows: $450,000 to be deducted each month from its Medicaid payment and the balance of $350,000 to be paid out of the proceeds of the Offering. As of March 15, 1997, the Company owes an aggregate of $350,000 which will be deducted out of its April Medicaid payment. The balance owed bears no interest. In the event the balance is not paid in accordance with the arrangement, the State has informed the Company that it will refer the matter to the Attorney General's Office. Since the State of Connecticut is directly withholding the amounts due from the Company's monthly Medicaid payments, the Company does not believe that there is any substantial likelihood that such matter will be referred to the Attorney General's Office. Medicaid pays the Company approximately 30 days from its receipt of a bill which the Company submits at the end of each month. The overpayment was used to repay Iatros $450,000, which represented its total indebtedness to such party, and to repay certain vendors an aggregate of approximately $800,000. Because the Company was aware that its Medicaid payments would be reduced it had to take certain steps to reduce the burden on its liquidity. These steps included eliminating all overtime and postponing any non-essential purchases and capital improvements. In addition, the Company met with Medicare and negotiated an acceleration of some past payments due the Company resulting in a $265,000 payment to the Company. Other than the repayment of the Medicaid overpayment, the Company is not aware of any claims for reimbursement of amounts previously received from third party payors, although Medicare and Medicaid have the right to audit the Company's payments.



    Following the Offering, the Company may seek to obtain a line of credit from a bank, which would likely be secured by its accounts receivables. The Company has not had any discussions with respect to such line of credit.


    Inflation has not had, nor is it expected to have, a material impact on the operations and financial condition of LHG.

                          BALZ MEDICAL SERVICES, INC.

                            SELECTED FINANCIAL DATA

                             (DOLLARS IN THOUSANDS)

                                                                                        NOVEMBER 1,
                                                                                           1995
                                                                     SIX MONTHS      (COMMENCEMENT OF    NOVEMBER 1, 1995
                                                                        ENDED         OPERATIONS) TO     (COMMENCEMENT OF
                                                                     DECEMBER 31        DECEMBER 31       OPERATIONS) TO
                                                                        1996               1995            JUNE 30, 1996
                                                                   ---------------  -------------------  -----------------
                                                                               (UNAUDITED)
Statement of Operations Data:
  Net revenue....................................................     $     658          $      81           $     745
  Operating costs and expenses...................................           343                 78                 374
                                                                          -----                ---               -----
Income before provision for income taxes.........................           315                  3                 371
Provision for income taxes.......................................           130             --                     157
                                                                          -----                ---               -----
NET INCOME.......................................................     $     185          $       3           $     214
                                                                          -----                ---               -----
                                                                          -----                ---               -----

                                                                                          DECEMBER 31,    JUNE 30,
                                                                                              1996          1996
                                                                                          -------------  ----------
                                                                                            UNAUDITED
Balance sheet data:
  Cash and Cash equivalents.............................................................    $      81    $       16
  Working capital.......................................................................          400           219
  Total assets..........................................................................        1,045           756
  Short-term borrowings.................................................................           30            60
  Total stockholders' equity............................................................          419           234

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                          BALZ MEDICAL SERVICES, INC.

OVERVIEW

    BALZ was formed in October 1995 and commenced operations on November 1, 1995 to provide medical supplies, durable medical equipment and other medical supplies to the Facilities, the Managed Facilities and other non-affiliated nursing homes, doctors and patients at their homes. BALZ markets its products in Connecticut, Massachusetts and New York. Approximately 42% of its revenues from its inception through December 31, 1996 were derived from sales to patients in the Facilities and the Managed Facilities. In addition, BALZ generated 19% of its revenues from sales to facilities controlled by affiliates of other owners of BALZ who are not affiliates of the Company. The Company expects those percentages to be reduced as BALZ's business is expanded.

RESULTS OF OPERATIONS
  SIX MONTHS ENDED DECEMBER 31, 1996

    BALZ generated net revenues of $658,000 for the six month period ended December 31, 1996. Costs of goods amounted to $196,000. This resulted in a gross profit of $462,000.

    BALZ incurred general and administrative expenses of $147,000 for the six month period. These expenses consisted primarily of salaries and rental expenses. BALZ paid LHG an aggregate of $19,000 for the six months ended December 31, 1996 for management services, rent and general and administrative expenses. BALZ had income from operations of $315,000 and provision for income taxes of $130,000, resulting in a net income of $185,000.

RESULTS OF OPERATIONS--
  EIGHT MONTHS ENDED JUNE 30, 1996

    BALZ generated net revenues of $745,000 for the eight month period from November 1, 1995 to June 30, 1996. Costs of goods sold amounted to $247,000. This resulted in a gross profit of $498,000. Revenues are recognized at the time the medical supplies are provided to the nursing home facility. Substantially all of the Company's revenues are billed to Medicare under the provisions of reimbursement formulas and regulations in effect.

    Net operating revenues include amounts estimated by management to be reimbursable by Medicare; such reimbursements are subject to audit by Medicare and estimates are recorded for potential adjustments that may result. Differences between the estimated amounts accrued and final settlements are reported in operations in the year of settlement.

    BALZ incurred general and administrative expenses of $127,000 for the eight month period. These expenses consisted primarily of salaries and rental expenses. BALZ paid LLC an aggregate of $25,000 for the period ended June 30, 1996 for management services, rent and general and administrative expenses. BALZ had income from operations of $371,000 and incurred income taxes of $157,000, resulting in a net income of $214,000.

LIQUIDITY AND CAPITAL RESOURCES

    To date, BALZ has primarily financed its operations through borrowings from its stockholders, the sale of Common Stock and revenues from operations. BALZ borrowed an aggregate of $60,000 pursuant to a series of promissory notes which bear interest at the rate of 10% and are payable on demand. BALZ raised $30,000 through the sale of shares of Common Stock. BALZ subsequently repurchased a portion of such shares for an aggregate of $10,000 and has repaid $30,000 of the demand notes.

    As of June 30, 1996, BALZ had cash of $16,000, accounts receivable of $649,000, net of allowance for uncollectible amounts, inventory of $23,000 and deferred taxes of $50,000. As of December 31, 1996, BALZ had cash of $81,000, accounts receivable of $785,000, inventory of $27,000 and deferred taxes of $130,000. Immediately prior to the Effective Date, the shareholders of BALZ have agreed to exchange their shares of BALZ for an aggregate of 300,000 shares of Common Stock of the Company.

    Inflation has not had, nor is it expected to have, a material impact on the operations and financial condition of BALZ.

                        PROFESSIONAL RELIEF NURSES, INC.

                            SELECTED FINANCIAL DATA

                             (DOLLARS IN THOUSANDS)

                                                                               SIX MONTHS ENDED         YEAR ENDED
                                                                                 DECEMBER 31,            JUNE 30,
                                                                             --------------------  --------------------
                                                                               1996       1995       1996       1995
                                                                             ---------  ---------  ---------  ---------

                                                                                 (UNAUDITED)
Statement of Operations Data:
    Net revenue............................................................  $   2,090  $   1,686  $   3,821  $   3,042
    Operating costs and expenses...........................................      1,794      1,575      3,300      2,813
                                                                             ---------  ---------  ---------  ---------
Income before provision for income taxes...................................        296        111        521        229
Provision for state income taxes...........................................         33         14         70         36
                                                                             ---------  ---------  ---------  ---------
NET INCOME.................................................................        263         97        451        193
Pro forma federal income taxes.............................................         89         33        143         58
                                                                             ---------  ---------  ---------  ---------
Pro forma net income.......................................................  $     174  $      64  $    $308  $     135
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------


                                                                                                             JUNE 30,
                                                                                                       --------------------
                                                                                                         1996       1995
                                                                                       DECEMBER 31,    ---------  ---------
                                                                                           1996
                                                                                      ---------------
                                                                                        (UNAUDITED)
Balance sheet data:
    Cash and cash equivalents.......................................................     $     130     $     261  $     198
    Working capital.................................................................           420           433        271
    Total assets....................................................................           792           817        616
    Total stockholders' equity......................................................           485           492        329

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                        PROFESSIONAL RELIEF NURSES, INC.

OVERVIEW

    PRN provides skilled nurses and nursing services in the homes of patients. Substantially all of PRN's revenues are derived from third party payers such as Medicare, Medicaid and private insurance companies. PRN bills Medicare and Medicaid weekly for its claims. PRN is not aware of any material pending claims or unsettled matters. PRN was formed in 1981.

SIX MONTHS ENDED DECEMBER 31, 1996 COMPARED WITH SIX MONTHS ENDED DECEMBER 31,
  1995.


    Net patient service revenue increased by $404,000 or 24%, to $2,090,000 for the six months ended December 31, 1996 from $1,686,000 for the six months ended December 31, 1995. This increase was primarily due to the increased number of patients receiving care from PRN nurses, particularly in therapy services. At December 31, 1996 revenues from Medicare and Medicaid accounted for 73% of total revenues compared to 64% for the prior year period. At December 31, 1996, the revenues derived from Medicare and Medicaid accounted for 73% of revenues with Medicaid accounting for the majority of the increase. Medicaid reimburses the Company at a higher rate then Medicare, and also pays every two weeks due to the fact that PRN is currently an online recipient. The effect on the future results will be an increase in per patient reimbursement with less turnaround time between billing and reimbursement.


    Salaries and benefits increased $272,000 or 38%, to $988,000 for the six months ended December 31, 1996 from $716,000 for the six months ended December 31, 1995. The largest portion of this increase is attributable to the increased amount of service provided, and the addition of another employee involved in administration. As a percentage of revenues, salaries and benefits amounted to 47% of sales at December 31, 1996, compared to 42% in the prior year period.

    Operating expenses decreased by $53,000 or 6%, to $806,000 for the six months ended December 31, 1996 from $859,000 for the six months ended December 31, 1995. The reduction was due to stringent cost controls including staff vacancies at a higher rate than previously experienced. As a percentage of revenue, operating expenses were 39% for the six months ended December 31, 1996 compared to 51% in the prior year.

    Income from operations increased $185,000 or 167%, to $296,000 for the six months ended December 31, 1996 from $111,000 for the six months ended December 31, 1995. This increase was a result of the increase in revenues without a corresponding increase in operating expenses.

FISCAL YEAR ENDED JUNE 30, 1996 COMPARED WITH FISCAL YEAR ENDED JUNE 30, 1995.

    Net patient service revenue increased by $779,000, or 26%, to $3,821,000 for the year ended June 30, 1996 from $3,042,000 for the year ended June 30, 1995. This increase was primarily due to the increased number of patients receiving care from PRN nurses, particularly in therapy services. At June 30, 1996, revenues from Medicare and Medicaid accounted for 62% of total revenues compared to 64% for the prior year.

    Salaries and benefits increased $420,000, or 37%, to $1,563,000 for the year ended June 30, 1996 from $1,143,000 for the year ended June 30, 1995. The largest portion of this increase is attributable to the increased amount of service provided. As a percentage of revenues, salaries and benefits amounted to 41% of sales at June 30, 1996, compared to 38% in the prior year.

    Operating expenses increased $67,000, or 4%, to $1,737,000 for the year ended June 30, 1996 from $1,670,000 for the year ended June 30, 1995. This increase is principally due to an expanded volume of services provided. As a percentage of revenue, operating expenses were 45% for the year ended June 30, 1996 compared to 55% in the prior year. This reduction was due to the fact that certain fixed expenses did not proportionately increase with revenues.

    Income from operations increased $292,000, or 128%, to $521,000 for the year ended June 30, 1996 from $229,000 for the year ended June 30, 1995. This increase was a direct result of the increase in revenues.

    Provision for pro forma Federal and historical State income taxes increased $119,000, or 127%, to $213,000 at June 30, 1996 from $94,000 at June 30, 1996.
This increase in taxes is due to the increase in income from operations.

    PRN had pro forma net income of $308,000 for the year ended June 30 1996, compared to $135,000 for the year ended June 30, 1995. This increase of $173,000, or 128% was a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES.

    PRN's primary source of cash is from operating revenues. For the fiscal year ended June 30, 1996, net cash provided by operating activities was $363,000. At June 30, 1996, PRN had $497,000 in trade receivables. Of such receivables 49% were from Medicare and Medicaid. For the six months ended December 31, 1996 net cash provided by operating activities was $137,000. At December 31, 1996, PRN had $549,000 of trade receivables, of which 49% were due from Medicare and Medicaid.

    PRN did not make any significant purchases of capital assets during the two years ended June 30, 1996. PRN purchased $59,000 of equipment, during the six months ended December 31, 1996 and does not foresee making any significant purchases of fixed assets in the next year.


    For the year ended June 30, 1996, PRN paid dividends of $288,000. For the six months ended December 31, 1996, PRN paid dividends of $270,000. Prior to the Effective Date, PRN plans to pay a dividend equal to its net book value.



    Three stockholders of PRN have entered into an agreement to sell, for an aggregate of $1,620,000 in cash, all of their shares of capital stock in PRN to the Company immediately prior to the Effective Date. One shareholder, Jack Friedler, the Company's Chief Executive Officer will be exchanging his shares in PRN for 108,000 shares of the Company's Common Stock immediately prior to the Effective Date.


    PRN anticipates that cash flow from operations will continue to enable PRN to meet its cash requirements for the next twelve months.

    Inflation has not had, nor is it expected to have, a material impact on the operations and financial condition of the Company.

                  PRO FORMA UNAUDITED CONDENSED BALANCE SHEET
                            AS OF DECEMBER 31, 1996


    The following pro forma condensed balance sheet reflects the transactions indicated below as if they had occurred on December 31, 1996: (1) the acquisitions of BALZ and PRN (the "Acquired Companies") for (i) 408,000 shares of Common Stock and (ii) cash of $1,620,000, payable from the net proceeds arising from the sale of 389,000 shares of Common Stock and Warrants, (2) payment of a cash dividend estimated at $485,000 to the stockholders of PRN representing its net book value and (3) the assumed repayment of $453,000 of certain short term notes payable from the net proceeds arising from the sale of 109,000 shares of Common Stock and Warrants at an offering price of $5.00 per Share and $0.10 per Warrant. The acquisitions are accounted for as purchases.



    The pro forma condensed balance sheet should be read in conjunction with the notes thereto, the financial statements of the Company, BALZ and PRN and the related notes thereto, and with "Managements Discussion and Analysis of Financial Condition and Results of Operations," each included elsewhere in this Prospectus. The pro forma condensed balance sheet is not necessarily indicative of what the actual financial position would have been had the transactions occurred at December 31, 1996, nor does it purport to represent the future financial position of the Company and the Acquired Companies.

               LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                            PRO FORMA BALANCE SHEET

                               DECEMBER 31, 1996

                                 (IN THOUSANDS)

                                  (UNAUDITED)


                                   LEXINGTON
                                  HEALTHCARE
                                  GROUP, INC.  BALZ MEDICAL     PROFESSIONAL RELIEF
                                      AND        SERVICES,
                                  SUBSIDIARY       INC.             NURSES, INC.                  ADJUSTMENTS             PRO FORMA
                                  -----------  -------------  ------------------------  -------------------------------  -----------
ASSETS
--------------------------------
Cash and cash equivalents.......   $   1,333     $      81      $     130    (b)        $   1,620  (a)        $  (1,620)  $   1,059
                                                                             (c)              453  (e)             (485)
                                                                                                   (c)             (453)
Accounts receivable.............       4,336           785            549                                                     5,670
Due from related party..........          94                                                       (f)              (94)
Other current assets............         324           160                                                                      484
                                  -----------       ------          -----                                                -----------
        Total current assets....       6,087         1,026            679                                                     7,213
Fixed assets....................         610                           79                                                       689
Amortizable assets..............          60                                                                                     60
Security deposit................       2,282                                                                                  2,282
Deferred registration costs.....         286                                                                                    286
Note receivable - related
  party.........................         494                                                                                    494
Residents' funds................         340                                                                                    340
Other assets....................                        19             34    (d)              522  (c)              (44)        531
Excess Cost over Fair Value of
  Assets........................                                             (a)            3,241                             3,241
                                  -----------       ------          -----                                                -----------
                                   $  10,159     $   1,045      $     792                                                 $  15,136
                                  -----------       ------          -----                                                -----------
                                  -----------       ------          -----                                                -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------
Notes payable and current
  portion of long term debt.....   $     732                    $      13    (c)        $    (453)                        $     292
Notes payable - officers and
  stockholders..................         182     $      30                                                                      212
Due to related party............         262            63             30    (f)              (94)                              261
Accounts payable, accrued
  expenses, etc.................       7,189           533            216                                                     7,938
                                  -----------       ------          -----                                                -----------
        Total current
          liabilities...........       8,365           626            259                                                     8,703
Other liabilities...............         340                                                                                    340
Notes and capital lease
  payable.......................          79                           48                                                       127
Deferred rent...................         381                                                                                    381
                                  -----------       ------          -----                                                -----------
        Total liabilities.......       9,165           626            307                                                     9,551
Stockholders' equity............         994           419            485    (c)              (44) (d)              522       5,585
                                                                             (e)             (485) (b)            1,620
                                                                             (a)             (419) (a)            2,040
                                                                                                   (c)              453
                                  -----------       ------          -----                                                -----------
                                   $  10,159     $   1,045      $     792                                                 $  15,136
                                  -----------       ------          -----                                                -----------
                                  -----------       ------          -----                                                -----------

               LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARIES

              NOTES TO PRO FORMA UNAUDITED CONDENSED BALANCE SHEET

        (IN THOUSANDS, EXCEPT SHARE/WARRANT AND PER SHARE/WARRANT DATA)

(a) To reflect the acquisitions of BALZ and PRN after December 31, 1996 as follows:

                                                                   FAIR VALUE    COST OVER
                                                                     OF NET     FAIR VALUE
                                                                     ASSETS      OF ASSETS     COMMON
COMPANY                                                             ACQUIRED     ACQUIRED       STOCK       CASH
-----------------------------------------------------------------  -----------  -----------  -----------  ---------
BALZ.............................................................   $     419    $   1,081    $   1,500
PRN..............................................................                    2,160          540       1,620
                                                                        -----   -----------  -----------  ---------
                                                                    $     419    $   3,241    $   2,040   $   1,620
                                                                        -----   -----------  -----------  ---------
                                                                        -----   -----------  -----------  ---------

The fair value of net assets acquired approximates the carrying value.


    As required under Statement of Financial Accounting Standards 121, the Company will continually review goodwill and other intangibles to assess recoverability from future operations using undiscounted cash flows. The Company will recognize the impairments in operating results, if a permanent dimunition in value has occured.



(b) Reflects the sale of 389,000 shares of Common Stock and Warrants of the Company at an offering price of $5.00 per Share and $0.10 per Warrant, the net proceeds of which will be used to pay cash portion of purchase price of PRN of $1,620.



(c) Reflects sale of 109,000 shares of Common Stock and Warrants of the Company at an offering price of $5.00 per Share and $0.10 per Warrant, the net proceeds of which will be used to repay indebtedness of $453 (See "Use of Proceeds"). Previously unamortized deferred financing cost of $44 will be written off.


(d) To adjust for deferred taxes.


(e) Dividend to stockholders of PRN's net book value pursuant to the acquisition agreement.


(f) To eliminate inter-company balances.

               LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                         PRO FORMA UNAUDITED CONDENSED
                            STATEMENTS OF OPERATIONS

         FOR THE PERIOD FROM JULY 1, 1995 (COMMENCEMENT OF OPERATIONS)
                                TO JUNE 30, 1996

                 AND FOR THE SIX MONTHS ENDED DECEMBER 31, 1996


    The following pro forma unaudited condensed statements of operations reflect the transactions indicated below as if such transactions had occurred on July 1, 1995: (1) the acquisitions of BALZ and PRN (the "Acquired Companies"), and (2) the assumed repayment of $453,000 of certain short term notes payable, from the net proceeds arising from the sale of 109,000 shares of Common Stock and Warrants at an offering price $5.00 per Share and $0.10 per Warrant. The Acquired Companies are accounted for as purchases. In the opinion of management of Lexington HealthCare Group Inc. and its subsidiary (the "Company"), all adjustments necessary to present fairly such pro forma statements of operations have been made.



    These pro forma condensed statements of operations should be read in conjunction with the notes thereto, the financial statements of the Company, BALZ and PRN and the related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," each included elsewhere in this Prospectus. The pro forma condensed statements of operations are not necessarily indicative of what the actual results of operations would have been had the transactions occurred at July 1, 1995 nor do they purport to indicate the results of future operations.

               LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                       PRO FORMA STATEMENT OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                       SIX MONTHS ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                            LEXINGTON
                                           HEALTHCARE      BALZ      PROFESSIONAL
                                           GROUP, INC.    MEDICAL      RELIEF
                                               AND       SUPPLIES,     NURSES,
                                           SUBSIDIARY      INC.         INC.                     ADJUSTMENTS
                                           -----------  -----------  -----------  ------------------------------------------
Net Revenue (including related party
  management revenue of $36).............   $  17,447    $     658    $   2,090
Operating costs and expenses (including
  rent paid to related party of
  $1,234)................................      17,145          343        1,794      (a)     81            (c)     (73)
                                                                                     (d)     19            (d)     (19)
                                           -----------       -----   -----------
Income from operations...................         302          315          296
Other expense:
  Interest expense--net..................          70                                                      (b)     (32)
                                           -----------       -----   -----------
Income before income taxes...............         232          315          296
Provision for income taxes*..............          96          130          122      (e)     43
                                           -----------       -----   -----------
NET INCOME--PRO FORMA....................   $     136    $     185    $     174
                                           -----------       -----   -----------
                                           -----------       -----   -----------
Pro forma net income per share...........
Weighted number of common shares
  outstanding............................


                                           PRO FORMA
                                           ---------
Net Revenue (including related party
  management revenue of $36).............  $  20,195
Operating costs and expenses (including
  rent paid to related party of
  $1,234)................................     19,290

                                           ---------
Income from operations...................        905
Other expense:
  Interest expense--net..................         38
                                           ---------
Income before income taxes...............        867
Provision for income taxes*..............        391
                                           ---------
NET INCOME--PRO FORMA....................        476
                                           ---------
                                           ---------
Pro forma net income per share...........  $    0.12
                                           ---------
                                           ---------
Weighted number of common shares
  outstanding............................      3,998
                                           ---------
                                           ---------


------------------------

*Historical or pro forma as applicable

               LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARIES

         NOTES TO PRO FORMA UNAUDITED CONDENSED STATEMENT OF OPERATIONS

                       SIX MONTHS ENDED DECEMBER 31, 1996

        (IN THOUSANDS, EXCEPT SHARE/WARRANT AND PER SHARE/WARRANT DATA)

    Adjustments to the pro forma statement of operations for the six months ended December 31, 1996 have been made to reflect the acquisitions of the Acquired Companies as if the acquisitions had taken place at the beginning of the period.

(a) The amortization of goodwill arising from the acquisitions of BALZ ($27) and PRN ($54) over 20 years.


(b) To reflect the reduction of interest expense assuming that the net proceeds of $453 from the sale of 109,000 shares of Common Stock and Warrants at an offering price of $5.00 per Share and $0.10 per Warrant had been applied to the repayment of indebtedness at the beginning of the period.



(c) Adjustment to compensation expense of $73 pursuant to employment agreement to be effective upon consummation of the acquisition, net of adjustment to director's fees.



(d) To eliminate intercompany charges.



(e) Tax provision adjustment after giving effect to the adjustments in (b) and
    (c) above.

               LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                       PRO FORMA STATEMENT OF OPERATIONS

           JULY 1, 1995 (COMMENCEMENT OF OPERATIONS) TO JUNE 30, 1996
                                  (UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                         LEXINGTON
                                         HEALTHCARE      BALZ
                                        GROUP, INC.     MEDICAL     PROFESSIONAL
                                            AND        SERVICES,   RELIEF NURSES,
                                        SUBSIDIARY(I)  INC.(II)       INC.(III)                    ADJUSTMENTS
                                        ------------  -----------  ---------------  ------------------------------------------
Net Revenue (including related party
  management revenue of $72)..........   $   33,536    $     745      $   3,821
Operating costs and expenses
  (including rent expense to related
  party of $2,468)....................       32,926          374          3,300        (b)            36     (e)          (37)
                                                                                       (a)           144
                                                                                       (e)            37
                                        ------------       -----         ------
Income from operations................          610          371            521
Other expense:
  Interest expense--net...............          149                                                          (c)          (60)
                                        ------------       -----         ------
Income before income taxes............          461          371            521
Provision for income taxes*...........          195          157            213        (d)            10
                                        ------------       -----         ------
NET INCOME--PRO FORMA.................   $      266    $     214      $     308
                                        ------------       -----         ------
                                        ------------       -----         ------
Pro forma net income per share........
Weighted number of common shares
  outstanding.........................


                                        PRO FORMA
                                        ---------
Net Revenue (including related party
  management revenue of $72)..........  $  38,102
Operating costs and expenses
  (including rent expense to related
  party of $2,468)....................     36,780

                                        ---------
Income from operations................      1,322
Other expense:
  Interest expense--net...............         89
                                        ---------
Income before income taxes............      1,233
Provision for income taxes*...........        575
                                        ---------
NET INCOME--PRO FORMA.................  $     658
                                        ---------
                                        ---------
Pro forma net income per share........  $    0.16
                                        ---------
                                        ---------
Weighted number of common shares
  outstanding.........................      3,998
                                        ---------
                                        ---------


------------------------

*Historical or pro forma as applicable

(i) Represents operations from July 1, 1995 (commencement of operations) to June 30, 1996.

(ii) Represent operations from November 1, 1995 (commencement of operations) to June 30, 1996.

(iii) Represent operations for the year ended June 30, 1996.

               LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                       PRO FORMA STATEMENT OF OPERATIONS

           JULY 1, 1995 (COMMENCEMENT OF OPERATIONS) TO JUNE 30, 1996
                                  (UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    Adjustments to the pro forma statement of operations for the period July 1, 1995 (commencement of operations) to June 30, 1996 have been made to reflect the acquisitions of the Acquired Companies as if the acquisitions had taken place at the beginning of the period.

(a) The amortization of goodwill arising from the acquisitions of BALZ ($36) and PRN ($108) over 20 years, giving effect to BALZ operations for the short period of eight months.

(b) Adjustment to compensation expense (including bonuses) of $36 pursuant to employment agreement to be effective upon consummation of the acquisition, net of adjustments to director's fees.


(c) To reflect the reduction of interest expense assuming that the net proceeds of $453 from the sale of 109,000 shares of Common Stock and Warrants at an offering price of $5.00 per Share and $0.10 per Warrant had been applied to the repayment of indebtedness at the beginning of the period.


(d) Tax provision adjustment after giving effect to the adjustments in (b) and
    (c) above.

(e) To eliminate intercompany charges.

                                    BUSINESS

    The Company is a long-term and subacute care provider, which operates four nursing home facilities (the "Facilities") with 628 licensed beds in the State of Connecticut. The Facilities provide a broad range of healthcare services,including nursing care, subacute care, including rehabilitation therapy and other specialized services (such as care to Alzheimer's patients). In addition, the Company has recently begun to offer a variety of products and services to non-affiliated long-term care facilities. The Company's strategy in healthcare is to integrate the main disciplines of nursing, pharmacy, social services and other therapies under one program.

    The Facilities are leased by the Company from a partnership of which Jack Friedler, the Company's principal stockholder, Chief Executive Officer and Chariman of the Board is a 33.33% limited partner, pursuant to a long-term lease. The individuals owning the remaining portion of the partnership are shareholders of PRN. The four nursing home facilities were previously operated as traditional nursing homes by Beverly Enterprises, an unrelated entity who previously leased the facilities from the Company's current landlord. Since the Company has begun operating the Facilities, it has broadened the services provided and occupancy and reimbursement rates have increased. In addition, the Company manages two nursing homes (the "Managed Facilities"), Lexington House, Inc. in Connecticut and Oak Island Skilled Nursing Center ("Oak Island") in Massachusetts, pursuant to management agreements. Lexington House, Inc. is owned by a partnership controlled by Jack Friedler. See "Certain Transactions." Oak Island is a non-affiliated facility in Massachusetts.

INDUSTRY BACKGROUND

    The long-term care industry encompasses a broad range of health care services provided to the elderly and to other patients with medically complex needs who can be cared for outside of the acute care hospital environment and generally cannot be efficiently and effectively cared for at home. Long-term care facilities offer skilled nursing care, routine rehabilitation therapy and other support services, primarily to elderly patients. In addition, long-term care facilities may provide a broad range of specialized health care services such as care for Alzheimer's patients and subacute care. The Company believes that the demand for the services provided by long-term care facilities will increase substantially during the next decade due primarily to the general aging of the United States population, advances in medical technology and the impact of cost containment measures. The primary consumers of long-term care services are persons over the age of 65 years old. The Company believes such age group will continue to increase resulting in increased demand for long-term care services. At the same time, government restrictions and high construction and start-up costs are expected to limit the supply of long-term care facilities.

    ADVANCES IN MEDICAL TECHNOLOGY. Advances in medical technology have increased the demand for long-term care by increasing life expectancies and by enhancing the ability of long-term care providers to offer, on a more cost-effective basis, services traditionally provided only in acute care hospitals. Sophisticated new forms of equipment and treatment have lengthened life expectancies and extended the survival rate of trauma patients, thereby increasing the number of individuals requiring specialized care and supervision. In the past, the level of care required by many of these individuals was not generally available outside acute care hospitals. However, technological advances have enabled long-term care providers to expand the range of services they offer which has made them an attractive alternative to acute care hospitals in certain instances.

    IMPACT OF COST CONTAINMENT MEASURES. In response to rapidly rising health care costs, governmental and private pay sources have adopted cost containment measures that have encouraged reduced lengths of stay in hospitals. The federal government previously acted to curtail increases in health care costs under Medicare by limiting acute care hospital reimbursement for specific services to predetermined fixed amounts. Under this payment system, reimbursement for acute care hospital services is based on regional and national rates established for diagnosis-related groups ("DRGs") regardless of length of stay. In addition, private insurers have begun to limit reimbursement to predetermined "reasonable charges," while managed care organizations such as health maintenance organizations ("HMOs") and preferred provider organizations are attempting to limit hospitalization costs by negotiating discounted rates for hospital services and by monitoring and reducing hospital utilization. As a result, average hospital stays have been shortened, with many patients being discharged despite a continuing need for nursing care. For many of these patients, home health care is not a viable alternative because of the complexity of medical services and equipment required. Long-term care facilities, such as those operated by the Company, are able to provide many of these services at significantly lower costs than acute care hospitals due to their lower capital costs, overhead and salary levels.

    LIMITS ON SUPPLY OF LONG-TERM CARE FACILITIES. The construction of long-term care facilities and the addition of beds or services in existing facilities is regulated in most states. Under Connecticut law, through June 30, 2004, the Department of Public Health and Addiction Services is prohibited from accepting or approving any requests for additional nursing home beds, with certain limited exceptions. Other states have implemented health plans which limit the number of long-term care beds and thus limit the number of new facilities that can be constructed. High construction costs and start-up expenses also act to constrain growth in the numbers of facilities. See "--Government Regulation" and "--Competition."

COMPANY STRATEGY

    The Company's operating strategy is to: (i) increase facility profitability levels, through aggressive marketing and by offering rehabilitation therapies and other specialized services; (ii) adhere to strict cost standards at the facility level while providing effective patient care and containing corporate overhead expenses; and (iii) to become a fully integrated health network whereby the Company will market medical products and supplies, rehabilitative services, institutional pharmaceutical services and nursing services to affiliated and non-affiliated nursing homes and hospitals, as well as patients at home.

    PROVIDE HIGH QUALITY CARE. In order to provide quality care to its residents, the Company seeks to employ highly qualified administrators and nurses, and to retain the services of reputable medical directors. The Company's management and committees at the facility level (composed of the facility administrator and the facility's senior medical professionals) continually monitor the quality of care provided to ensure compliance with Company and government standards. The Company believes that its commitment to providing high quality care has established the reputations of the Facilities in their local markets. As a result, at December 31, 1996, the Company achieved an overall occupancy rate of approximately 94%. At the time the Company began operating the Facilities, the overall occupancy rate was 85%.

    ACHIEVE OPERATING EFFICIENCIES. The Company believes that concentrating its long-terms care facilities within a selected geographic region enables the Company to achieve operating efficiencies through economies of scale, reduced corporate overhead and more effective management supervision and financial controls. Geographic concentration also allows the Company to establish more effective working relationships with referral sources and regulatory authorities in the states in which it operates. The Company establishes detailed operating budgets at its facilities. The responsibility for adherence to these budgets is at the facility level with supervisory oversight at the corporate headquarters. By supervising compliance with these budgets at its facilities, the Company seeks to maintain control over its operating costs.

    EXPAND ANCILLARY SERVICES. The Company intends to expand its provision of specialized ancillary services, such as rehabilitation therapy through LEV, home healthcare through PRN, medical supplies and products through BALZ, to nonaffiliated long-term care facilities and to the facilities operated by the Company, as well as to patients at home, and other institutional facilities. The Company intends to form a subsidiary to provide institutional pharmaceutical services to such markets. See "Use of Proceeds". The Company also intends to provide management services similar to those provided to the Managed Facilities, to other non-affiliated facilities. The Company believes the provision of these services is an appropriate complement to the traditional services provided at the long-term care facilities operated by the Company. The Company receives a monthly fee of approximately $6,030 for the management of Lexington House, the Managed Facility in Connecticut. The Company receives an aggregate monthly management fee of approximately $17,650 for managing the Oak Island nursing home. The Managed Facilities have achieved a 99% occupancy rate since the Company began managing them, as compared to a 87.3% occupancy rate before the Company began managing them.

    GROWTH THROUGH SELECTIVE ACQUISITIONS. The Company intends to expand through the acquisition of long-term care facility operations (which may include the acquisition of real property) and complementary businesses in geographic areas in which the Company is currently operating or in other areas in which the Company can acquire a group of facilities where operational efficiencies can be achieved. The Company believes that concentrating long-term care facilities within a selected geographic area reduces corporate overhead and enables the Company to benefit from marketing efficiencies.

    The Company plans to evaluate opportunities to acquire long-term care facilities and complementary business. In evaluating opportunities, management will consider, among other factors, location, demographics, price, the availability of financing on acceptable terms (including lease terms), the competitive and state regulatory environment and the opportunity to improve performance through the implementation of the Company's operating strategy. Although the Company continually considers and evaluates acquisitions and opportunities for growth, other than with respect to PRN and BALZ, the Company has not entered into any agreements with respect to future acquisitions.

PATIENT SERVICES

    BASIC PATIENT AND ANCILLARY SERVICES. Basic patient services include those traditionally provided to elderly patients in long-term care facilities with respect to daily living activities and general medical needs. The Company provides 24-hour nursing care by registered nurses, licensed practical nurses and certified nursing aides in all of the Facilities. The Company also provides a broad range of support services including dietary services, therapeutic recreational activities, social services, housekeeping and laundry services, pharmaceutical and medical supplies and routine rehabilitation therapy. The majority of these products and services are provided directly by the Company through its wholly-owned subsidiaries.

    SPECIALIZED SERVICES. Specialized health care services are those provided to patients with medically complex needs. These services typically generate higher profit margins because of the higher complexity of the patients' medical conditions. The Company intends to expand the scope and range of its specialty medical services and programs, with the goal of further enhancing revenue and profitability and further improving upon the reputation of the Facilities as providers of quality care.

    SUBACUTE CARE. Subacute care includes those services provided to patients with medically complex conditions who require ongoing medical and nursing supervision and access to specialized equipment and services, but do not require many of the other services provided by an acute care hospital. Services in this category also include ventilator care, intravenous therapy, complex wound care, traumatic brain injury care, post-stroke care and hospice care. The Company provides a range of subacute care services. Although the Company currently operates only one segregated subacute care unit, many of these services are provided at each of the Facilities. The Company plans to continue to expand its subacute care services by supplementing and expanding currently available services and by developing expertise in additional areas. Subacute care services can be provided by the Company under existing licenses held by the Facilities, subject to prior approval of policies and procedures by appropriate regulatory agencies.

    REHABILITATION THERAPY SERVICES. The Company provides rehabilitation therapy services at each of the Facilities. To complement the routine rehabilitation therapy services provided to its long-term care patients, the Company has developed specialized rehabilitation therapy programs to serve patients with complex care needs, such as motor vehicle and other accident victims, persons suffering from job-related injuries and disabilities, joint-replacement patients and stroke victims. Plans have been developed to expand the Company's provision of rehabilitation therapy services and to increase the marketing of such services to non-affiliated facilities. The Company recently formed LEV to provide rehabilitative services to patients at the Facilities, the Managed Facilities and to facilities not operated by the Company. The services to be provided by LEV include physical, occupational and speech therapy services to both nonaffiliated long-term care facilities and the Facilities. LEV has not commenced any substantial activities and has only produced limited revenues to date.

    INSTITUTIONAL PHARMACEUTICAL SERVICES. Many facilities are provided with pre-packaged pharmaceuticals and admixtures prepared by independent providers. In order to control the cost of healthcare services and maximize profitability, the Company intends to operate an institutional pharmacy business. The Company is not currently operating such pharmacy and all pharmaceutical needs are being provided by an unaffiliated third party. The Company's plan is to provide pharmaceutical products and services to the Facilities, the Managed Facilities and gradually to nonaffiliated facilities. There can be no assurance that it will provide institutional pharmaceutical services to a significant number of non-affiliated facilities. In addition to pre-packaged pharmaceuticals and admixtures, the institutional pharmacy business maintains consultant pharmacists and assists in preparation of billing documentation.

OPERATIONS

    GENERAL. The day-to-day operations of the Facilities are managed by on-site state licensed administrators who are responsible for the overall operation of the Facilities, including quality of care, marketing and financial performance. The administrators are assisted by an array of professional and non-professional personnel (some of whom may be independent providers), including medical directors, nurses and nursing assistants, social workers, therapists, dietary personnel, therapeutic recreation staff and housekeeping, laundry and maintenance personnel. The business office staff at each of the Facilities manages the day-to-day administrative functions, including data processing, accounts payable, billing and payroll. Members of the Company's management review and supervise the activities of the Facility's business office.

    The medical management of patients is supervised by a medical director who is a licensed physician and receives a monthly stipend. The medical director monitors all aspects of patient treatment. The treatment of patients is the responsibility of the patients' attending physicians, who are not employed by the Company and bill their patients directly for services. Attending physicians serving patients at the Facilities are required to comply with certain guidelines. The medical director's responsibilities include ensuring that attending physicians comply with such guidelines. Other medical personnel such as psychiatrists, podiatrists and audiologists are also independent providers who serve the Facilities pursuant to contractual arrangements and bill patients directly for services. A state-registered director of nursing at each of the Facilities supervises that Facility's nursing staff and oversees the nursing and clinical services provided to residents. The support services provided by the Company, including therapeutic recreation, speech, occupational and physical therapy, dietary advice, housekeeping, laundry and pharmaceutical services, are performed by independent providers under contractual commitments. These agreements are generally for a one year term and are either at a fixed fee or provide for a fee based on the amount of services actually provided. A medical records clerk at each of the Facilities is responsible for maintaining medical record files, and management visits each of the Facilities regularly to ensure compliance with Federal and state regulations.

    MANAGEMENT AND FINANCIAL CONTROLS. Consistent with its strategy of providing quality patient care and maintaining control over costs, the Company has developed an organizational structure of centralized management intended to increase operating efficiency. The Company stresses frequent communication among personnel at the Facilities and executive personnel and active involvement by management in the operation of the Facilities.

    The Company conducts monthly review meetings. At such meetings, the Company's management reviews operations of each of the Facilities, including financial and patient care, and reviews the operational and marketing needs of each of the Facilities. At each Facility, reports are prepared that are used by corporate management to monitor its operations. The President of the Company attends these monthly meetings.

    The Company's integrated management and financial information systems enable management to monitor key operations and financial data on a timely basis. Key operating data, such as payables and billing data, cash collections and admissions/discharge data, are entered into the system daily from workstations located at each Facility. This information forms the basis for a variety of management and financial reports, including monthly financial statements for each Facility.

    Each Facility operates under a detailed budget prepared through the cooperation of the Facility and corporate personnel. Budgets are initially prepared by corporate personnel and are then revised based on discussions with facility personnel. Adherence to budgets is closely monitored by all levels of management on an ongoing basis and through a monthly budget review process.

    QUALITY ASSURANCE. The Company has developed a comprehensive quality assurance program involving personnel at all levels and designed to maintain standards of care at the Facilities. Each Facility maintains a quality assurance committee consisting of the Facility administrator and the Facility's senior medical professionals. The committee is responsible for monitoring and evaluating all aspects of the Facility's operations, including patient care, physical environment, staff appearance, patient rights, patient activities and dietary regimen. Facility and corporate administrators are encouraged to play an active role in quality assurance by maintaining a high-profile presence and closely monitoring all aspects of operations. All medical and other consulting personnel are required to prepare and submit reports at the end of each scheduled visit identifying any patient care or other quality related issues. Patient satisfaction surveys are conducted periodically and provide a confidential method for patients and their families to comment on the Company's patient care services. Discharge interviews allow the Company to assess patient satisfaction and to isolate potential patient care issues.

MARKETING

    The Company engages in local marketing efforts to promote the Facilities so as to maintain and improve occupancy rates and mix. The Company's marketing activities are conducted primarily by each Facility's admissions director and administrator who together seek to establish relationships with referring physicians, hospital discharge planners, social workers, community organizations, local attorneys, bank trust officers and senior citizens', Alzheimer's and other support groups. The Company intends to employ a marketing director to conduct marketing activities at its Facilities.

    The Company believes that many of the services and programs provided by the Facilities supplement formal marketing efforts which seek to establish the Facility's reputation in the community as a provider of quality patient care. For example, the availability of specialized health care services can be a key factor in the selection of the Facility. Based on the Company's experience of the importance that patients place on the provision of specialized services in the Facilities, the Company believes these programs also contribute to increased occupancy by making the Facilities more attractive choices to prospective residents. In this regard, community groups are encouraged to visit the Facilities both to provide and to participate in entertainment events such as musical and drama productions, and to participate in group discussion and therapy sessions. In addition, Facility staff members serve as an information source for local communities through speaking engagements and participation in seminars and other events relating to healthcare issues. The Company has developed promotional literature for each Facility focusing on the Facility's philosophy of care and provision of services.

    The Company is increasingly concentrating its market efforts on private third party payors, such as managed care and insurance companies, as well as hospital discharge planners, thereby developing referral sources for both its long-term care and specialty medical services. The Company's former director of marketing expanded the Company's marketing programs in these areas and increased its referral base for its specialty medical programs.


    In March 1997, the Company entered into an agreement with Physicians Choice, LLC ("PCL") whereby it agreed to provide skilled nursing and rehabilitation services to patients in the PCL network at the Company's affiliated facilities. PCL operates a nationwide network of approximately 1,000 physicians and other medical providers and contracts with health insurers, HMO's and managed care companies to become part of their group. The agreement provides that commencing in April 1997, the Company will use its best efforts to provide vacancies for patients referred by physicians in the PCL network. These patients will be short term stay (generally between 10 and 20 days) patients who require rehabilitative services such as patients recovering from strokes and accidents. The Company will receive $450 per day for any patient referred by PCL and in turn will provide for total care of the patient including, but not limited to room, board, routine medical supplies (I.E. band-aids, over-the-counter medication, ointments, etc.), general therapy and pharmaceutical products (up to $250 per day). Any non-routine medical supplies or rehabilitation services provided by outside providers, as well as pharmaceuticals above $250 per day are billed, at cost, to the patient's insurance company. PCL is a subsidiary of PhyMatrix, Inc. See "Certain Transactions."


SOURCES OF REVENUES

    The Company's revenues from long-term care services are influenced by a number of factors, including: (i) the licensed bed capacity of the Facilities,
(ii) the occupancy rates at the Facilities, (iii) the mix of patients and the rates of reimbursement among payor categories (Private, Medicaid and Medicare) and (iv) the extent to which certain ancillary services available to patients in the Facilities are utilized by the patients and paid for by the respective payor sources. The Company's management monitors both Medicaid and Medicare regulatory developments, to assist in compliance with all reporting requirements and to increase reimbursable services. While the Company believes that is has been successful in meeting applicable cost ceilings and in obtaining reimbursement, there can be no assurance that reimbursement rates will remain at present levels. In particular, cost containment proposals at both the federal and state levels may have an adverse effect on the Company's ability to recover its costs of providing services to Medicaid and Medicare patients. As a result of government regulations and moratoriums, it is difficult to increase the amount of licensed beds that the Company can maintain. See "--Governmental Regulation."

    MEDICAID. The Medicaid program refers to the various state administered reimbursement programs created by federal law. Although Medicaid programs vary from state to state, typically they provide for fixed rate payment to health care providers at levels designed to compensate an efficiently and economically operated facility. Reimbursement rates are typically determined by the state from "cost reports" filed annually by each facility, on a prospective or in a limited number of states on a retrospective basis. Under a prospective system, the state sets its rate of payment for the period in advance of services rendered. In Connecticut the formula by which the per diem rates are established is subject to change annually and state law does not prohibit retroactive revisions to the formula. The provider can accept the prospective rate as payment in full for all services rendered or they can appeal the rate as not sufficient to recoup their actual costs. Subsequent audits, can provide a basis for the state program or the facility to retroactively recoup monies. Actual costs incurred during the period are used to establish the prospective rate for a subsequent period. The Connecticut Medicaid programs currently include incentive allowances for providers whose costs are less than certain ceilings and who meet other requirements. See "--Government Regulation."

    All of the Facilities participate in the Medicaid program. Under the Federal Medicaid statute and regulations, state Medicaid programs must provide facility rates that are reasonable and adequate to cover the costs that must be incurred by efficiently and economically operated facilities in providing services in conformity with state and federal laws, regulations and quality and safety standards. Furthermore, payments must be sufficient to enlist enough providers so that services under the state's Medicaid plan are available to recipients at least to the extent that those services are available to the general population. There can be no assurance that Medicaid reimbursement will be sufficient to cover actual costs incurred by the Company with respect to Medicaid services rendered.


    In December 1996, the Company received an overpayment of $2,500,000 from the State of Connecticut for Medicaid reimbursement as a result of a clerical error by the State. The Company immediately reimbursed the State $800,000 and made arrangements with the State to repay the $1,700,000 balance as follows: $450,000 to be deducted each month from its Medicaid payment and the balance of $350,000 to be paid out of the proceeds of the Offering. The Company currently owes an aggregate of $350,000 of the $2,500,000 which will be deducted out of its April Medicaid payment. The balance owed bears no interest. In the event the balance is not paid in accordance with the arrangement, the State has informed the Company that it will refer the matter to the Attorney General's Office. Since the State of Connecticut is directly withholding the amounts due from the Company's monthly Medicaid payments, the Company does not believe that there is any substantial likelihood that such matter will be referred to the Attorney General's Office. Medicaid pays the Company approximately 30 days from its receipt of a bill which the Company submits at the end of each month. Medicare pays the Company approximately 30 days from its receipt of a bill which the Company submits at the end of the month. Other than the repayment of the Medicaid overpayment, the Company is not aware of any claims for reimbursement of amounts previously received from third party payors, although Medicaid has the right to audit the Company's payments.


    To date, adjustments from Medicaid audits have not had a material adverse effect on the Company. While there can be no assurance that future adjustments will not have a material adverse effect on the Company, the Company believes that it has properly applied the various payment formulas and that the possibility of adjustments that would be materially adverse financially is remote.

    MEDICARE. All of the Facilities are certified to receive benefits provided under Medicare. Medicare is a federally funded and administered health insurance program primarily designed for individuals who are age 65 or over and are entitled to receive Social Security benefits. The Medicare program consists of two parts. The first part ("Part A") covers inpatient hospital services and services furnished by other institutional healthcare providers, such as long-term care facilities. The second part ("Part B") covers the services of doctors, suppliers of medical items and services, and various types of outpatient services. Part B services include physical, speech and occupational therapy, pharmaceuticals and medical supplies, certain intensive rehabilitation and psychiatric services, ancillary diagnostic and other services of the type provided by long-term care or acute care facilities. Part A coverage is limited to a specified term (generally 100 days in a long-term care facility) and requires beneficiaries to share some of the cost of covered services through the payment of deductible or a co-insurance payment. There are no limits on duration of coverage for Part B services, but there is a co-insurance requirement for most services covered by Part B.

    Under the Medicare program, the Company is reimbursed for its direct costs plus an allocation of indirect costs up to a regional limit. As the Company expands its specialty medical and institutional pharmacy services, the costs of care for these patients are expected to exceed the regional reimbursement limits. As a result, the Company will be required to submit exception requests to recover the excess costs from Medicare. There is no assurance the Company will be able to recover such excess costs. The failure to recover these excess costs in the future would adversely affect the Company's financial position and results of operations.

    PRIVATE PAY SOURCES. Private pay revenues include payments from individuals who pay directly for services without governmental assistance, revenues from commercial insurers, Blue Cross organizations, HMOs, providers organizations, workers compensation programs and other similar payment sources. Payments from these private pay sources may be charge-based, cost-based or based on periodically renewable contracts negotiated with these payors. Many conditions treated by rehabilitation services are covered by liability insurance, rather than health benefits policies. In such cases, reimbursement rates are established on a case-by-case basis.

    Although the level of charges by the Company to private patients in the Facilities is not subject to the same regulatory control as with Medicaid or Medicare, the Company's charges are still generally limited to customary and reasonable charges for such health care services.

    REHABILITATION THERAPY SERVICES TO NONAFFILIATES. Revenues from rehabilitation therapy services to nonaffiliates will be derived from LEV, the Company's rehabilitation therapy business which intends to provide physical, occupational and speech therapy to patients at the Facilities, the Managed Facilities and to long-term care facilities not operated by the Company. In general, payments for these rehabilitation therapy services are received directly from the long-term care facilities. Revenues from rehabilitation therapy services provided to the Facilities are included in the Medicaid, Medicare and private pay sources of revenues of the Company. The Company's charges to nonaffiliates, though not directly regulated, are effectively limited by regulatory reimbursement policies imposed on the long-term care facilities which receive these therapy services as well as competitive market factors.

GOVERNMENT REGULATION

    The health care industry is subject to substantial Federal, state and local regulation. The various layers of government regulation affect the Company's business by controlling its growth, requiring licensure or certification of its facilities, regulating the use of its properties and controlling reimbursement to the Company for services provided. See "Sources of Revenue." Licensing, certification and other applicable government regulations vary from jurisdiction to jurisdiction and are revised periodically. It is not possible to predict the content or impact of future legislation and regulations affecting the health care industry.

    The State of Connecticut has adopted a Certificate of Need statute applicable to the services provided by the Company. The statute provides generally that, prior to the construction of new beds, or the making of certain capital expenditures exceeding defined levels, a state agency must determine that a need exists for such proposed activities. Failure to obtain the necessary state approval can result in the inability to provide the service, operate the facility or complete the addition or other change, and can also result in the imposition of sanctions or adverse action on the facility's license and reimbursement. However, a Certificate of Need is not required for the Company's plan to expand the operations of LEV or to establish an institutional pharmacy. The State of Connecticut has currently imposed a moratorium on the construction of any new facilities until June 30, 2004.

    All of the Facilities are licensed under Connecticut law and are certified or approved as providers under one or more of the Medicaid or Medicare programs. Initial and continuing qualification of a long-term care facility to participate in such programs depend upon many factors, including accommodations, equipment, services, patient care, safety, personnel, physical environment and adequate policies, procedures and controls. Licensing certification and other applicable standards vary from jurisdiction to jurisdiction and are revised periodically. State agencies survey all long-term care facilities on a regular basis to determine whether such facilities are in compliance with the requirements for participation in government sponsored third party payor programs.

    The Company believes that the Facilities are in substantial compliance with the various Medicare and Medicaid regulatory requirements applicable to them. However, in the ordinary course of its business, the Company receives notices of deficiencies for failure to comply with various regulatory requirements. The Company reviews such notices and seeks to take appropriate corrective action. In most cases, the Company and the reviewing agency will agree upon the measures to be taken to bring the Facility into compliance. In some cases or upon repeat violations, the reviewing agency has the authority to take various adverse actions against a facility, including the imposition of fines, temporary suspension of admission of new patients to the facility, suspension or decertification from participation in the Medicare or Medicaid program and, in extreme circumstances, revocation of a facility's license. These actions would adversely affect a facility's eligibility to participate in the Medicare or Medicaid programs. Additionally, conviction of abusive or fraudulent behavior with respect to one facility could subject other facilities under common control or ownership to disqualification from participation in the Medicare and Medicaid programs.

    All of the Facilities are certified to receive benefits provided under Medicare. In order to participate in the Medicare program, a facility must be licensed and certified as a provider of Medicare certified nursing services.

    LEV intends to provide Medicare and Medicaid covered rehabilitative services and supplies to long-term care facilities under arrangements with the Facilities and non-affiliated long-term care facilities. Under these arrangements, LEV will bill and be paid by the long-term care facility for the services actually rendered and the details of billing the Medicare and Medicaid programs are handled directly by the long-term care facility. As a result, the Company's rehabilitation therapy generally is not Medicare and Medicaid certified and does not enter into provider agreements with the Medicare and Medicaid programs.

    Effective October 1, 1990, the Omnibus Budget Reconciliation Act of 1987 ("OBRA") eliminated the different certification standards for "skilled" and "intermediate care" nursing facilities under the Medicaid Program in favor of a single "nursing facility" standard. This standard requires, among other things, that the Company have at least one registered nurse on each day shift and one licensed nurse on each other shift and increases training requirements for nurse's aides by requiring a minimum number of training hours and a certification test before a nurse's aide can commence work. States continue to be required to certify that nursing facilities provide "skilled care" in order to obtain Medicare reimbursement.

    Various state and federal laws regulate the relationship between providers of health care services and physicians, including employment or service contracts, and investment relationships. These laws include the broadly worded fraud and abuse provisions of the Medicare and Medicaid statutes (the "Fraud and Abuse Provisions"), which prohibit various transactions involving Medicare or Medicaid covered patients or services. Violations of these provisions may result in civil or criminal penalties for individuals or entities and/or exclusion from participation in the Medicare and Medicaid programs. The Company believes that it has not entered into any relationship with physicians or other health care providers which might be considered to fall within the coverage of the Fraud and Abuse Provisions and other related state and federal laws. The Company believes that it will be able to arrange its future business relationships so as to comply with the Fraud and Abuse Provisions and any safe harbor guidelines issued pursuant thereto.

    In addition, there are specific laws regulating aspects of the Company's business, such as civil commitment of patients to psychiatric hospitals and disclosure of information regarding patients being treated for chemical dependency. All states have adopted a "patient's bill of rights" that set forth standards dealing with such issues as using the least restrictive treatment, patient confidentiality, allowing patient access to the telephone and mail, allowing the patient to see a lawyer and requiring the patient to be treated with dignity.

COMPETITION

    The Company operates in a highly competitive industry. Each Facility operates in communities in Connecticut that are generally served by approximately five similar facilities operated by others. Some competing facilities are located in buildings which are newer than those operated by the Company and provide services not offered by the Company, and some are operated by entities having greater financial and other resources and longer operating histories than the Company. Sun Healthcare, Inc. operates nursing homes in Norwalk and Milford which compete with Fairfield and Pond. In addition, some facilities are operated by nonprofit organizations or government agencies supported by endowments, charitable contributions, tax revenues and other resources not available to the Company. Some hospitals that provide long-term care services are also a potential source of competition to the Company. The Company will compete with other companies in providing rehabilitation services, medical supplies, home health care, and pharmaceutical products and services. Many of these competing companies have greater financial and other resources than the Company. There can be no assurance that the Company will not encounter increased competition in the future that would adversely affect the Company's results of operations.

    The Facilities compete with other facilities based on such key competitive factors as the reputation for the quality and comprehensiveness of care provided; the commitment and expertise of its staff; the innovativeness of treatment programs; local physician and hospital support; marketing programs; charges for services; and the physical appearance, location and condition of its facilities. The range of specialized services, together with the price charged for services, are also competitive factors in attracting patients from large referral sources. There is limited, if any, competition in price with respect to Medicaid and Medicare patients, because revenues for services to such patients are strictly controlled and based on fixed rates and uniform cost reimbursement principles. See "--Sources of Revenue."

FACILITIES

    All of the Facilities are subject to a long-term operating lease. The Company considers the properties to be in good operating condition and suitable for the purposes for which they are being used. The Company's rights as lessee could be subject to termination upon a foreclosure by the underlying lender.

    The following table sets forth certain information concerning the Facilities as of June 30, 1996. All of the long-term facilities are leased or subleased unless otherwise indicated.

                                                                              OCCUPANCY OF
                                                              LICENSED      LICENSED BEDS AT
NAME                                    LOCATION               BEDS(2)      DECEMBER 31, 1996
---------------------------  ------------------------------  -----------  ---------------------
1)  Pond Point               Milford, Connecticut
                             06460-7697                             140              91.4%(3)
2)  Country Manor            Prospect, Connecticut
                             06712-7060                             150              99.3%
3)  Bentley Gardens          West Haven, Connecticut
                             06516-2598                              98              99.0%
4)  Fairfield Manor          Norwalk, Connecticut
                             06850                                  240              90.8%
                                                                    ---
Total number of
  licensed beds                                                     628
                                                                    ---
                                                                    ---

------------------------

(1) "Occupancy" is computed by dividing the total beds occupied by the total licensed beds available for use during the period indicated.

(2) "Licensed Beds" refers to the number of beds for which a license has been issued, which may vary in some instances from beds available for use.

(3) Although Pond Point is licensed for 140 beds, six (6) of these beds have been removed to create a therapy area and are not available for patient use. Pond Point has an occupancy rate of 97% of available beds as of December 31, 1996. The Company intends to transfer the license for these beds to the Bentley Gardens' Facility. The Company has applied to transfer such license. The Company believes, although there can be no assurance, that such approval will be granted.

    The Company operates the Facilities pursuant to a ten-year lease commencing July 1, 1995 between Fairfield and the Company. The lease, which is triple net, provides for an annual rent of $2,520,000 through the end of its term. The lease is automatically renewable for four additional five year periods at an annual rental of $2,520,000, provided, the Company is not in default. The Company paid $2,000,000 in the first year of the lease. Jack Friedler is a 33.33% partner of Fairfield. Fairfield has a mortgage with a bank for the Facilities which expires in 2007, which is secured by the Facilities. The payments on the mortgage are current. See "Certain Transactions" and the Company's financial statements and the related notes thereto included elsewhere in this Prospectus.

EMPLOYEES


    As of February 28, 1997, LHG and LEV had an aggregate of approximately 681 full-time and regular part-time employees. Of this total, there were approximately 669 employees at the Facilities, one (1) employee involved in providing rehabilitation therapy services through LEV and ten (10) employees at the corporate headquarters. BALZ had six (6) employees as of December 31, 1996. PRN had an average of 205 employees for the six months ended December 31, 1996. PRN's employees vary on a week-to-week basis. Approximately 338 of the Company's employees are covered by collective bargaining contracts which expire in November 1998. These employees are primarily nurses aides, dietary aides, janitorial staff and cooks. The Company believes it has had good relationships with New England Health Care Employees Union Local 1199, the union which represents its employees, but it cannot predict the effect of continued union representation or organizational activities on its future activities.


    Although the Company believes it is able to employ sufficient nurses and therapists to provide its services, a shortage of health care professional personnel in any of the geographic areas in which the Company operates could affect the ability of the Company to recruit and retain qualified employees and could increase its operating costs. The Company competes with other health care providers for both professional and non-professional employees and with non-health care providers for non-professional employees.

INSURANCE

    Health care companies are subject to medical malpractice, personal injury and other liability claims that are customary risks inherent in the operation of health facilities and are generally covered by insurance. The Company maintains property insurance in the amount of $19,000,000, liability and professional malpractice insurance in the aggregate amount of $3,000,000 and $1,000,000 per occurrence with deductibles that are deemed appropriate by management, based upon historical claims, industry standards and the nature and risks of its business. The Company also requires that physicians practicing at the Facilities carry medical malpractice insurance to cover their respective individual professional liabilities. There can be no assurance that a future claim will not exceed available insurance coverages or that such coverages will continue to be available for the same scope of coverages at reasonable premium rates. Any substantial increase in the cost of such insurance or the unavailability of any such coverages could have an adverse effect on the Company's business.

LEGAL PROCEEDINGS

    There is no material litigation pending or threatened against the Company.

ACQUISITION OF BALZ


    The Company entered into an agreement with all of the shareholders (the "BALZ Sellers") of BALZ Medical Services, Inc. ("BALZ") to acquire all of the capital stock of BALZ immediately prior to the Effective Date for Common Stock having an aggregate value of $1,500,000 based on the Offering price. The Company is not currently operating BALZ. For a discussion of the relationships between the Company and the BALZ Sellers. See "Certain Transactions."

BUSINESS OF BALZ

GENERAL


    BALZ is a provider of a variety of healthcare products and supplies. BALZ provides such products to affiliated and non-affiliated nursing homes and other institutional facilities. The medical supplies provided include an array of medical products ranging from band aids to woundcare supplies. BALZ also provides nutritional supplements, durable medical equipment (primarily wheelchairs and beds), institutional cleaning products, linens and primary care products including toothpaste and incontinence products. The Company's strategy is to expand BALZ' business to become more of a traditional medical supply company by supplying products to hospitals, doctor's offices and persons at their homes through PRN, visiting nurse associations and other home care organizations.


INDUSTRY BACKGROUND

    Patients at long-term care facilities, including the Facilities and the Managed Facilities, require an extensive array of healthcare products and supplies. BALZ coordinates with the personnel at such facilities to fill particular patient needs. In addition, facilities require a variety of everyday products of the type provided by BALZ. See "Products and Services."

    The Federal Medicare program is broken down into two major programs. Medicare Part A (Hospital Insurance) and Medicare Part B (Medical Insurance). Medicare Part A covers hospital inpatient services, skilled nursing home inpatient services, home health agency services and hospice care. Medicare Part B is an elective supplemental insurance that pays for durable medical equipment, prosthetic devices and other medical supplies.

    A nursing home has three possible programs for Medicare B billing. The first program is for a skilled nursing home facility to provide Part B supplies and bill Medicare Part A, only if the resident in on Part A stay, or Part B only if the resident has exhausted his Part A stay and is Part B eligible. The second option is to provide Part B supplies "under contract." Under contract means an outside vendor supplies and bills the nursing facility directly for the products and also charges the nursing home facility for submission of bills to Medicare Part B. The nursing home facility shares the profit with the outside vendor (ie., BALZ). The third option is for the facility to permit an outside supplier, such as BALZ, to provide the Part B supplies directly to the patient and the outside provider to receive reimbursement directly from Medicare.

    Under the first program, nursing facilities direct billing, the nursing facility bills for Part B supplies to Part A on the nursing home facility's Medicare cost report. Under the second program the charge of the outside supplier who provides products "under contract" becomes the "cost" to the facility and is cost settled at the end of the facility's fiscal year. Under either of these programs, the facility is limited to a cost reimbursement and therefore cannot profit from the Medicare Part B supplies.

PRODUCTS AND SERVICES

    BALZ currently provides medical products and services to each of the Facilities, the Managed Facilities and to four non-affiliated nursing homes. BALZ coordinates with the nursing home facility and medical personnel to fill particular patient needs and general facility requirements. BALZ sets up the equipment as necessary and spends time with the caregivers to explain the proper use of the medical equipment.

    The primary categories of products provided by BALZ (and examples of the products available in each category) are set forth below:

Disposable Medical             --      Incontinent products (diapers, liners, chux)
  Supplies
                                   --  Wound care products and bandages (sterile and non-sterile)
                                       for treating decubitus ulcers,
                                       surgical incisions and skin graft sites
                                   --  Nutritional products (Ensure, Sustacal, etc.)
                                   --  Diabetic products/supplies
                                   --  Ostomy supplies
                                   --  Urological supplies (catheters, etc.)
                                   --  Blood pressure products
                                   --  Skin care products
                                   --  Tracheostomy supplies
                                   --  Examination gloves
Durable medical equipment          --  Hospital beds
                                   --  Wheelchairs
                                   --  Walking aids
                                   --  Bathroom safety equipment
                                   --  Patient lifts
Rehabilitation Products            --  Power operated vehicles (such as wheelchairs and scooters)
                                   --  Advanced support surfaces (low air loss beds, alternating pressure mattresses)
                                   --  Specialized seating
Institutional Cleaning and         --  Deodorant
  Everyday Products                --  Toothpaste
                                   --  Linens
                                   --  Toilet paper
                                   --  Paper towels


    Generally, the cost of BALZ' products and supplies is covered by third party payor arrangements such as Medicaid, Medicare or private insurance. As an example, purchased equipment covered by Medicare is generally sold pursuant to an approved price range or a cost plus fee basis. Private insurance payors use customary and usual standards for their reimbursement terms which are generally comparable to Medicare fee screens. BALZ usually receives payment within 75 to 90 days of invoicing, but delays can be up to six months.


MARKETING

    BALZ engages in local marketing efforts and directs such marketing activities toward a wide range of affiliated and non-affiliated nursing homes and other institutional facilities. BALZ marketing area includes Connecticut, Massachusetts, Rhode Island and New York. In order to develop existing accounts, as well as procure additional accounts, BALZ works to maintain and improve current products lines and service levels.

COMPETITION


    The medical supplies industry is highly competitive and fragmented. While there are a few selected national providers, BALZ currently encounters its most significant competition in providing health care products from small commercial providers operating in the New England and New York areas. BALZ believes that health care facilities in the geographic area serviced by BALZ consider reliability of services and cost to be the most important factors in contracting with a medical supply company, although other factors such as financial stability of a medical supply company and the Company's integrity are also considered as well as personnel policies and practices and cost. In addition to present competition, other companies that do not currently provide health care products may enter the business.


GOVERNMENT REGULATION AND REIMBURSEMENT


    BALZ must comply with various requirements in connection with its participation in Medicaid and Medicare. Medicaid is a combined federal-state program for medical assistance to impoverished individuals who are aged, blind, or disabled or members of families with dependent children. The Medicaid programs in many states are subject to federal requirements. The state has the authority to set levels of reimbursement within Federal guidelines. BALZ receives, from its customers who are covered by Medicaid, only the reimbursement permitted by Medicaid and is not permitted to collect from the patient any difference between its customary charge to users and the amount reimbursed. Any difference between BALZ' customary charge to its customers who are covered by Medicaid and amounts reimbursed by Medicaid are not material to BALZ' operating results because BALZ' customary charges to such customers generally do not exceed amounts reimbursable by Medicaid.


    Medicare is a federal health insurance program, for the elderly and for chronically disabled individuals, which pays for equipment and services when medically necessary. Medicare uses a charge-based reimbursement system for purchased medical equipment based on approved published prices. Equipment such as hospital beds, wheelchairs and patient lifters is generally paid for on a rental basis over a 15 month term, with maintenance payments semi-annually thereafter.


    The Company believes BALZ is in substantial compliance with all material statutes, regulations, standards and conditions applicable to its business. However, new laws and/or regulations, standards or conditions may be adopted or existing laws, regulations, standards or conditions may be interpreted by governmental authorities in a manner which could adversely impact BALZ' operations. Many of the regulations applicable to the Company's facilities are also applicable to BALZ. For a more detailed discussion of Government Regulation see "Business--Government Regulation." BALZ cannot predict whether any such proposals or interpretations will be adopted and, if adopted, what effect such proposals or interpretations would have on BALZ's business.


ACQUISITION OF PRN


    Three stockholders of PRN have entered into an agreement to sell, for an aggregate of $1,620,000 in cash, all of their shares of capital stock in PRN to the Company immediately prior to the Effective Date. One shareholder will be exchanging his shares in PRN for 108,000 shares of the Company immediately prior to the Effective Date. See "Use of Proceeds." In connection with the acquisition, PRN will distribute 100% of its book value to its shareholders. The Company is not currently operating PRN. For a discussion of the relationships between the Company and the PRN Sellers, see "Certain Transactions."


BUSINESS OF PRN

GENERAL

    PRN provides skilled nursing services to persons at home. PRN's personnel includes (i) registered nurses, who provide a broad range of nursing care services, including skilled observation and assessment, instruction of patients regarding medical and technical procedures, direct hands-on treatment, and communication and coordination with the attending physician or other service agencies; (ii) licensed practical nurses who perform, under the supervision of a registered nurse, technical nursing procedures, which include injections, dressing changes, and assistance with ambulation and catheter care; (iii) physical and rehabilitation therapists who provide services related to the reduction of pain and improved rehabilitation of joints and muscles; and (iv) certified nurses aides, who, under the supervision of a nurse, provide health-related services and personal care such as assistance with ambulation, limited range-of-motion exercises, monitoring of vital signs, non-sterile dressing changes and bathing.

INDUSTRY BACKGROUND

    Due to a variety of factors the home health care market has increased rapidly in the last decade. The Company anticipates continued growth in the home health care market due to increasing emphasis on cost effective medical treatment, the "Greying of Our Society" and continuing advances in medical technology. The over-65 population, which has a higher incidence of illness and disability, continues to increase. At the same time, home treatment of medical needs as compared with hospital treatment is generally considered more cost effective. The increased acceptance of home care has been bolstered by medical technological advances which have facilitated the maintenance of high medical standards in home care. The Company believes that cost containment initiatives will continued to increase the demand for home health care.

STRATEGY

    The Company plans to increase the scope of the services PRN provides to patients at home, as well as the number of patients it provides such services to. PRN targets hospitals, clinics, nursing homes, physician groups, assisted living facilities, health maintenance organizations and other health care providers as sources of home health care referrals. PRN has become involved in the communities it serves through participation in senior service provider councils and coalitions. PRN's active participation in such meetings provides it with a high level of exposure to key sources and the opportunity to obtain new contracts. PRN also relies on advertising, direct mail and other forms of consumer marketing, as well as general word of mouth, to develop its clientele. PRN has been accredited with commendation by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO").

    The Company intends to expand the scope of services provided by PRN to include the provision of intravenous therapy to patients at home. The Company believes that as technology advances an increasing level of medical problems can be treated effectively at home. The Company also intends to establish PRN as a nursing pool agency whereby it supplies nurses and other skilled personnel to hospitals, affiliated and non-affiliated nursing homes and other home healthcare agencies on a temporary basis. The Company believes that staffing limitations at hospitals, nursing homes and other institutional facilities have increased the need for temporary nurses and other skilled personnel.

MARKETING

    PRN markets a multi-dimensional package of nursing care. PRN's marketing is focussed at the local level and is conducted by PRN's employees who call on referral sources such as doctors, hospitals and various community and professional organizations. Besides actively soliciting business from these sources, PRN's marketing objective is to maintain a public awareness of its services. These efforts are supplemented through marketing materials. PRN seeks to expand its existing relationships with local and regional health care providers as sources of referral.

COMPETITION

    PRN faces competition from hospitals with their own home care agencies, divisions of major pharmaceutical companies and other home care organizations. Many of these competitors have greater capital and other resources than are available to the Company. The national home care market is, however, highly fragmented, and management estimates that the top 10 companies active in home care collectively account for less than a 25% share of the home care market. Because most home care business is generated by referral from local third party payors and medical-related organizations, home care providers compete on a local basis to develop relationships with key referral sources. The Company believes the most important competitive factors in the home care industry are the ability to provide qualified personnel on a timely basis, price and range of services offered. Management believes the Company's plans for diversification of the services offered by PRN will improve PRN's ability to compete within the home health care market.

GOVERNMENT REGULATION

    Much of the regulations imposed upon the Company also apply to the activities of PRN. The Company's health care business is subject to extensive and frequently changing regulation by federal, state and local authorities. Regulation imposes a significant compliance burden on the Company, including state licensing and federal and state eligibility standards for certification as a Medicare and Medicaid provider. In Connecticut, PRN need only be licensed as a Medicare and Medicaid provider. In other states, home care providers must receive a certificate of need ("CON") from the state in order to directly provide Medicare and Medicaid services. CON requirements and restrictions vary substantially from state to state.

    The Company believes PRN is in substantial compliance with all material statutes, regulations, standards and conditions applicable to its business. However, new laws and/or regulations, standards or conditions may be adopted or existing laws, regulations, standards or conditions may be interpreted by governmental authorities in a manner which could adversely impact PRN's operations. The Company cannot predict whether any such proposals or interpretations will be adopted and, if adopted, what effect such proposals or interpretations would have on PRN's business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company, together with their ages and present positions with the Company are as follows:


NAME                                             AGE                       POSITION
-------------------------------------------      ---      -------------------------------------------
Jack Friedler..............................          64   Chief Executive Officer, Chairman of the
                                                          Board and Director
Harry Dermer...............................          45   President, Chief Operating Officer and
                                                          Director
Thomas E. Dybick...........................          48   Chief Financial Officer
Jon Mills..................................          57   Director
Mary Archambault...........................          46   Executive Vice President
Suzanne J. Nettleton.......................          50   Executive Vice President
Eric D. Moskow, MD.........................          38   Director


    All directors of the Company hold office until the next annual meeting of the stockholders and until their successors have been elected and qualified. The officers of the Company are elected by the Board of Directors at the first meeting after each annual meeting of the Company's stockholders, and hold office until their death, until they resign or until they have been removed from office.

    The following is a brief summary of the background of each director and executive officer of the Company:

    JACK FRIEDLER has been Chief Executive Officer and Chairman of the Board since the Company's inception in February 1995. Since 1988, Mr. Friedler served as President of Lexington House, formerly Lexington Convalescent Home, which is currently managed by the Company. Mr. Friedler and his wife own 100% of Lexington House. He is currently Secretary and a Director of Professional Relief Nurses, Inc., a multi-dimensional provider of nursing care, positions he has held since 1981. From 1990 to 1993, Mr. Friedler served as President of Bridgeport Healthcare Center of which he was a shareholder. He managed Fairfield Manor Health Care Center, Pond Point Health Care Center, Country Manor Health Care Center and Bentley Gardens Health Care Center from 1981 to 1986. Mr. Friedler spends approximately 35 hours per week on matters relating to the Company's business. Mr. Friedler owns 24% and 25% of BALZ and PRN, respectively.

    HARRY DERMER has served as President, Chief Financial Officer and Director of the Company since its inception in February 1995. Prior thereto, Mr. Dermer co-founded Prometheus Pharmacy and Nursing Homes America, Inc., which are divisions of the Olympus Healthcare Group, where he served as Chief Financial Officer from 1994 to 1995, and Mediscript Pharmacy, Inc., a division of Mediplex, where he served as Chief Financial Officer from 1993 to 1994. Subsequent to founding these pharmaceutical companies he remained employed by these companies and successfully expanded their operations. From 1990 to 1993, Mr. Dermer served as Vice-President of Operations and Chief Financial Officer of Reliance Pharmacy Corp. From 1987 to 1990, he served as Chief Financial Officer of Arrow Prescription Center Corp. From 1986 to 1987, Mr. Dermer was employed by Gulf and Western as a Senior Financial Analyst. He served as Plant Controller of DAP, Inc., the manufacturing division of Schering Plough, from 1982 to 1985. Mr. Dermer received a B.S. in Marketing from Rutgers University, an M.B.A. from the University of Dallas, and also completed one year of medical school at Bucharest University. In addition, Mr. Dermer has a Connecticut nursing home administrator's license. Mr. Dermer owns 20% of BALZ.

    THOMAS E. DYBICK has served as the Company's Chief Financial Officer since September, 1996. He is a Certified Public Accountant. Prior thereto, from 1992 to 1996 Mr. Dybick was Chief Financial Officer of AHF/Connecticut Management, Inc. which managed six nursing homes in CT and MA. Previously, Mr. Dybick was employed by the law firm of Levy & Droney, PC as Executive Director (1985-1992), as

Director of Internal Auditing for The Stanley Works (1980-1985) and as an Audit Principal for Ernst & Young (1970-1980). Mr. Dybick received a B.S. in Accounting from Fairfield University and has completed the Management Development Program at the Hartford Graduate Center.

    JON MILLS has served as a Director of the Company since March 1996. He is currently President and a Director of Medline Industries, Inc., a national manufacturer of healthcare products, positions he has held since 1966. Mr. Mills obtained a B.S. in Marketing from Northwestern University.

    MARY ARCHAMBAULT has served as President of BALZ since its inception in 1995. Prior thereto, Ms. Archambault co-founded Prometheus Pharmacy and Nursing Homes America, Inc., where she served as Executive Vice President from 1994 to 1995. She also co-founded Mediscript Pharmacy, Inc.'s Medicare Part B division, which was a division of Mediplex, where she served as Executive Vice-President from 1993 to 1994. Ms. Archambault was employed in a supervisory capacity at Allcare Medication Services, Inc. from 1990 to 1993. She served as the Director of Operations of MedCare North from 1987 to 1990. Ms. Archambault received a B.A. in English and a B.S. from the University of Eastern Connecticut State College, obtained a Nursing Home Administrator's license from the University of Connecticut Graduate Center, and is a licensed Practical Nurse in the State of Connecticut. Ms. Archambault owns 20% of BALZ.

    SUZANNE J. NETTLETON has served as President and Administrator of PRN since its inception in 1981. In January 1994, Ms. Nettleton co-founded the Connecticut Home Care Alliance. From 1980 to 1981, Ms. Nettleton was employed as Area Sales Manager and State Administrator of Olsten Kimberly Quality Care, a national home healthcare agency that Ms. Nettleton brought through Connecticut state licensure. From 1978 to 1979, she served as Director of Nursing of the Queens Convalescent Center, and from 1976 to 1978 she was the Director of Staff Development of Middlesex Memorial Hospital. Ms. Nettleton received a B.S. in Science and Nursing at Long Island University and a Masters Degree in Health Administration at the Hartford Graduate Center. She obtained a Nursing Home Administrator's License from the State of Connecticut and is licensed as a Registered Nurse in both New York and Connecticut. Ms. Nettleton owns 25% of PRN.


    ERIC D. MOSKOW, MD has served as a director of the Company since March 1997. Dr. Moskow has been the Executive Vice President of Strategic Planning for PhyMatrix, Inc. and has served as a member of the PhiMatrix Board of Directors since that time. In 1993, he founded Physician's Choice Management, LLC and served as its Executive Vice President until 1996. Prior to establishing Physician's Choice, he served as Medical Director for US Healthcare in Connecticut. Dr. Moskow is board-certified in internal medicine and has served as President of the Family Medical Associates of Ridgefield, Connecticut for the past nine years.



    The by-laws of the Company provide that the authorized number of directors shall be as set by the Board of Directors but shall not be less than three, unless all of the outstanding shares are owned beneficially and of record by less than three stockholders, in which event the number of directors shall not be less than the number of stockholders permitted by statute. The authorized number is presently five. There are no agreements with respect to the election of directors except that the Underwriter has the right to appoint a designee as an observer to the Board of Directors and the Company's President and Chief Executive Officer have entered into a shareholder's agreement. As of the Effective Date, the Underwriter has not appointed a designee as an observer to the Board of Directors. See "Underwriting".


COMPENSATION OF DIRECTORS

    None of the directors has received or currently receives any cash compensation for serving on the Board of Directors; however, directors may be reimbursed for expenses incurred in connection with their services as such.

COMMITTEES OF THE BOARD


    No committees of the Board have been established to date. Pursuant to the listing requirements for Nasdaq, the Company is required to establish an independent audit committee. The Company intends to satisfy this requirement within 90 days of the Effective Date. The audit committee will consist of Harry Dermer, Eric Moskow, M.D. and Jon Mills. A failure by the Company to comply with this requirement may result in the delisting of the Common Stock and Warrants from Nasdaq.


EXECUTIVE COMPENSATION

    The following table sets forth the cash compensation, as well as certain other compensation paid or accrued, by LHG to Jack Friedler, its Chief Executive Officer, and Harry Dermer, its President and Chief Financial Officer during the fiscal year ended June 30, 1996, during which period Messrs. Friedler and Dermer had no formal agreements with the Company. Other than Messrs. Friedler and Dermer, no other executive officer of LHG had a total annual salary and bonus of $100,000 during the reported periods. The executive compensation received from PRN by Suzanne Nettleton, its President and that received by Mary Archambault, BALZ President is also disclosed below.

                                                                                                 LONG TERM
                                                                                               COMPENSATION
                                                                                       -----------------------------
                                                         ANNUAL COMPENSATION                       STOCK
                                                -------------------------------------             OPTIONS
NAME AND PRINCIPAL POSITION                          YEAR         SALARY      BONUS               GRANTED
----------------------------------------------  --------------  ----------  ---------  -----------------------------
Jack Friedler.................................  Fiscal 1996     $  210,000(1)    --                 --
  Chief Executive Officer and Director
Harry Dermer..................................  Fiscal 1996     $  127,204     --                   --
  President, Chief Operating Officer
  and Director
Suzanne Nettleton.............................  Fiscal 1996     $  122,237(1) $  38,121              --
  President of PRN
Mary Archambault..............................  Fiscal 1996*    $   54,256     --                   --
  President of BALZ

------------------------

(1) In addition, Jack Friedler and Suzanne Nettleton each received director fees of $40,000 for serving on the Board of Directors of PRN. Following the consummation of the Offering, they will not be entitled to such fees.

* Represents salary for an eight month period since BALZ only commenced operations in November 1995.

    The Company has obtained individual term life insurance policies covering Messrs. Friedler and Dermer in the amount of $1,000,000 per person. The Company is the sole beneficiary under these policies and the Company will keep such policies in force for a minimum of three years from the completion of this Offering.

EMPLOYMENT AGREEMENTS


    Prior to the Effective Date, the Company will enter into a separate employment agreement with Suzanne J. Nettleton, to be effective upon consummation of the Offering. The Company has entered into employment agreements with Mary Archambault, Jack Friedler and Harry Dermer which are effective upon consummation of the Offering. The agreements will provide that such individuals shall devote substantially all of their working time and attention to the business of the Company and will contain certain non-compete provisions. Each of Mr. Friedler and Mr. Dermer's agreements have an initial term of five years and shall be automatically renewable for successive one-year periods unless either the Company or the employee elects not to renew his employment. Ms. Nettleton and Ms. Archambault's agreements have an initial term of three years and shall be automatically renewable for successive one-year periods unless either the Company or the employee elects not to renew her employment.


    Mr. Friedler's employment agreement provides that Mr. Friedler will receive a $250,000 annual salary, with cost of living increases and a bonus equal to one (1%) percent of the Company's net income before taxes. Mr Dermer's employment agreement is identical except that Mr. Dermer will be entitled to a $175,000 salary. If their employment agreements had been in effect on June 30, 1996 they would have each received approximately $4,600 as a bonus.

    The agreement with Ms. Archambault provides that Ms. Archambault will receive a base annual salary of $100,000, subject to five percent annual increases. In addition to her base salary, Ms. Archambault will be entitled to receive 3.75% of BALZ's net profits before taxes. If her employment agreement was in effect on June 30, 1996 she would have received approximately $12,000 as a bonus.


    The agreement with Ms. Nettleton provides that Ms. Nettleton will receive a base annual salary of $155,000, subject to five percent annual increases.


SHAREHOLDERS AGREEMENT

    In October 1996, Jack Friedler and Harry Dermer entered into a stockholder's agreement, effective upon consummation of the Offering, which includes, among other things, the grant of a mutual right of first refusal to purchase any shares of Common Stock beneficially owned by the other stockholder, and a mutual agreement to vote for the other stockholder as a director of the Company.

STOCK OPTION PLAN

    Prior to the Offering, the Company intends to adopt the 1997 Stock Option Plan (the "Plan" or the "1997 Stock Option Plan"). The purpose of the Plan is to promote the success of the Company by providing a method whereby eligible participants may be awarded additional remuneration for services rendered, thereby increasing their personal interest in the Company. The Plan is also intended to aid the Company in attracting persons of suitable ability to becoming employees of the Company. Pursuant to the Plan, options to acquire an aggregate of 450,000 shares of Common Stock may be granted, none of which have been granted to date. The Plan provides for grants to employees, consultants and directors of the Company.

    The 1997 Stock Option Plan authorizes the Board to issue incentive stock options ("ISOs"), as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), as well as stock options that do not conform to the requirements of the Code section ("Non-ISOs"). Consultants and directors who are not also employees of the Company could be granted only Non-ISOs. The exercise price of each ISO may not be less than 100% of the fair market value of the Common Stock at the time of grant, except that in the case of a grant to an employee who owns 10% or more of the outstanding stock of the Company or a subsidiary or parent of the Company (a "10% Stockholder"), the exercise price may not be less than 110% of the fair market value on the date of grant. The exercise price of each Non-ISO shall be at least 100% of the fair market value of the Common Stock on the date of grant. ISOs may not be exercised after the tenth anniversary (fifth anniversary in the case of any option granted to a 10% Stockholder) of their grant. Non-ISOs may not be exercised after the tenth anniversary of the date of grant. Options may not be transferred during the lifetime of an option holder. No stock options could be granted under the Plan
after       , 2007.

    Subject to the provisions of the Plan, the Board had the authority to determine the individuals to whom the stock options are to be granted, the number of shares to be covered by each option, the exercise price, the type of option, the option period, the restrictions, if any, on the exercise of the option, the terms for the payment of the option price and other terms and conditions. Payments by optionholders upon exercise of an option may be made (as determined by the Board) in cash or such other form of payment as may be permitted under the Plan, including without limitation, by promissory note or by shares of Common Stock.

LIMITATION ON LIABILITY

    Delaware law permits a corporation through its Certificate of Incorporation to indemnify its directors and officers from personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violations of provisions regarding the unlawful payment of dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation exonerates its directors and officers from monetary liability to the extent permitted by the statutory provisions.

                              CERTAIN TRANSACTIONS

    Immediately prior to the Effective Date, the members of Lexington Health Care Group, LLC, Jack Friedler, Stephanie Friedler and Harry Dermer, have agreed to exchange their respective interests (37.5%, 37.5% and 25%) in the LLC in exchange for an aggregate of 2,462,000 shares of Common Stock of the Company (the "Reorganization"). Stephanie Friedler has directed that her shares be issued to her husband, Jack Friedler. In connection with the Reorganization, all of the assets, liabilities and operations of the LLC will be transferred to the Company. In addition, all undistributed earnings of the LLC will be contributed to the capital of the Company.

    In February 1995 (effective July 1, 1995), the Company entered into a ten-year lease for the four Facilities, Jack Friedler, the Company's Chief Executive Officer is a 33.33% limited partner of the lessor, Fairfield. See "Business--PRN Acquisition." The partners owning the remaining 66.66% interest in Fairfield are also owners of an aggregate of 50% of the capital stock of PRN. The Company paid $2,000,000 for the first year of the lease. Thereafter, the annual payment is $2,520,000 per year. The lease is automatically renewable for four additional five year periods at the same rent provided the Company is not in default of its obligations under the lease. In addition, the Company paid a $2,282,000 security deposit to Fairfield. The Company believes that the terms of the lease are as favorable to the Company as those that could have been obtained from nonaffiliated parties. The landlord has informed the Company that a third party offered to lease the Facilities on substantially the same terms.


    The Company leases its executive offices from a company controlled by Jack Friedler and his wife pursuant to a three-year lease for a monthly rental fee of $1,100 per month. The Company compared similar space and found the price charged to be reasonable. In addition as of June 30, 1996 and December 31, 1996, the Company has loaned Lexington House, Inc. an aggregate of $393,673 and $494,000, respectively. This loan bears interest at an annual rate of eight (8%) percent, is due and payable on June 30, 2001, and is secured by a lien on the executive facility. The loan arose as a result of the Company's payment of certain expenses of Lexington House and Lexington House's non-payment of its monthly management fee. As of June 30, 1996 and March 31, 1997 Lexington House owed the Company $72,360 and $126,630, respectively from the management agreement. The expenditures were made by the Company on behalf of Lexington House in anticipation that the Company would acquire Lexington House. Subsequently, the negotiations for the sale were terminated because the Company determined that such facility required too many capital improvements.


    The Company, as the operator of the Facilities, received certain Medicaid reimbursement in the aggregate amount of $2,600,000 that related to the time that the Facilities were operated by Beverly. The Company utilized such amounts and agreed to repay them to Beverly with 12% interest. Jack Friedler, the Company's Chief Executive Officer, personally guaranteed this obligation. The loan bears interest at the rate of 12% per annum. As of February 1, the current balance of the loan is $153,000. The Company intends to repay such loan with a portion of the net proceeds of the Offering. See "Use of Proceeds."

    In July 1995, the Company entered into an agreement to manage the day-to-day business affairs of Lexington House, Inc., a nursing home with 67 licensed beds. Lexington House is owned by Samir Realty, a Company owned by Jack Friedler and his wife. The management agreement is for a period of one year and provides for a $6,030 monthly fee to be paid to the Company. The Company believes that the terms of the management agreement are fair and reasonable.

    Between October 1995 and July 1996, the Company borrowed an aggregate of $286,000 from Jack Friedler and Harry Dermer which loan bears interest an an annual rate of 10%. $104,000 of such loan was repaid as of December 31, 1996. The loan which was used for working capital is payable on demand but is not anticipated to be repaid in the next 12 months.

    Upon the Effective Date, the Company will acquire all of the capital stock of PRN from its existing stockholders. Jack Friedler is the owner of 25% of such capital stock. In exchange for Mr. Friedler's 25% interest in PRN, the Company will issue Mr. Friedler an amount of shares of the Company's Common Stock with a value of $540,000 (108,000 shares based on the proposed initial public offering price). Suzanne J. Nettleton, who will become an officer of the Company upon consummation of the acquisition, is the owner of 25% of the capital stock of PRN. The Company is purchasing Ms. Nettleton's interest for $540,000. Abraham Sova, Esther Sova and Joseph Sova (the "Sova Family") collectively own 25% of the capital stock of PRN which the Company is purchasing for an aggregate of $540,000. The Sova Family is a 33.33% limited partner of Fairfield. Israel Berger, Mark Berger and Julius Berger (the "Berger Family") collectively own the remaining 25% of the capital stock of PRN which the Company is purchasing for an aggregate of $540,000. The Berger Family is a 33.33% limited partner of Fairfield. In connection with the acquisition, PRN will distribute 100% of its net book value to its shareholders. The acquisition terms were negotiated between the Company's president and Suzanne Nettleton, the President of PRN. The Company believes that based on PRN's past performance and projections that the acquisition price is at least as favorable for the Company as could be obtained from a non-related party, however, the Company did not obtain an independent appraisal in connection with the acquisition.



    Upon the Effective Date, the Company will acquire all of the capital stock of BALZ from its existing stockholders in exchange for an aggregate of 300,000 shares of the Company's Common Stock (valued at $1,500,000 based on the proposed initial public offering price). Jack Friedler is the owner of 24% of such capital stock. In exchange for Mr. Friedler's 24% interest in BALZ, the Company will issue Mr. Friedler 72,000 shares of the Company's Common Stock. Also, in exchange for Harry Dermer's, the Company's President, 20% interest in BALZ, the Company will issue Mr. Dermer 60,000 shares of the Company's Common Stock. Mary Archambault, the Company's Secretary who will become an executive vice president of the Company upon consummation of the acquisition, is the owner of 20% of the capital stock of BALZ. The Company is purchasing Ms. Archambault's interest on the same terms and conditions as that of Mr. Dermer. The Company based the acquisition price on BALZ, net worth past performance and projections, as well as Mr. Dermer's evaluation of acquisitions of other medical supply companies. BALZ was formed in October 1995. The owners of BALZ have contributed an aggregate of approximately $25,000 since its inception. The shareholders of BALZ loaned it an aggregate of $60,000 pursuant to a series of promissory notes which bear interest at the rate of 10% and are payable on demand. BALZ repaid an aggregate of $30,000 of such amounts. Since BALZ's inception, the Company has provided certain management services and office space to BALZ. In consideration for the rent and services, BALZ paid the Company an aggregate of $25,000 for the year ended June 30, 1996 and $19,000 for the six months ended December 31, 1996. Approximately 42% of BALZ' revenues from October 1995 to December 31, 1996 were derived from sales to patients in the Facilities and the Managed Facilities.



    In March 1997, the Company entered into an agreement with Physicians Choice, LLC ("PLC") whereby it agreed to provide skilled nursing and rehabilitation services to patients in the PCL network at the Company's affiliated facilities. PCL is a subsidiary of PhyMatrix, Inc. Edward D. Moskow, MD, a director of the Company, is a Director of PhyMatrix, Inc. For a description of the agreement with PhyMatrix see "Business--Marketing".


    With respect to each of the foregoing transactions, although the Company has not obtained any independent fairness opinions, the Company believes that the terms of such transactions were as fair to the Company as could be obtained from an unrelated third party. Future transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated parties and will be approved by a majority of the independent and/or disinterested members of the Board of Directors.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to beneficial ownership of (i) each person who is known by the Company to be the beneficial owner of 5% or more of its outstanding shares of Common Stock; (ii) each director of the Company (iii) each named executive officer of the Company; and (iv) all directors and named executive officers as a group, together with their respective percentage ownership of such shares before the Offering and as adjusted to reflect the sale of the Shares offered hereby.


                                                                              PERCENTAGE OF
                                                                          ----------------------
                                                                            COMMON STOCK OWNED
                                                                          ----------------------
                                                           AMOUNT AND
                                                           NATURE OF
                                                           BENEFICIAL
                                                           OWNERSHIP       BEFORE       AFTER
NAME AND ADDRESS(1)                                     SHARES OWNED(2)   OFFERING   OFFERING(3)
------------------------------------------------------  ----------------  ---------  -----------
Jack Friedler(4)......................................      2,026,500        57.90%      44.05%
Harry Dermer(5).......................................        675,500        19.30%      14.68%
Suzanne J. Nettleton..................................              0            0%          0%
Mary Archambault(5)...................................         60,000         1.71%       1.30%
John Mills............................................              0            0%          0%
Thomas Dybick.........................................              0            0%          0%
Eric D. Moskow, MD....................................              0            0%          0%
Wayne B. Wiseman(6)...................................        250,000         7.14%       5.43%
Sean Leahy(6).........................................        250,000         7.14%       5.43%
All officers and directors as a group
  (7 persons)(4)(5)...................................      2,762,000        78.91%      60.04%


------------------------

(1) Unless otherwise indicated, the address of each beneficial owner is c/o the Company, 35 Park Place, New Britain, Connecticut 06052.

(2) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act ("Rule 13d-3") and unless otherwise indicated, represents shares for which the beneficial owner has sole voting and investment power.

(3) The percentage of class if calculated in accordance with Rule 13d-3 and assumes that the beneficial owner has exercised any option or other rights to subscribe which are exercisable within sixty (60) days and that no other options or rights to subscribe have been exercised by anyone else.

(4) As a result of the Reorganization, Mr. Friedler will receive an aggregate of 1,846,500 shares of the Company's Common Stock for his and his wife's 75% collective ownership interest in the LLC. Includes 108,000 and 72,000 shares to be issued in connection with the acquisitions of PRN and BALZ, respectively. Mr. Friedler's ownership of PRN and BALZ is 25% and 24%, respectively.

(5) Includes 60,000 shares to be issued to each of Mr. Dermer and Ms. Archambault in connection with the acquisition of their respective ownership of BALZ.

(6) Does not include 250,000 shares of Common Stock issuable upon the exercise of 250,000 Warrants.

                           DESCRIPTION OF SECURITIES


    The following descriptions of the Company's securities are qualified in all respects by reference to the Articles of Incorporation and By-laws of the Company, copies of which are filed as Exhibits to the Registration Statement of which this Prospectus is a part. The Company is authorized to issue 15,000,000 shares of Common Stock, $.01 par value and 1,000,000 shares of Preferred Stock, $.01 par value. As of the date hereof, the Company has 3,500,000 shares of Common Stock outstanding, including the 408,000 shares to be issued in connection with the acquisitions of BALZ and PRN, held by 10 stockholders of record. After the Offering, the Company will have 4,600,000 shares of Common Stock outstanding.


COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors in its discretion out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preferences over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are and the shares of Common Stock offered hereby, when issued against the consideration set forth in this Prospectus, will be, fully paid and nonassessable.

PREFERRED STOCK

    The Company's Articles of Incorporation authorize the issuance of 1,000,000 shares of Preferred Stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its Preferred Stock and the Company has committed not to issue any shares of Preferred Stock without the consent of the Underwriter, except in connection with an acquisition, for a period of two years from the Effective Date, there can be no assurance that it will not do so in the future. See "Dividend Policy."

WARRANTS

    Each Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $6.00 per share (the "Exercise Price"). The Warrants are exercisable commencing one year from the Effective Date and expire six years after the Effective Date.

    The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") among the Company, the Underwriter and the warrant agent (the "Warrant Agent"), and will be evidenced by warrant certificates in registered form.

    The Exercise Price of the Warrants and the number and kind of shares of Common Stock or other securities and property issuable upon exercise of the Warrants are subject to adjustment in certain circumstances, including stock splits, dividends, or subdivisions, combinations or recapitalizations of the Common Stock. Additionally, an adjustment will be made upon the sale of all or substantially all of the assets of the Company in order to enable Warrantholders to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder or the number of shares of Common Stock that might otherwise have been purchased upon exercise of the Warrant.

    The Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the Warrantholders, the Board of Directors has the right to reduce the exercise price or extend the expiration date of the Warrants.

    No Warrant will be exercisable unless at the time of exercise the Company has filed with the Commission a current prospectus covering the issuance of shares of Common Stock issuable upon exercise of the Warrant and the issuance of shares has been registered or qualified or is deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Warrantholder. The Company has undertaken to use its best efforts to maintain a current prospectus relating to the issuance of shares of Common Stock upon the exercise of the Warrants. While it is the Company's intention to maintain a current prospectus, there can be no assurance that it will be able to do so.

    The Warrants are redeemable by the Company at a price of $.05 per Warrant, commencing one year after the Effective Date and prior to their expiration, on 30 days' prior written notice to the registered holders of the Warrants, provided the last sales price per share of the Common Stock for 20 consecutive trading days equals or exceeds $10.00. The Warrants shall be exercisable until the close of the business day preceding the date fixed for redemption. Under certain circumstances the Underwriter will receive a warrant solicitation fee. See "Underwriting."

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock and Warrants is Continental Stock Transfer & Trust Company located at 2 Broadway, New York, New York 10004.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Of the 4,600,000 shares of Common Stock of the Company outstanding as of the date of this Prospectus, including the shares issued in connection with the acquisition of BALZ and PRN, 3,500,000 are "restricted securities" of which 3,262,000 are beneficially owned by "affiliates" of the Company, as those terms are defined in Rule 144 promulgated under the Securities Act. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act. All of the Company's existing stockholders have agreed not to sell or otherwise dispose of any shares of Common Stock, without the prior written consent of the Underwriter, for a period of 24 months after the Effective Date.



    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" as such term is used in Rule 144 under the Act) for at least two years (which period will become one year commencing April 29, 1997), including persons who may be deemed to be affiliates of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (which number, immediately following the Offering made by, will be 46,000 shares, assuming the Underwriter does not exercise their over-allotment option) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, provided that the Company has filed certain periodic reports with the Commission (or made publicly available certain information concerning it) and the sale is made in a "broker's transaction" or in a transaction directly with a "market-maker," as those terms are used in Rule 144, without the solicitation of buy orders by the broker or such person, and without such person making any payment to any person other than the broker who executes the order to sell the shares of Common Stock. A person (or person whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale by such person, and who has beneficially owned restricted shares for at least three years (which period will become two years commencing April 29, 1997), would be entitled to sell such shares under Rule 144 without regard to the volume limitations and public information and manner of sale requirements described above. Restricted shares properly sold in reliance upon Rule 144 are thereafter freely tradeable without restriction or registration under the Act, unless thereafter held by an affiliate of the Company.


    Prior to this Offering, there has been no public market for the Company's Common Stock. The Company cannot predict the number of shares of Common Stock which may be sold in the future pursuant to Rule 144 or other applicable exemptions form the registration requirements of the Act because such sales will depend on whether persons choose to exercise any registration rights they may have, the market price of the Common Stock, the individual circumstances of holders thereof and other factors. Nevertheless, there is the possibility that substantial amounts of restricted or registrable shares may be resold in the public market which may adversely affect prevailing market prices for the Common Stock.

                                  UNDERWRITING


    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") between the Company and the Underwriter, the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, on a "firm commitment" basis, all of the 1,100,000 shares of Common Stock and the 1,650,000 Warrants offered hereby, if any are purchased.


    The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent including the current effectiveness of the Registration Statement, delivery of an opinion of Company's counsel, a "comfort letter" from the Company's accountants, the delivery of an officer's certificate certifying that all representations and warranties are true and correct, the appointment of the Transfer and Warrant Agent and NASD approval of the Underwriter's compensation. The Underwriting Agreement also provides that the Underwriter will be obligated to purchase all of the shares of Common Stock and Warrants if any are purchased.

    The Underwriter has advised the Company that they propose to offer the shares of Common Stock and Warrants to the public at the offering prices set forth on the cover page of this Prospectus and that the Underwriters may allow to certain dealers, who are members of the National Association of Securities
Dealers, concessions not in excess of $         per share of Common Stock and
$         per Warrant. After the Offering, the public offering price and concessions and discounts and other offering terms may be changed.


    The Company has granted an option to the Underwriter exercisable during the 45-day period from the date of this Prospectus, to purchase up to a maximum of 165,000 additional shares of Common Stock and 247,500 additional Warrants solely to cover over-allotments, if any, in the sale of the shares of Common Stock and Warrants, at the Offering price, less the underwriting discounts and commission set forth on the cover page of this Prospectus.


    The Company has agreed to pay the Underwriter a non-accountable expense allowance equal to 3% of the gross proceeds of the Offering, including the proceeds of the Over-allotment Option, if and to the extent exercised. The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with this Offering, including liabilities under the Securities Act of 1933, as amended (the "Act").


    As additional compensation in connection with this Offering the Company has agreed to sell to the Underwriter, for nominal consideration, the Underwriter's Warrants to purchase 110,000 shares of Common Stock and 165,000 the Underwriter's Warrant is exercisable for a four-year period commencing one year from the Effective Date and entitles the Underwriter to purchase each share of Common Stock and Warrant covered thereby at an exercise price equal to 150% of the initial public Offering price per share of Common Stock and Warrant, subject to adjustment in certain events. The Underwriter's Warrants may not be sold, transferred, assigned or hypothecated for a period of one year after the Effective Date, except to officers and partners of the Underwriter or members of the selling group or any officer or partner of any member of the selling group. The prices payable for the securities upon exercise of the Underwriter's Warrant and the number of securities underlying the Underwriter's Warrant are subject to adjustment to prevent dilution.


    For the term of the Underwriter's Warrant, the holder or holders thereof are given, at a nominal cost, the opportunity to profit from a rise in the market price of the shares of Common Stock subject to the Underwriter's Warrants with a resulting dilution in the interests of other stockholders. The Company may find it more difficult to raise additional equity capital if it should be needed for its business while the Underwriter's Warrants are outstanding; and at any time when the holders of the Underwriter's Warrants might be expected to exercise such Warrants, the Company would in all likelihood be able to obtain additional equity capital on terms more favorable than those provided in the Underwriter's Warrants. Any profit realized on the sale of the Underwriter's Warrants and shares of Common Stock and Warrants subject to the Underwriter's Warrants may be deemed additional underwriting compensation.


    All of the Company's officers, directors and all stockholders have agreed not to publicly sell, prior to 24 months from the date hereof, any securities of the Company owned by them, without the prior written approval of the Underwriter. The owners of 500,000 shares of Common Stock purchased in the November private placement may not be released from their lock-ups for at least one year pursuant to an agreement with the NASDAQ stock market.


    The Underwriting Agreement gives the Underwriter the right to appoint a designee to attend all meetings of the Company's Board of Directors for a period of three years following the closing of this Offering.

    The Underwriting Agreement also provides that the Company may not issue shares of Common Stock or any warrants, options or other rights to purchase Common Stock (other than pursuant to its Stock Option Plan) for a period of two years following the Effective Date without the Underwriter's prior written consent, which may not be unreasonably withheld.

    The Company has agreed to retain the Underwriter as a financial consultant, for a period of three years from the date of this Prospectus at an annual fee of $33,333.36, all of which fees (an aggregate of $100,000) will be payable in advance on the completion of this Offering. The Underwriter will seek out and review potential acquisition and joint venture targets for the Company, as well as assisting the Company in responding to any acquisitions for the Company.

    Upon the exercise of any Warrant for a period of four years commencing one year after the date of this Prospectus, the Company has agreed to pay to the Underwriter a fee of 5% of the exercise price for each Warrant exercised; provided, however, that the Underwriter will not be entitled to receive such compensation in Warrant exercise transactions in which (i) the market price of Common Stock at the time of exercise is lower than the exercise price of the Warrants; (ii) the Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of the Warrants at the time of exercise; (iv) the exercise of the Warrants is unsolicited by the Underwriter; or (v) the solicitation of exercise of the Warrants was in violation of Regulation M promulgated under the Exchange Act.

    The Underwriter was organized in March 1995, was first registered as a broker dealer in December 1995, and became a member firm of the NASD in December 1995. The Underwriter is principally engaged in retail brokerage and market making activities and various corporate finance projects. Although the Underwriter has acted as a placement agent in private offerings and has participated as a member of the Underwriting syndicate or as a selected dealer in four prior public offeirngs, it only has acted as the lead managing underwriter in one prior public offering and has co-managed two other public offerings. No assurance can be given that the Underwriter's lack of experience as a lead managing underwriter of public offerings will not adversely affect the Offering and the subsequent development of a liquid public trading market in the Company's securities.

    The Company has agreed to indemnify the Underwriter against liabilities incurred by the Underwriter by reason of misstatements or omissions to state material facts in connection with the statements made in this Prospectus and the Registration Statement of which it forms a part. The Underwriter, in turn, has agreed to indemnify the Company against liabilities incurred by the Company by reason of misstatements or omissions to state material facts in connection with statements made in the Registration Statement and Prospectus based on information furnished by the Underwriter.

    The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement. Reference is made to a copy of the Underwriting Agreement, which is an exhibit to the Registration Statement of which this Prospectus forms a part.

DETERMINATION OF OFFERING PRICE

    There is currently no public market for the Company's securities. Consequently, the Offering price has been determined by negotiations between the Company and the Underwriter and does not necessarily bear any relationship to any recognized criteria of value. In their negotiations of the Offering price, the Company and the Underwriter took in account estimates of the business potential and earning prospects of the Company, the present state of the Company's development and prevailing market conditions. In this regard, greater significance was given to the business potential and earnings prospects of the Company than was given to historical financial information. On November 1, 1996, the Company sold an aggregate of 500,000 shares of Common Stock and 500,000 warrants for an aggregate of $250,000. This price was not taken into consideration in connection with the pricing of this Offering. The Offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the securities of the Company. Such market price is subject to change as a result of market conditions and other factors.

    There can be no assurance that an established trading market will develop for the Common Stock, or, if such market develops and continues, that the prevailing market price of such securities will bear a favorable relationship to the Offering price of the Common Stock and Warrants. See "Risk Factors--Lack of Market; Possible Volatility of Stock Price; Arbitrary Determination of Offering Price."

                                 LEGAL MATTERS

    The validity of the securities which are being offered hereby and certain other legal matters will be passed upon for the Company by Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP ("Gersten Savage"), 101 East 52nd Street, New York, New York 10022. Certain members of Gersten Savage are the owners of 130,000 shares of the Company's Common Stock. Gersten Savage has in the past, represented the Underwriter and may do so in the future. Certain legal matters will be passed upon for the Underwriter by Schneck Weltman Hashmall & Mischel, LLP, 1285 Avenue of the Americas, New York, New York 10019.

                                    EXPERTS


    The financial statements of Lexington Healthcare Group, Inc., BALZ Medical Services, Inc. and Professional Relief Nurses, Inc. included elsewhere in this Prospectus and the Registration Statement have been so included in the reliance on the reports of Richard A. Eisner & Company, LLP, independent auditors, for the periods indicated in said reports, given on the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

    Prior to this Offering, the Company has not been subject to the reporting requirements of the Exchange Act. The Company will become subject to the Exchange Act reporting requirements upon effectiveness of the Registration Statement of which this Prospectus is a part.

    The Company has filed a Registration Statement on Form S-1 with the Commission in accordance with the provisions of the Securities Act, with respect to the securities offered hereby (such Registration Statement with all exhibits and amendments thereto being referred to hereinafter as the Registration Statement). This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits, may be inspected without charge and copied at the Commission's Public Reference Section located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at certain of the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048 upon payment of the fees prescribed by the Commission. This Registration Statement, amendments hereto and electronically filed exhibits are also available to the public through an Internet Web Site (http://www.sec.gov) maintained by the Commission. In addition, application has been made to have the Common Stock and the Warrants approved for quotation on the Nasdaq. Reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                         PAGE
                                                                                                        NUMBER
                                                                                                     -------------
LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARY

Report of Independent Auditors.....................................................................       F-2

Consolidated Balance Sheets as at December 31, 1996 (unaudited) and June 30, 1996..................       F-3

Consolidated Statements of Income for the six months ended December 31, 1996 (unaudited), December
  31, 1995 (unaudited) and for the period from July 1, 1995 (commencement of operations) to June
  30, 1996.........................................................................................       F-4

Consolidated Statements of Changes in Members/Stockholders' Equity for the period from July 1, 1995
  (commencement of operations) to June 30, 1996 and for the six months ended December 31, 1996
  (unaudited)......................................................................................       F-5

Consolidated Statements of Cash Flows for the six months ended December 31, 1996 (unaudited),
  December 31, 1995 (unaudited) and for the period from July 1, 1995 (commencement of operations)
  to June 30, 1996.................................................................................       F-6

Notes to Financial Statements......................................................................   F-7 - F-15

BALZ MEDICAL SERVICES, INC.

Report of Independent Auditors.....................................................................      F-16

Balance Sheets as at December 31, 1996 (unaudited) and June 30, 1996...............................      F-17

Statements of Income for the six months ended December 31, 1996 (unaudited), for the period
  November 1, 1995 (commencement of operations) to December 31, 1995 (unaudited) and for the period
  from November 1, 1995 (commencement of operations) to June 30, 1996..............................      F-18

Statements of Changes in Stockholders' Equity for the period from November 1, 1995 (commencement of
  operations) to June 30, 1996 and for the six months ended December 31, 1996 (unaudited)..........      F-19

Statements of Cash Flows for the six months ended December 31, 1996 (unaudited), the period from
  November 1, 1995 (commencement of operations) to December 31, 1995 (unaudited) and for the period
  from November 1, 1995 (commencement of operations) to June 30, 1996..............................      F-20

Notes to Financial Statements......................................................................   F-21 - F-23

PROFESSIONAL RELIEF NURSES, INC.

Report of Independent Auditors.....................................................................      F-24

Balance Sheets as at December 31, 1996 (unaudited), June 30, 1996 and June 30, 1995................      F-25

Statements of Income for the six months ended December 31, 1996 (unaudited) and December 31, 1995
  (unaudited) and for the years ended June 30, 1996 and June 30, 1995..............................      F-26

Statements of Changes in Stockholders' Equity for the years ended June 30, 1995 and June 30, 1996
  and for the six months ended December 31, 1996 (unaudited).......................................      F-27

Statements of Cash Flows for the six months ended December 31, 1996 (unaudited) and December 31,
  1995 (unaudited) and for the years ended June 30, 1996 and June 30, 1995.........................      F-28

Notes to Financial Statements......................................................................   F-29 - F-32

    The accompanying financial statements of Lexington Healthcare Group, Inc. and subsidiary give effect to the completion of the Reorganization described in Note A of Notes to Financial Statements which will be completed prior to the consummation of the public offering contemplated by the Registration Statement of which this Prospectus is a part. The following report is in the form which will be furnished by Richard A. Eisner & Company, LLP upon completion of the Reorganization and assuming that from October 18, 1996 to the date of such completion no other material events have occurred that would affect the accompanying financial statements or require disclosure therein.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Lexington Healthcare Group, Inc.
New Britain, Connecticut

    We have audited the accompanying consolidated balance sheet of Lexington Healthcare Group, Inc. and subsidiary as at June 30, 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the period from July 1, 1995 (commencement of operations) through June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Lexington Healthcare Group, Inc. and subsidiary at June 30, 1996, and the results of their operations and their cash flows for the period from July 1, 1995 (commencement of operations) through June 30, 1996 in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B including the need to raise additional equity such as that contemplated by this offering (see Note K). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

RICHARD A. EISNER & COMPANY, LLP

New York, New York
October 18, 1996

(November 5, 1996
with respect to Note B)

                LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS


                                                                                       DECEMBER 31,     JUNE 30,
                                                                                           1996           1996
                                                                                       -------------  ------------
                                                                                        (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash...............................................................................  $   1,333,000  $    212,000
  Accounts receivable--net of allowance for uncollectible amounts of $75,000.........      4,336,000     5,585,000
  Due from related parties...........................................................         94,000        73,000
  Prepaid and other current assets...................................................        324,000       159,000
                                                                                       -------------  ------------
      Total current assets...........................................................      6,087,000     6,029,000
Equipment and leasehold improvements, net............................................        610,000       462,000
Security deposit--related party......................................................      2,282,000     2,282,000
Residents' funds.....................................................................        340,000       147,000
Deferred registration costs..........................................................        286,000       198,000
Other assets, net....................................................................         60,000       102,000
Note receivable--related party.......................................................        494,000       394,000
                                                                                       -------------  ------------
      TOTAL..........................................................................  $  10,159,000  $  9,614,000
                                                                                       -------------  ------------
                                                                                       -------------  ------------
                                                   LIABILITIES
Current liabilities:
  Notes payable......................................................................  $     703,000  $  2,267,000
  Notes payable--officers/stockholders...............................................        182,000       286,000
    Accounts payable and accrued expenses............................................      7,189,000     5,568,000
    Capital leases payable (current portion).........................................         29,000        27,000
    Due to related party.............................................................        262,000       262,000
                                                                                       -------------  ------------
      Total current liabilities......................................................      8,365,000     8,410,000
  Capital leases payable (less current portion)......................................         79,000       102,000
  Residents' funds payable...........................................................        340,000       147,000
  Deferred rent......................................................................        381,000       468,000
                                                                                       -------------  ------------
      Total liabilities..............................................................      9,165,000     9,127,000
                                                                                       -------------  ------------
  Commitments and contingencies
                                          MEMBERS'/STOCKHOLDERS' EQUITY
Members'/Stockholders' equity........................................................        994,000       487,000
                                                                                       -------------  ------------
      TOTAL..........................................................................  $  10,159,000  $  9,614,000
                                                                                       -------------  ------------
                                                                                       -------------  ------------


           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                                   JULY 1, 1995
                                                                                                   (COMMENCEMENT
                                                                          SIX MONTHS ENDED        OF OPERATIONS)
                                                                            DECEMBER 31,                TO
                                                                    ----------------------------     JUNE 30,
                                                                        1996           1995            1996
                                                                    -------------  -------------  ---------------
                                                                            (UNAUDITED)
Revenues:
  Net patient service revenue.....................................  $  17,295,000  $  16,903,000   $  33,536,000
    Management fees and other revenue (including related party
      management revenue of $36,000, $36,000 and $72,000).........        152,000         36,000         105,000
                                                                    -------------  -------------  ---------------
      Total revenues..............................................     17,447,000     16,939,000      33,641,000
                                                                    -------------  -------------  ---------------
Expenses:
  Facility operating expenses:
    Salaries and benefits.........................................     13,010,000     12,260,000      24,839,000
    Food, medical and other supplies..............................      1,075,000      1,073,000       2,065,000
    Other operating expenses (including rent expense to related
      party of $1,234,000, $1,234,000 and $2,468,000).............      2,574,000      2,305,000       4,896,000
  Corporate, general and administrative expenses..................        486,000        477,000       1,126,000
  Interest expense................................................         70,000        100,000         254,000
                                                                    -------------  -------------  ---------------
      Total expenses..............................................     17,215,000     16,215,000      33,180,000
                                                                    -------------  -------------  ---------------
NET INCOME........................................................        232,000        724,000         461,000
Pro forma income taxes............................................         96,000        294,000         195,000
                                                                    -------------  -------------  ---------------
Pro forma net income..............................................  $     136,000  $     430,000   $     266,000
                                                                    -------------  -------------  ---------------
Pro forma net income per share....................................  $         .04  $         .14   $         .09
                                                                    -------------  -------------  ---------------
                                                                    -------------  -------------  ---------------
Weighted average number of shares outstanding ....................      3,092,000      3,092,000       3,092,000
                                                                    -------------  -------------  ---------------
                                                                    -------------  -------------  ---------------

           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARY


      CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS'/STOCKHOLDERS' EQUITY



                                                                   COMMON STOCK                     MEMBERS'
                                                               (PAR VALUE $0.01)(B)               UNDISTRIBUTED
                                                   PREFERRED   ---------------------  ADDITIONAL    EARNINGS/
                                       MEMBERS'      STOCK     NUMBER OF               PAID-IN      RETAINED
                                        CAPITAL    (PAR VALUE    SHARES     AMOUNT     CAPITAL      EARNINGS       TOTAL
                                      -----------  $0.01)(A)   ----------  ---------  ----------  -------------  ----------
                                                   ----------
Capital contribution................   $  26,000                                                                 $   26,000
Net income for the period...........                                                               $   461,000      461,000
                                      -----------              ----------  ---------  ----------  -------------  ----------
Balance--June 30, 1996..............      26,000                                                       461,000      487,000
Issuance of common stock and
  warrants for cash in November
  1996..............................                              500,000      5,000     210,000                    215,000
Issuance of common stock for
  services capitalized as deferred
  registration costs................                              130,000      1,000      59,000                     60,000
Exchange of members' interests for
  common stock upon
  reorganization....................     (26,000)               2,462,000     25,000       1,000       --            --
Net income for the period...........                                                                   232,000      232,000
                                      -----------              ----------  ---------  ----------  -------------  ----------
BALANCE--DECEMBER 31, 1996
  (UNAUDITED).......................      -0-                   3,092,000  $  31,000  $  270,000   $   693,000   $  994,000
                                      -----------              ----------  ---------  ----------  -------------  ----------
                                      -----------              ----------  ---------  ----------  -------------  ----------


------------------------

(a) Authorized and unissued 1,000,000 shares.

(b) Authorized 15,000,000 shares.

           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                   JULY 1, 1995
                                                                                                   (COMMENCEMENT
                                                                          SIX MONTHS ENDED        OF OPERATIONS)
                                                                            DECEMBER 31,                TO
                                                                    ----------------------------     JUNE 30,
                                                                        1996           1995            1996
                                                                    -------------  -------------  ---------------
                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net income......................................................  $     232,000  $     724,000   $     461,000
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization...............................         34,000         23,000          47,000
      Provision for uncollectible amounts.........................                        75,000          75,000
      Deferred rent...............................................        (87,000)       226,000         468,000
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable..................      1,249,000     (5,378,000)     (5,660,000)
      Increase (decrease) in due to related parties--net..........        (21,000)       262,000         189,000
      (Increase) in prepaid and other current assets..............       (165,000)      (266,000)       (159,000)
      (Increase) in organization costs............................         (3,000)       (70,000)        (70,000)
      Increase in accounts payable and accrued expenses...........      1,621,000      5,406,000       5,814,000
                                                                    -------------  -------------  ---------------
        Net cash provided by operating activities.................      2,860,000      1,002,000       1,165,000
                                                                    -------------  -------------  ---------------
Cash flows from investing activities:
  Acquisition of fixed assets.....................................       (173,000)      (346,000)       (346,000)
  (Increase) in security deposit--related party...................                    (2,105,000)     (2,282,000)
  Note receivable--related part...................................        (64,000)      (145,000)       (394,000)
                                                                    -------------  -------------  ---------------
        Net cash (used in) investing activities...................       (237,000)    (2,596,000)     (3,022,000)
                                                                    -------------  -------------  ---------------
      Cash flows from financing activities:
    Proceeds of short-term borrowings and Beverly receivables.....        500,000      2,921,000       3,527,000
    Repayment of short-term borrowing.............................     (2,064,000)      (894,000)     (1,573,000)
    Proceeds of notes payable to officers.........................                       194,000         392,000
    Repayment of notes payable to officers........................       (104,000)      (106,000)       (106,000)
    Members' Capital Contribution/Issuance of common stock........        215,000         22,000          26,000
    Repayments of capital lease obligations.......................        (21,000)                       (19,000)
    Registration costs............................................        (28,000)                      (131,000)
    Financing costs...............................................                                       (47,000)
                                                                    -------------  -------------  ---------------
        Net cash provided by (used in) financing activities.......     (1,502,000)     2,137,000       2,069,000
                                                                    -------------  -------------  ---------------
NET INCREASE IN CASH..............................................      1,121,000        543,000         212,000
Cash--beginning of period.........................................        212,000            -0-             -0-
                                                                    -------------  -------------  ---------------
CASH--END OF PERIOD...............................................  $   1,333,000  $     543,000   $     212,000
                                                                    -------------  -------------  ---------------
Supplemental disclosures of noncash investing and financing
  activities:
    Equipment acquired by capital leases..........................                 $     108,000   $     148,000
    Accounts payable financed by short-term borrowings............                                       313,000
    Issuance of common stock for services capitalized as deferred
      registration costs..........................................  $      60,000
    Deferred registration costs accrued...........................        109,000                         67,000
Supplemental disclosure of cash flow information:
  Interest paid...................................................         60,000         24,000         217,000


           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND
                 FOR THE SIX MONTHS ENDED DECEMBER 31, 1996 AND
                        DECEMBER 31, 1995 IS UNAUDITED)

(NOTE A)--THE COMPANY AND PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements include Lexington Healthcare Group, Inc. and its wholly owned subsidiary LEV Rehab Services, Inc. ("LEV") (collectively, the "Company").


    The Company was incorporated in 1996. Upon consummation of the proposed public offering contemplated herein the Company will be the successor to Lexington Health Care Group, LLC, a limited liability company ("LLC"). Each of the members of LLC have agreed to exchange their respective membership interests in the LLC upon consummation of the public offering, for an aggregate of 2,462,000 shares of the Company's Common Stock. The reorganization has been accounted for using LLC's historical cost basis. (see Note C(5)) The financial statements have been prepared as if such reorganization took place effective December 31, 1996.


    LLC is a long-term and subacute care provider, which operates four nursing home facilities in the State of Connecticut. These facilities, which are leased under a long-term lease from a partnership, (of which a 33% partner is presently the controlling member of LLC) had previously been leased from that partnership and operated by Beverly Enterprises, Inc. ("Beverly"), an unrelated entity. Subacute care is generally provided to patients who have been discharged from an acute care hospital and require additional care in specialized clinical programs before being discharged.

    LLC includes in revenues all room and board, nursing, therapies, medical supplies and pharmacy charges. Basic care generally is provided to geriatric and chronic care patients requiring routine nursing services.

    LLC also provides management services to a nursing facility owned by a partnership controlled by its principal member and to a nonaffiliated entity.

    LLC was formed on March 8, 1995 and commenced operations on July 1, 1995 (see Note E).

    LEV was incorporated in 1996 and commenced operations in May 1996 to provide physical, occupational, speech and other therapies to patients at the nursing home facilities owned or managed by LLC, unaffiliated facilities and persons in their homes. LEV has not generated any significant revenues to date.

    The Company intends to acquire contingently upon and simultaneously with the closing of the proposed public offering (see Note K) all of the capital stock of Balz Medical Services, Inc. ("Balz") and Professional Relief Nurses, Inc. ("PRN"). The stockholders owning 100% of the Company presently own 44% and 25% of Balz and PRN, respectively.


    The Company will acquire all of the capital stock of Balz through an exchange of 300,000 shares of the Company which are valued at $1,500,000 based on the offering price of the proposed public offering. Furthermore, in connection with the acquisition, PRN will distribute 100% of its net book value to its stockholders.


    The purchase price of PRN consists of $1,620,000 payable in cash and exchange of 108,000 shares of the Company which are valued at $540,000 based on the offering price of the proposed public offering.

    The excess of cost over the fair value of the assets acquired from Balz and PRN will be amortized over 20 years.

                LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARY

               (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND
                 FOR THE SIX MONTHS ENDED DECEMBER 31, 1996 AND
                        DECEMBER 31, 1995 IS UNAUDITED)

(NOTE B)--BASIS OF PRESENTATION:

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. In the course of developing its business, in the fiscal year ended June 30, 1996, the Company has expended a substantial amount of current resources for fixed assets and a security deposit. As of June 30, 1996 and December 31, 1996, the Company has a working capital deficiency of approximately $2.3 million.

    The Company concluded a private placement of 500,000 shares of common stock and 500,000 warrants. Net proceeds ($215,000) were received in November 1996.

    Management's plans include the following:

         i) Materially reduce future outlays for noncurrent assets.

         ii) Vigorously promote the Company's business by increasing patient occupancy levels, as well as the businesses of PRN and Balz in order to enhance profitability and cash flows.

        iii) To make a public offering of 1,000,000 shares of common stock and warrants as provided, the net proceeds of which are estimated at $4.0 million.

    The Company's ability to continue as a going concern is dependent upon its ability to implement its plans described above and to consummate its initial public offering as described in Note K. Accordingly, the Company's financial statements do not reflect such adjustments, if any, that might result should the Company be unable to continue as a going concern.

(NOTE C)--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Significant accounting policies in the preparation of the financial statements are as follows:

    [1] REVENUE RECOGNITION:

    Revenues are recognized at the time the service is provided to the patient. Substantially all of the Company's revenues are billed to third party payors, i.e., Medicaid, Medicare and others under the provisions of reimbursement formulas and regulations in effect.

    Net operating revenues include amounts estimated by management to be reimbursable by the third party payors; such reimbursements are subject to audit by the payors, and estimates are recorded for potential adjustments that may result. The Company has revised its estimate of reimbursable costs to be received from Medicaid and other third party payors. Accordingly, included as patient revenues during the period ended December 31, 1996 is $50,000 applicable to patient services performed in the prior period ended June 30, 1996. Furthermore, differences between the estimated amounts accrued and final settlements are reported in operations in the year of settlement. To date, no such audits or settlements have taken place.


    The Company recognizes management fees as they are earned and accrues related fees payable to subcontractors as they are incurred (see Notes F and H).

                LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARY

               (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND
                 FOR THE SIX MONTHS ENDED DECEMBER 31, 1996 AND
                        DECEMBER 31, 1995 IS UNAUDITED)

(NOTE C)--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    [2] RESIDENTS' FUNDS:

    Residents' funds represent cash balances which have been deposited into a separate bank account and are restricted for the use of the residents.

    [3] ACCOUNTS RECEIVABLE, NET AND ALLOWANCE FOR DOUBTFUL ACCOUNTS:

    Accounts receivable, net is comprised principally of amounts expected to be collected from third party payors for services provided.

    [4] EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

    Equipment and leasehold improvements are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the equipment. The useful lives of equipment range from five to seven years. Leasehold improvements are amortized over the period of the respective leases or the estimated useful lives of the assets, whichever is shorter.

    [5] INCOME TAXES:


    Since LLC is a limited liability company, it is the obligation of the individual members of LLC to separately report their proportionate share of LLC's taxable income. As a result, as long as LLC remains a limited liability company, members can withdraw such income without any further tax consequences. Upon the closing of the proposed public offering and related reorganization, LLC's status as a limited liability company will terminate. The LLC does not intend to distribute its undistributed earnings to its members. Accordingly, such undistributed earnings will be reclassified to paid in capital. The Company has adopted Statement of Accounting Standards No. 109, "Accounting for Income Taxes" which requires the use of the liability method of accounting for income taxes (see Note L).


    [6] USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    [7] RECENTLY ISSUED ACCOUNTING STANDARDS:

    The Company has not elected to adopt early, the provisions of two recently issued accounting standards regarding impairment of long-lived assets ("FAS 121") and stock-based compensation ("FAS 123"). FAS 121 requires entities to review long-lived assets and certain identifiable intangibles to be held and used for indicia of impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. FAS 123 permits accounting for stock-based compensation for employees pursuant to a fair value based method. The Company does not expect to adopt the accounting provisions of FAS 123, however, it will make disclosure of pro forma net income and pro forma earnings

                LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARY

               (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND
                 FOR THE SIX MONTHS ENDED DECEMBER 31, 1996 AND
                        DECEMBER 31, 1995 IS UNAUDITED)

(NOTE C)--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) per share on a fair value basis as required. The Company does not believe that the potential impact, if any, of the adoption of these standards on its financial position or results of operations will, when adopted, be material.

    [8] EARNINGS PER SHARE:


    Net income per share is computed using the weighted average number of shares deemed outstanding during the period as adjusted for the exchange of shares to be issued in the proposed reorganization described in Note A. In accordance with Securities and Exchange Commission requirements all common shares issued including shares issued in the proposed reorganization by the Company at a price below the proposed public offering price during the twelve-month period prior to the filing of a proposed initial public offering have been included in the calculation as if they were outstanding for all periods.


(NOTE D)--EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

    Equipment and leasehold improvements (at cost) consist of the following:

                                                                                         DECEMBER 31,   JUNE 30,
                                                                                             1996         1996
                                                                                         ------------  ----------
                                                                                         (UNAUDITED)
Equipment..............................................................................   $  314,000   $  231,000
Leasehold improvements.................................................................      353,000      263,000
                                                                                         ------------  ----------
                                                                                             667,000      494,000
Less accumulated depreciation and amortization.........................................       57,000       32,000
                                                                                         ------------  ----------
    Total..............................................................................   $  610,000   $  462,000
                                                                                         ------------  ----------
                                                                                         ------------  ----------

(NOTE E)--SHORT-TERM NOTES PAYABLE:

    Short-term borrowings consisted of the following:

                                                                                       DECEMBER 31,    JUNE 30,
                                                                                           1996          1996
                                                                                       ------------  ------------
                                                                                       (UNAUDITED)
10% note payable to a medical supplies vendor; principal and interest of $27,000
  payable monthly through May 1997...................................................   $  224,000   $    313,000
Payable to a noninstitutional lender, bearing interest at the 30-day LIBOR plus 4.5%;
  collateralized by patient receivables (repaid July 1996)...........................                     852,000
12% note payable to Beverly. Under an agreement with Beverly, the Company collected
  Beverly's receivables and has agreed to repay such proceeds in monthly installments
  through December 1996..............................................................      153,000        702,000
15% demand note (due December 1996)..................................................      300,000        350,000
Demand note payable, noninterest bearing.............................................       26,000         50,000
                                                                                       ------------  ------------
    Total............................................................................   $  703,000   $  2,267,000
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARY

               (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND
                 FOR THE SIX MONTHS ENDED DECEMBER 31, 1996 AND
                        DECEMBER 31, 1995 IS UNAUDITED)

(NOTE F)--NOTE RECEIVABLE--RELATED PARTY:

    The note receivable is due from an entity in which the principal stockholder of the Company has a controlling ownership interest. The Company has been granted a security interest in real property to collateralize the note. The obligation arose out of advances and payment of certain expenses on behalf of this entity and bears interest at 8%, per annum, payable quarterly. The note is due in full on June 30, 2001.

    The note receivable includes a monthly management fee of $6,030 which commenced July 1, 1995. During the periods ended December 31, 1996, December 31, 1995 and June 30, 1996, the Company accrued management fees of $36,180, $36,180 and $72,360, respectively. The agreement expires on June 30, 1997.

(NOTE G)--ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

    Accounts payable and accrued expenses consist of the following:

                                                                   DECEMBER 31,    JUNE 30,
                                                                       1996          1996
                                                                   ------------  ------------
                                                                   (UNAUDITED)
Accounts payable.................................................   $3,663,000   $  3,566,000
Accrued payroll and payroll taxes................................    1,250,000      1,466,000
Due to the State of Connecticut..................................    1,616,000*
Other accrued expenses...........................................      660,000        536,000
                                                                   ------------  ------------
    Total........................................................   $7,189,000   $  5,568,000
                                                                   ------------  ------------
                                                                   ------------  ------------

------------------------

* The amount is payable to the State of Connecticut as a result of an erroneous Medicaid reimbursement received from the State. The Company is to repay the State at the monthly rate of approximately $450,000, with final payment due in March 1997. The State has indicated that failure to adhere to this repayment schedule may result in further action against the Company, including referral to the State Attorney General.


(NOTE H)--MANAGEMENT FEE:



    The Company manages two nursing homes. One of the homes is owned by an entity in which the principal stockholder of the Company has a controlling interest. (See Note F) The second is with an unrelated entity and is for a year ending April 1997, and provides for an annual fee of approximately $212,000. The Company subcontracts the management of this facility at an annual cost of approximately $193,000.

                LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARY

               (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND
                 FOR THE SIX MONTHS ENDED DECEMBER 31, 1996 AND
                        DECEMBER 31, 1995 IS UNAUDITED)


(NOTE I)--LEASES:


[1] OPERATING LEASES:

    [1] OPERATING LEASES:

    The Company leases its nursing home facilities (including certain equipment) under an operating lease with a related partnership (Note A). The Company is responsible for property taxes, maintenance, insurance, etc. under the lease. The lease agreement commenced on July 1, 1995 and is for a ten-year period, with four five-year renewal options at specified rents. In addition, the Company leases office space under an operating lease which expires June 30, 1998 from the principal stockholder.

    Future minimum lease payments required under these obligations are as follows:

                                                                                     DECEMBER 31,     JUNE 30,
                                                                                         1996           1996
                                                                                     -------------  -------------
                                                                                      (UNAUDITED)
1997...............................................................................  $   2,536,000  $   2,535,000
1998...............................................................................      2,528,000      2,537,000
1999...............................................................................      2,520,000      2,520,000
2000...............................................................................      2,520,000      2,520,000
2001...............................................................................      2,520,000      2,520,000
Thereafter.........................................................................      8,820,000     10,080,000
                                                                                     -------------  -------------
    Total..........................................................................  $  21,444,000  $  22,712,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    Rent expense charged to operations aggregated $2,481,000 during the year ended June 30, 1996 and $1,236,000 and $1,241,000 during the six months ended December 31, 1996 and December 31, 1995, respectively.

    The Company has deposited with the landlord a non-interest bearing security deposit approximating $2.3 million as of June 30, 1996 and December 31, 1996.

    Deferred rent payable represents the excess of rental expense determined on a straight-line basis over the amounts currently payable pursuant to the leases.

    [2] CAPITAL LEASES:

    The Company is obligated under capital leases for office equipment.

                LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARY

               (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND
                 FOR THE SIX MONTHS ENDED DECEMBER 31, 1996 AND
                        DECEMBER 31, 1995 IS UNAUDITED)


(NOTE I)--LEASES: (CONTINUED)

    Future minimum lease payments required under these obligations are as follows:

                                                                                         DECEMBER 31,   JUNE 30,
                                                                                             1996         1996
                                                                                         ------------  ----------
                                                                                         (UNAUDITED)
1997...................................................................................   $   29,000   $   27,000
1998...................................................................................       34,000       34,000
1999...................................................................................       34,000       34,000
2000...................................................................................       11,000       32,000
2001...................................................................................                     2,000
                                                                                         ------------  ----------
    Total..............................................................................      108,000      129,000
Less current portion...................................................................       29,000       27,000
                                                                                         ------------  ----------
Long-term portion......................................................................   $   79,000   $  102,000
                                                                                         ------------  ----------
                                                                                         ------------  ----------


(NOTE J)--COMMITMENT:


    UNION CONTRACT:

    Employees subject to collective bargaining agreements participate in union pension plans which are funded by contributions by the Company. For the year ended June 30, 1996, contributions were approximately $397,000. For the six-month periods ended December 31, 1996 and December 31, 1995, contributions were $253,000 and $231,000, respectively. Information as to the Company's portion of accumulated plan benefits and plan net assets is not determinable.

    Under the Employee Retirement Income Security Act of 1974 as amended, an employer upon withdrawal from a multi-employer plan is required to continue funding its proportionate share of the plan's unfunded vested benefits. The Company has no intention of withdrawing from the plan.


(NOTE K)--CONCENTRATION OF RISK:


    Revenues from principal sources are as follows:

                                                                                            SIX MONTHS ENDED
                                                                                              DECEMBER 31,          YEAR ENDED
                                                                                        ------------------------     JUNE 30,
                                                                                           1996         1995           1996
                                                                                           -----        -----     ---------------
                                                                                              (UNAUDITED)
Medicare and Medicaid.................................................................          89%          91%            89%
Private insurance and other nongovernment agencies....................................           9            8              9
Other.................................................................................           2            1              2
                                                                                               ---          ---            ---
                                                                                               100%         100%           100%
                                                                                               ---          ---            ---
                                                                                               ---          ---            ---

                LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARY

               (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND
                 FOR THE SIX MONTHS ENDED DECEMBER 31, 1996 AND
                        DECEMBER 31, 1995 IS UNAUDITED)


(NOTE K)--CONCENTRATION OF RISK: (CONTINUED)

    The Company derives the majority of its revenues from reimbursement by third-party payors, particularly Medicaid and Medicare, typically invoicing and collecting payments directly from the third-party payor.

    Reimbursement can be influenced by the financial instability of private third-party payors and the budget pressures and cost shifting by governmental payors.

    The Company, like other Medicaid and Medicare providers, is subject to governmental audits of its Medicaid and Medicare reimbursement claims, but to date has not experienced any such audit. As a provider of services under the Medicaid and Medicare programs, the Company is also subject to the Medicaid and Medicare fraud and abuse laws.

    The primary geographic sources of the Company's patients are the local communities in the State of Connecticut in which the Company's facilities are located.

    At June 30, 1996, 91% of accounts receivable was due from Medicaid and Medicare and 9% from private insurers and other nongovernment sources. At December 31, 1996, 87% of accounts receivable was due from Medicaid and Medicare and 13% from private insurers and other nongovernment sources.


(NOTE L)--PROPOSED PUBLIC OFFERING:


    The Company is in the process of filing a Registration Statement covering an initial public offering of 1,000,000 shares of common stock and warrants to purchase common stock for gross proceeds estimated at $5,100,000. Deferred registration costs at June 30, 1996 and costs incurred subsequently which pertain to the offering will be charged against the proceeds or written-off if the contemplated offering is not consummated.


(NOTE M)--PRO FORMA INCOME TAXES:


    The pro forma net income in the accompanying consolidated statement of income includes a pro forma adjustment for income taxes which would have been provided for had LLC been subject to tax as a regular corporation.

                LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARY

               (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND
                 FOR THE SIX MONTHS ENDED DECEMBER 31, 1996 AND
                        DECEMBER 31, 1995 IS UNAUDITED)


(NOTE M)--PRO FORMA INCOME TAXES: (CONTINUED)

    Expected tax expense based on the federal statutory rate is reconciled with the actual expense as follows:

                                                                                            SIX MONTHS ENDED
                                                                                              DECEMBER 31,          YEAR ENDED
                                                                                        ------------------------     JUNE 30,
                                                                                           1996         1995           1996
                                                                                           -----        -----     ---------------
                                                                                              (UNAUDITED)
Expected tax expense..................................................................          34%          34%            34%
Increase in taxes resulting from:
  State income tax net of federal benefit.............................................           7            7              7
  Other...............................................................................                                       1
                                                                                                --           --             --
                                                                                                41%          41%            42%
                                                                                                --           --             --
                                                                                                --           --             --


(NOTE N)--PRIVATE PLACEMENT:


    In November 1996, the Company completed a Private Placement of 500,000 shares at $.50 per share together with (six-year) warrants to acquire an additional 500,000 shares of common stock at $6.00 per share, and realized net proceeds of $215,000 therefrom.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Balz Medical Services, Inc.
New Britain, Connecticut

    We have audited the accompanying balance sheet of Balz Medical Services, Inc. as at June 30, 1996, and the related statements of income, changes in stockholders' equity and cash flows for the period from November 1, 1995 (commencement of operations) through June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Balz Medical Services, Inc. at June 30, 1996, and the results of its operations and its cash flows for the period from November 1, 1995 (commencement of operations) to June 30, 1996 in conformity with generally accepted accounting principles.

RICHARD A. EISNER & COMPANY, LLP

New York, New York
October 18, 1996

(October 30, 1996
with respect to Note G)

                          BALZ MEDICAL SERVICES, INC.

                                 BALANCE SHEETS

                                                                                         DECEMBER 31,   JUNE 30,
                                                                                             1996         1996
                                                                                         ------------  ----------
                                                                                         (UNAUDITED)
                                        ASSETS
Current assets:
  Cash.................................................................................   $   81,000   $   16,000
  Accounts receivable, less allowance for uncollectible amounts of $120,000 at June 30
    and $312,000 at December 31........................................................      785,000      649,000
    Inventory..........................................................................       27,000       23,000
    Prepaid expenses...................................................................        3,000        3,000
  Deferred taxes.......................................................................      130,000       50,000
                                                                                         ------------  ----------
      Total current assets.............................................................    1,026,000      741,000
Other assets...........................................................................       19,000       15,000
                                                                                         ------------  ----------
      TOTAL............................................................................   $1,045,000   $  756,000
                                                                                         ------------  ----------
                                                                                         ------------  ----------

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to stockholders........................................................   $   30,000   $   60,000
  Accounts payable and accrued expenses................................................      123,000      212,000
    Due to related party...............................................................       63,000       43,000
    Income taxes payable...............................................................      410,000      207,000
                                                                                         ------------  ----------
      Total current liabilities........................................................      626,000      522,000
                                                                                         ------------  ----------
                                                                                         ------------  ----------
Stockholders' equity:
  Common stock, par value $10 per share; authorized 10,000 shares; issued 2,500
    shares.............................................................................       25,000       25,000
  Retained earnings....................................................................      394,000      209,000
                                                                                         ------------  ----------
      Total stockholders' equity.......................................................      419,000      234,000
                                                                                         ------------  ----------
      TOTAL............................................................................   $1,045,000   $  756,000
                                                                                         ------------  ----------
                                                                                         ------------  ----------

  The accompanying notes to financial statements are an integral part hereof.

                          BALZ MEDICAL SERVICES, INC.

                              STATEMENTS OF INCOME

                                                                                       NOVEMBER 1,   NOVEMBER 1,
                                                                                           1995         1995
                                                                                       (COMMENCEMENT (COMMENCEMENT
                                                                                            OF           OF
                                                                          SIX MONTHS   OPERATIONS)   OPERATIONS)
                                                                            ENDED           TO           TO
                                                                         DECEMBER 31,  DECEMBER 31,   JUNE 30,
                                                                             1996          1995         1996
                                                                         ------------  ------------  -----------
                                                                         (UNAUDITED)   (UNAUDITED)
Net sales..............................................................   $  658,000    $   81,000    $ 745,000
Cost of goods sold.....................................................      196,000        54,000      247,000
                                                                         ------------  ------------  -----------
Gross profit...........................................................      462,000        27,000      498,000
General and administrative expenses....................................      147,000        24,000      127,000
                                                                         ------------  ------------  -----------
Income before income taxes.............................................      315,000         3,000      371,000
Income taxes...........................................................      130,000                    157,000
                                                                         ------------  ------------  -----------
NET INCOME.............................................................   $  185,000    $    3,000    $ 214,000
                                                                         ------------  ------------  -----------
                                                                         ------------  ------------  -----------

  The accompanying notes to financial statements are an integral part hereof.

                          BALZ MEDICAL SERVICES, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                             COMMON STOCK
                                                                        ----------------------
                                                                           (PAR VALUE $10)
                                                                        ----------------------   RETAINED
                                                                          SHARES      AMOUNT     EARNINGS     TOTAL
                                                                        -----------  ---------  ----------  ----------
Issuance of stock, October 1995.......................................       3,000   $  30,000              $   30,000
Repurchase and retirement of stock, February 1996.....................        (500)     (5,000) $   (5,000)    (10,000)
Net income for the period.............................................                             214,000     214,000
                                                                             -----   ---------  ----------  ----------
Balance--June 30, 1996................................................       2,500      25,000     209,000     234,000
Net income for the period.............................................                             185,000     185,000
                                                                             -----   ---------  ----------  ----------
BALANCE--DECEMBER 31, 1996 (UNAUDITED)................................       2,500   $  25,000  $  394,000  $  419,000
                                                                             -----   ---------  ----------  ----------
                                                                             -----   ---------  ----------  ----------

  The accompanying notes to financial statements are an integral part hereof.

                          BALZ MEDICAL SERVICES, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                   NOVEMBER 1,
                                                                                      1995          NOVEMBER 1,
                                                                                  (COMMENCEMENT        1995
                                                                    SIX MONTHS   OF OPERATIONS)    (COMMENCEMENT
                                                                      ENDED            TO         OF OPERATIONS)
                                                                   DECEMBER 31,   DECEMBER 31,      TO JUNE 30,
                                                                       1996           1995             1996
                                                                   ------------  ---------------  ---------------
                                                                   (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
  Net income.....................................................   $  185,000     $     3,000     $     214,000
  Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
      Depreciation and amortization..............................        2,000
      Provision for uncollectible amounts........................      192,000          17,000           120,000
      Deferred tax provision.....................................      (80,000)                          (50,000)
      Increase in due to related party...........................       20,000           9,000            43,000
      Changes in assets and liabilities:
        (Increase) in accounts receivable........................     (328,000)        (99,000)         (769,000)
        (Increase) in inventory..................................       (4,000)        (22,000)          (23,000)
        (Increase) in prepaid expenses...........................                                         (3,000)
        Increase (decrease) in accounts payable and accrued
          expenses...............................................      (89,000)         57,000           212,000
        Increase in income taxes payable.........................      203,000                           207,000
                                                                   ------------  ---------------  ---------------
          Net cash provided by (used in) operating activities....      101,000         (35,000)          (49,000)
                                                                   ------------  ---------------  ---------------
Cash flows from investing activities:
  (Increase) in other assets.....................................       (6,000)         (1,000)          (15,000)
                                                                   ------------  ---------------  ---------------
Cash flows from financing activities:
  Proceeds from (repayments of) notes payable to stockholders....      (30,000)         20,000            60,000
  Proceeds from issuance of common stock.........................                       30,000            30,000
  Repurchase of common stock.....................................                                        (10,000)
                                                                   ------------  ---------------  ---------------
          Net cash provided by (used in) financing activities....      (30,000)         50,000            80,000
                                                                   ------------  ---------------  ---------------
NET INCREASE IN CASH.............................................       65,000          14,000            16,000
Cash--beginning of period........................................       16,000            -0 -              -0 -
                                                                   ------------  ---------------  ---------------
CASH--END OF PERIOD..............................................   $   81,000     $    14,000     $      16,000
                                                                   ------------  ---------------  ---------------
                                                                   ------------  ---------------  ---------------

    The accompanying notes to financial statements are an integral part hereof.

                          BALZ MEDICAL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

           (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND FOR THE
             SIX MONTHS ENDED DECEMBER 31, 1996 AND FOR THE PERIOD
              NOVEMBER 1, 1995 TO DECEMBER 31, 1995 IS UNAUDITED)

(NOTE A)--ORGANIZATION AND BASIS OF PRESENTATION:

    Balz Medical Services, Inc. (the "Company") is a provider of medical supplies and durable medical equipment to nursing home facilities in New York and Connecticut. All medical supplies are provided for specific patients residing at these homes. Stockholders who own 44% of the Company presently own 100% of Lexington Health Care Group, LLC ("Lexington") (see Note E). The Company was incorporated on October 5, 1995 and commenced operations on November 1, 1995.

(NOTE B)--SIGNIFICANT ACCOUNTING POLICIES:

    Significant accounting policies in the preparation of the financial statements are as follows:

    [1] REVENUE RECOGNITION:

    Revenues are recognized at the time the medical supplies are provided to the nursing home facilities. Substantially all of the Company's revenues are billed to Medicare under the provisions of reimbursement formulas and regulations in effect.

    Net operating revenues include amounts estimated by management to be reimbursable by Medicare; such reimbursements are subject to audit by Medicare, and estimates are recorded for potential adjustments that may result. Differences between the estimated amounts accrued and final settlements are reported in operations in the year of settlement. To date no such audits have taken place.

    [2] INVENTORY:

    Inventory is stated at the lower of cost (first-in, first-out) or market, and consists of medical supplies held for sale.

    [3] INCOME TAXES:

    The Company has adopted Statement of Accounting Standards No. 109, "Accounting for Income Taxes" which requires the use of the liability method of accounting for income taxes.

    Deferred income taxes are provided for temporary differences resulting from the timing of certain deductions for financial reporting and income tax purposes.

    [4] USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(NOTE C)--SHORT-TERM NOTES PAYABLE:

    Short-term borrowings at June 30, 1996 consisted of notes payable due to stockholders aggregating $60,000 ($30,000 at December 31, 1996), due on demand. These notes bear interest at 10%. Total interest

                          BALZ MEDICAL SERVICES, INC.

           (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND FOR THE
             SIX MONTHS ENDED DECEMBER 31, 1996 AND FOR THE PERIOD
              NOVEMBER 1, 1995 TO DECEMBER 31, 1995 IS UNAUDITED)

(NOTE C)--SHORT-TERM NOTES PAYABLE: (CONTINUED) expense for the period ended June 30, 1996 was $2,000; interest expense for the six months ended December 31, 1996 was $3,000.

(NOTE D)--INCOME TAXES:

    [1] The provision for federal and state income taxes is comprised of the following:

                                                                      SIX MONTHS      YEAR
                                                                        ENDED        ENDED
                                                                     DECEMBER 31,   JUNE 30,
                                                                         1996         1996
                                                                     ------------  ----------
Current:
  Federal..........................................................   $  153,000   $  151,000
  State............................................................       57,000       56,000
                                                                     ------------  ----------
                                                                         210,000      207,000
                                                                     ------------  ----------
Deferred:
  Federal..........................................................      (66,000)     (41,000)
  State............................................................      (14,000)      (9,000)
                                                                     ------------  ----------
                                                                         (80,000)     (50,000)
                                                                     ------------  ----------
      Total........................................................   $  130,000   $  157,000
                                                                     ------------  ----------
                                                                     ------------  ----------

    Expected tax expense (benefit) based on the statutory rate is reconciled with the actual expense as follows:

Expected tax expense...................................................         34%
Increase in taxes resulting from:
  State income tax net of federal benefit..............................          7
  Other................................................................          1
                                                                                --
                                                                                42%
                                                                                --
                                                                                --

    [2] The temporary difference which gives rise entirely to the deferred tax asset is the allowance for uncollectibles.

    No valuation allowance has been established because the Company expects the deferred tax asset to be fully realizable.

(NOTE E)--RELATED PARTY TRANSACTIONS:

    The Company has an agreement to pay Lexington $3,100 a month for management services, rent and general and administrative expenses. The agreement continues to be in effect until modified by either party. The Company paid approximately $25,000 for the period ended June 30, 1996 and $19,000 for the six months ended December 31, 1996.

                          BALZ MEDICAL SERVICES, INC.

           (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND FOR THE
             SIX MONTHS ENDED DECEMBER 31, 1996 AND FOR THE PERIOD
              NOVEMBER 1, 1995 TO DECEMBER 31, 1995 IS UNAUDITED)

(NOTE E)--RELATED PARTY TRANSACTIONS: (CONTINUED)
    For the period from November 1, 1995 through June 30, 1996, approximately 43% of the Company's revenues were derived from patients at facilities operated or managed by Lexington. Revenues from other related parties accounted for approximately 19% of the Company's net sales. In addition, two unrelated customers individually accounted for 22% and 16% of the Company's net sales.

    For the six months ended December 31, 1996, net sales to Lexington operated or managed facilities approximated 41% and net sales to other related parties were approximately 20% of the Company's net sales. Additionally, two unrelated customers comprised 22% and 17% of net sales.

(NOTE F)--ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

    Accounts payable and accrued expenses consist of the following:

                                                                      JUNE 30,   DECEMBER 31,
                                                                        1996         1996
                                                                     ----------  ------------
                                                                                 (UNAUDITED)
Accounts payable...................................................  $  180,000   $   99,000
Accrued payroll and payroll taxes..................................      16,000        6,000
Other accruals.....................................................      16,000       18,000
                                                                     ----------  ------------
      Total........................................................  $  212,000   $  123,000
                                                                     ----------  ------------
                                                                     ----------  ------------

(NOTE G)--PROPOSED ACQUISITION OF THE COMPANY:

    The stockholders of the Company have agreed to exchange all of their capital stock for stock in the successor corporation to Lexington. The exchange is contingent upon completion of a proposed public offering by Lexington. Under the agreement, stockholders of the Company will receive 300,000 shares of the successor's common stock.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Professional Relief Nurses, Inc.
Middletown, Connecticut

    We have audited the accompanying balance sheets of Professional Relief Nurses, Inc. as at June 30, 1996 and June 30, 1995 and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the two-year period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Professional Relief Nurses, Inc. at June 30, 1996 and June 30, 1995 and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 1996 in conformity with generally accepted accounting principles.

RICHARD A. EISNER & COMPANY, LLP

New York, New York
October 17, 1996

(October 30, 1996
With respect to Note G)

                        PROFESSIONAL RELIEF NURSES, INC.

                                 BALANCE SHEETS

                                                                             DECEMBER 31,   JUNE 30,    JUNE 30,
                                                                                 1996         1996        1995
                                                                             ------------  ----------  ----------
                                                                             (UNAUDITED)
                                                     ASSETS
Current assets:
  Cash and cash equivalents................................................   $  130,000   $  261,000  $  198,000
  Trade receivables, less allowance of $40,000 at June 30, 1996 and $30,000
    at June 30, 1995.......................................................      549,000      497,000     354,000
  Prepaid expenses.........................................................                                 6,000
                                                                             ------------  ----------  ----------
      Total current assets.................................................      679,000      758,000     558,000
Property and equipment, net................................................       79,000       32,000      39,000
Other assets (principally cash surrender value of officer's life
  insurance)...............................................................       34,000       27,000      19,000
                                                                             ------------  ----------  ----------
      TOTAL................................................................   $  792,000   $  817,000  $  616,000
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses....................................   $  201,000   $  285,000  $  272,000
  Due to affiliate.........................................................       30,000       30,000      15,000
  Note payable--bank--current portion......................................       13,000
  Income taxes payable.....................................................       15,000       10,000
                                                                             ------------  ----------  ----------
      Total current liabilities............................................      259,000      325,000     287,000
                                                                             ------------  ----------  ----------
Note payable--bank (net of current portion)................................       48,000
                                                                             ------------  ----------  ----------
Stockholders' equity:
  Common stock, no par value; authorized 5,000 shares; issued 400 shares...        1,000        1,000       1,000
  Retained earnings........................................................      484,000      491,000     328,000
                                                                             ------------  ----------  ----------
      Total stockholders' equity...........................................      485,000      492,000     329,000
                                                                             ------------  ----------  ----------
      TOTAL................................................................   $  792,000   $  817,000  $  616,000
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------

                 The accompanying notes to financial statements
                          are an integral part hereof.

                        PROFESSIONAL RELIEF NURSES, INC.

                              STATEMENTS OF INCOME

                                                                SIX MONTHS ENDED
                                                                  DECEMBER 31,            YEAR ENDED JUNE 30,
                                                           --------------------------  --------------------------
                                                               1996          1995          1996          1995
                                                           ------------  ------------  ------------  ------------

                                                                  (UNAUDITED)
Net patient service revenue..............................  $  2,090,000  $  1,686,000  $  3,821,000  $  3,042,000
                                                           ------------  ------------  ------------  ------------
Expenses:
  Salaries and benefits..................................       988,000       716,000     1,563,000     1,143,000
  Operating expenses.....................................       806,000       859,000     1,737,000     1,670,000
                                                           ------------  ------------  ------------  ------------
      Total expenses.....................................     1,794,000     1,575,000     3,300,000     2,813,000
                                                           ------------  ------------  ------------  ------------
Income before provision for income taxes.................       296,000       111,000       521,000       229,000
Provision for state income taxes.........................        33,000        14,000        70,000        36,000
                                                           ------------  ------------  ------------  ------------
NET INCOME...............................................       263,000        97,000       451,000       193,000
Pro forma federal income taxes...........................        89,000        33,000       143,000        58,000
                                                           ------------  ------------  ------------  ------------
PRO FORMA NET INCOME.....................................  $    174,000  $     64,000  $    308,000  $    135,000
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

  The accompanying notes to financial statements are an integral part hereof.

                        PROFESSIONAL RELIEF NURSES, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                           COMMON STOCK
                                                                      ----------------------
                                                                        NUMBER
                                                                          OF
                                                                        SHARES                 RETAINED
                                                                        ISSUED      AMOUNT     EARNINGS       TOTAL
                                                                      -----------  ---------  -----------  -----------
Balance--July 1, 1994...............................................         400   $   1,000  $   543,000  $   544,000
Dividends paid......................................................                             (408,000)    (408,000)
Net income..........................................................                              193,000      193,000
                                                                             ---   ---------  -----------  -----------
Balance--June 30, 1995..............................................         400       1,000      328,000      329,000
Dividends paid......................................................                             (288,000)    (288,000)
Net income..........................................................                              451,000      451,000
                                                                             ---   ---------  -----------  -----------
Balance--June 30, 1996..............................................         400       1,000      491,000      492,000
Dividends paid for the period.......................................                             (270,000)    (270,000)
Net income for the period...........................................                              263,000      263,000
                                                                             ---   ---------  -----------  -----------
BALANCE--DECEMBER 31, 1996 (UNAUDITED)..............................         400   $   1,000  $   484,000  $   485,000
                                                                             ---   ---------  -----------  -----------
                                                                             ---   ---------  -----------  -----------

                 The accompanying notes to financial statements
                          are an integral part hereof.

                        PROFESSIONAL RELIEF NURSES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                      SIX MONTHS ENDED
                                                                        DECEMBER 31,        YEAR ENDED JUNE 30,
                                                                   ----------------------  ----------------------
                                                                      1996        1995        1996        1995
                                                                   ----------  ----------  ----------  ----------

                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income.....................................................  $  263,000  $   97,000  $  451,000  $  193,000
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation...............................................      12,000       7,000      10,000      15,000
      (Reversal of) provision for uncollectible amounts..........     (40,000)                 10,000
      Deferred income taxes......................................                                           4,000
      Changes in assets and liabilities:
      (Increase) decrease in trade receivables...................     (12,000)     44,000    (153,000)    (43,000)
      Increase in due to affiliate...............................                              15,000      15,000
      Decrease (increase) in prepaid expenses....................      (6,000)      7,000       6,000      (6,000)
      Increase (decrease) in accounts payable and accrued
        expenses.................................................     (84,000)    (77,000)     13,000     (14,000)
      Increase (decrease) in income taxes payable................       5,000     (10,000)     10,000
      Other......................................................      (1,000)      5,000       1,000       1,000
                                                                   ----------  ----------  ----------  ----------
        Net cash provided by operating activities................     137,000      73,000     363,000     165,000
                                                                   ----------  ----------  ----------  ----------
Cash flows from investing activities:
  Purchase of property and equipment.............................     (59,000)      2,000      (3,000)     (1,000)
  Premiums paid for officer's life insurance.....................                              (9,000)     (9,000)
                                                                   ----------  ----------  ----------  ----------
        Net cash (used in) provided by investing activities......     (59,000)      2,000     (12,000)    (10,000)
                                                                   ----------  ----------  ----------  ----------
Cash flows from financing activities:
  Proceeds from (payments of) loan...............................      61,000      (2,000)
  Dividends paid.................................................    (270,000)   (160,000)   (288,000)   (408,000)
                                                                   ----------  ----------  ----------  ----------
        Net cash (used in) financing activities..................    (209,000)   (162,000)   (288,000)   (408,000)
                                                                   ----------  ----------  ----------  ----------
NET INCREASE (DECREASE) IN CASH..................................    (131,000)    (87,000)     63,000    (253,000)
Cash balance--beginning of year..................................     261,000     198,000     198,000     451,000
                                                                   ----------  ----------  ----------  ----------
CASH BALANCE--END OF YEAR........................................  $  130,000  $  111,000  $  261,000  $  198,000
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Supplemental disclosure of cash flow information:
  Cash paid during the year for income taxes.....................  $   17,000  $   14,000  $   40,000  $   26,000

  The accompanying notes to financial statements are an integral part hereof.

                        PROFESSIONAL RELIEF NURSES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 (INFORMATION WITH RESPECT TO DECEMBER 31, 1996
                 AND FOR THE SIX MONTHS ENDED DECEMBER 31, 1996

                      AND DECEMBER 31, 1995 IS UNAUDITED)

(NOTE A)--ORGANIZATION AND BASIS OF PRESENTATION:

    Professional Relief Nurses, Inc. (the "Company") provides health care services in the homes of its patients; it operates three regional offices in the State of Connecticut.

    Nursing services are provided to patients under the direct orders of a physician following a hospital or health care facility stay. Care generally is provided to geriatric and chronic care patients requiring services.

    The Company includes in revenues all nursing, therapy, medical supplies and home health aide charges; the majority of charges by the Company are regulated under the federal Medicare and state Medicaid programs.

    A shareholder who owns 25% of the Company presently owns 75% of Lexington Health Care Group, LLC ("Lexington").

(NOTE B)--SIGNIFICANT ACCOUNTING POLICIES:

    Significant accounting policies in the preparation of the financial statements are as follows:

    [1] REVENUE RECOGNITION:

    Revenues are recognized at the time the service is provided to the patient. Substantially all of the Company's revenues are billed to third party payors, i.e. Medicaid, Medicare and others under the provisions of reimbursement formulas and regulations in effect.

    Net patient revenue include amounts estimated by management to be reimbursable by the third party payors; such reimbursements are subject to audit by the payors, and estimates are recorded for potential adjustments that may result. Differences between the estimated amounts accrued and final settlements are reported in operations in the year of settlement.

    [2] PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the equipment. The useful lives range from five to seven years.

    [3] INCOME TAXES:

    The Company has elected in a prior year to be treated as an S corporation pursuant to Section 1362(a) of the Internal Revenue Code for federal income tax purposes. As a result of this election, the income is taxed directly to individual stockholders (see Note H).

    [4] USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        PROFESSIONAL RELIEF NURSES, INC.

                 (INFORMATION WITH RESPECT TO DECEMBER 31, 1996
                 AND FOR THE SIX MONTHS ENDED DECEMBER 31, 1996

                      AND DECEMBER 31, 1995 IS UNAUDITED)

(NOTE C)--EQUIPMENT:

    Equipment, furniture and fixtures (at cost) consist of the following :

                                                                           DECEMBER 31,   JUNE 30,     JUNE 30,
                                                                               1996         1996         1995
                                                                           ------------  -----------  -----------
                                                                           (UNAUDITED)
Furniture and fixtures...................................................   $   49,000   $    43,000  $    43,000
Equipment................................................................      181,000       130,000      127,000
Less accumulated depreciation and amortization...........................     (151,000)     (141,000)    (131,000)
                                                                           ------------  -----------  -----------
      Total..............................................................   $   79,000   $    32,000  $    39,000
                                                                           ------------  -----------  -----------
                                                                           ------------  -----------  -----------

(NOTE D)--NOTE PAYABLE TO BANK:

    In November 1996, the Company borrowed $63,000 from a bank, bearing interest at 6.5%, collateralized by the Company's cash account. The loan is due November 11, 2001 and is payable in monthly installments of approximately $1,000.

    The long-term portion of the Company's debt at December 31, 1996 is payable as follows:

                                    YEAR ENDING
                                   DECEMBER 31,
                                   -------------
                                    (UNAUDITED)
1997...............................................................................  $  13,000
1998...............................................................................     13,000
1999...............................................................................     13,000
2000...............................................................................     13,000
2001...............................................................................      9,000
                                                                                     ---------
      Total........................................................................  $  61,000
                                                                                     ---------
                                                                                     ---------

(NOTE E)--LEASES:

    OPERATING LEASES:

    The Company leases its office facilities under operating leases. The Company is responsible for property taxes, maintenance, insurance, etc. under the lease.

                        PROFESSIONAL RELIEF NURSES, INC.

                 (INFORMATION WITH RESPECT TO DECEMBER 31, 1996
                 AND FOR THE SIX MONTHS ENDED DECEMBER 31, 1996

                      AND DECEMBER 31, 1995 IS UNAUDITED)

(NOTE E)--LEASES: (CONTINUED)
    Future minimum lease payments required under these lease obligations are as follows:

                                                                     DECEMBER 31,   JUNE 30,
                                                                     ------------  ----------
                                                                     (UNAUDITED)
1997...............................................................   $   67,000   $   67,000
1998...............................................................       45,000       62,000
1999...............................................................       23,000       32,000
2000...............................................................       14,000       14,000
2001...............................................................       10,000       14,000
Thereafter.........................................................                     3,000
                                                                     ------------  ----------
      Total........................................................   $  159,000   $  192,000
                                                                     ------------  ----------
                                                                     ------------  ----------

    Rent expense charged to operations aggregated $68,000 for each of the years ended June 30, 1996 and June 30, 1995. Rent expense charged to operations aggregated $33,500 and $40,000 for the six months ended December 31, 1996 and December 31, 1995, respectively.

(NOTE F)--CONCENTRATION OF RISK:

    Revenues from principal sources are as follows:

                                                               SIX MONTHS ENDED
                                                                                            YEAR ENDED
                                                                 DECEMBER 31,                JUNE 30,
                                                           ------------------------  ------------------------
                                                              1996         1995         1996         1995
                                                              -----        -----        -----        -----

                                                                 (UNAUDITED)
Medicare and Medicaid....................................          73%          64%          62%          64%
Private insurance and other nongovernment agencies.......          27           36           38           36
                                                                  ---          ---          ---          ---
      Total..............................................         100%         100%         100%         100%
                                                                  ---          ---          ---          ---
                                                                  ---          ---          ---          ---

    Reimbursement can be influenced by the financial instability of private third-party payors and the budget pressures and cost shifting by governmental payors. The State of Connecticut Medicare Maximization Project requires providers to rebill Medicare upon notification of specific claims for which services might be covered by Medicare but were earlier paid by the State. The effect of this program may be to delay the ultimate resolution of these types of claims. Although Connecticut reserves the right to recoup such prior paid monies in the future, even if they are not ultimately recouped by the Company from Medicare, to date, the Company has not experienced any losses as a result of this State program.

    The Company, like other Medicaid and Medicare providers, is subject to governmental audits of its Medicaid and Medicare reimbursement claims, but to date has not experienced any such audit. As a provider of services under the Medicaid and Medicare programs, the Company is also subject to the Medicaid and Medicare fraud and abuse laws.

                        PROFESSIONAL RELIEF NURSES, INC.

                 (INFORMATION WITH RESPECT TO DECEMBER 31, 1996
                 AND FOR THE SIX MONTHS ENDED DECEMBER 31, 1996

                      AND DECEMBER 31, 1995 IS UNAUDITED)

(NOTE F)--CONCENTRATION OF RISK: (CONTINUED)
    At June 30, 1996 and December 31, 1996, 49% of accounts receivable was due from Medicaid and Medicare and 51% from private insurers and other nongovernment sources.

    The primary geographic sources of the Company's patients are the local communities in the state of Connecticut.

(NOTE G)--ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

    Accounts payable and accrued expenses consist of the following:

                                                                             DECEMBER 31,   JUNE 30,    JUNE 30,
                                                                                 1996         1996        1995
                                                                             ------------  ----------  ----------
                                                                             (UNAUDITED)
Accounts payable...........................................................   $   57,000   $  110,000  $   76,000
Amount due Medicaid........................................................       69,000       92,000     135,000
Accrued payroll............................................................       75,000       64,000      39,000
Accrued vacation...........................................................                     9,000      12,000
Deferred income taxes......................................................                    10,000      10,000
                                                                             ------------  ----------  ----------
      Total................................................................   $  201,000   $  285,000  $  272,000
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------

(NOTE H)--PROPOSED ACQUISITION OF THE COMPANY:

    Three stockholders of the Company have entered into an agreement to sell, for an aggregate of $1,620,000 in cash, all of their shares of capital stock to Lexington or its successor corporation. One stockholder will exchange his shares for 108,000 shares of capital stock in the successor corporation. Prior to the sale, the Company intends to distribute all of its previously undistributed earnings. The exchange is contingent upon completion of a proposed public offering by the successor to Lexington.

(NOTE I)--PRO FORMA INCOME TAXES:

    The pro forma net income in the accompanying statements of income include a pro forma adjustment for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which represents federal taxes which would have been provided for, had the Company been subject to tax as a C corporation for the periods presented. The Company's S corporation status will automatically terminate upon its sale as described in Note G.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO UNDERWRITER, DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
Risk Factors....................................          9
Dilution........................................         18
Use of Proceeds.................................         19
Capitalization..................................         21
Dividend Policy.................................         22
Selected Financial Data.........................         23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         24
Business........................................         43
Management......................................         59
Certain Transactions............................         64
Principal Stockholders..........................         66
Description of Securities.......................         67
Shares Eligible for Future Sale.................         69
Underwriting....................................         70
Legal Matters...................................         73
Experts.........................................         73
Additional Information..........................         73
Financial Statements............................        F-1


                            ------------------------

    UNTIL            , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. IN ADDITION, DEALERS ARE OBLIGATED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTION.


                                     [LOGO]

                              LEXINGTON HEALTHCARE
                                  GROUP, INC.
                        1,100,000 SHARES OF COMMON STOCK
                               1,650,000 WARRANTS


                             ---------------------

                                   PROSPECTUS

                             ---------------------

                             MASON HILL & CO., INC.
                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law, among other things, and subject to certain conditions, authorizes the Company to indemnify its officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such an officer or director. The Certificate of Incorporation provide for indemnification of its officers and directors to the full extent authorized by law.

    Reference is made to the Underwriting Agreement, the proposed form of which is filed as Exhibit 1.1, pursuant to which the Representative agrees to indemnify the directors and certain officers of the Registrant and certain other persons against certain civil liabilities.

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following tab sets forth the various statement of the estimated expenses (other than underwriting discounts and commissions) to be paid by the Company in connection with the issuance and distribution of the securities being registered. With the exception of the SEC Registration Fee and the NASD Filing Fee, all amounts shown are estimates:


SEC Registration Fee..............................................  $   5,930
NASD Filing Fee...................................................      2,548
Nasdaq Listing Fees and Expenses..................................     20,000
Printing Expenses.................................................     50,000
Legal Fees and Expenses (other than Blue Sky).....................     95,000
Accounting Fees and Expenses......................................    150,000
Blue Sky Fees and Expenses (including legal and filing fees)......     20,000
Transfer Agent and Registrar Fees and Expenses....................      3,500
Miscellaneous Expenses............................................      5,022
                                                                    ---------
      Total.......................................................  $ 352,000
                                                                    ---------
                                                                    ---------


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, the Company has issued securities to a limited number of persons, without registering the securities under the Securities Act. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below.

    In July 1996, the Company issued 130,000 shares of Common Stock to Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP, in exchange for legal services rendered to the Company. The issuance was made in reliance upon Section 4(2) of the Securities Act, which provides an exemption for a transaction not involving a public offering.

    In November 1996, the Company completed a private placement of 500,000 shares of Common Stock and 500,000 warrants for an aggregate of $250,000 in reliance upon Rule 506 of Regulation D of the Securities Act, which provides a safe harbor under the Section 4(2) exemption for a transaction not involving a public offering. The purchasers of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. All purchasers of securities in each such transaction had adequate access to information about the Company. The Company received $225,000 of net proceeds after deducting commissions of $25,000 to Mason Hill & Co., Inc., the Underwriter, for acting as placement agent. The Underwriter deferred collection of expenses aggregating $7,500 in connection with the private placement. In connection with the private placement, the

Company issued the securities described in the following table to two unaffiliated investors, each an "accredited investor" within the meaning of Regulation D of the Securities Act.

           INVESTOR                                        DATE      SHARES    WARRANTS     AMOUNT
           --------------------------------------------  ---------  ---------  ---------  ----------
       1.  Sean Leahy..................................    11-1-96    250,000    250,000  $  125,000
       2.  Wayne Wiseman...............................    11-1-96    250,000    250,000  $  125,000

ITEM 16. EXHIBITS


    1.1**  Preliminary Form of Underwriting Agreement between the Company and
           Mason Hill & Co., Inc.
    1.2**  Form of Underwriter's Warrant Agreement
    3.1**  Certificate of Incorporation of the Company dated February 23, 1996
    3.2**  Bylaws of the Company
    4.1*   Specimen Common Stock Certificate
    4.2*   Form of Underwriter's Warrant Agreement
    4.3*   1997 Stock Option Plan
    5.1*   Form of Opinion of Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP
   10.1    Employment Agreement with Jack Friedler, Chief Executive Officer, effective as of the date of this Prospectus
   10.2    Employment Agreement with Harry Dermer, President and Chief Financial Officer, effective as of the date of this Prospectus
   10.3*   Form of Employment Agreement with Suzanne J. Nettleton, Executive Vice
           President, effective as of the date of this Prospectus
   10.4    Employment Agreement with Mary Archambault, Executive Vice President, effective as of the date of this Prospectus
   10.5**  Nursing Home Lease between Fairfield Group Healthcare Centers, LP and Lexington
           Health Care Group, LLC
   10.6**  Management Agreement between Lexington House, Inc. and Lexington Health Care
           Group, LLC
   10.7**  Management Agreement between the Company and Oak Island Skilled Nursing Center
   10.8**  Form of Public Warrant Agreement
   10.9**  Acquisition Agreements between the Company and the stockholders of Professional
           Relief Nurses, Inc. dated October 29, 1996
  10.10**  Acquisition Agreements between the Company and the stockholders of Balz Medical
           Services, Inc. dated October 28, 1996
  10.11**  Security Agreement between Lexington House, Inc. and Lexington Health Care Group
           LLC dated June 30, 1996
  10.12**  8% Secured Promissory Note by Lexington House, Inc. payable to Lexington Health
           Care Group LLC dated June 30, 1996
  10.13**  Promissory Note by Lexington Health Care Group LLC and Jack Friedler payable to
           Beverly Health and Rehabilitation Services dated December 5, 1995, together with
           Beverly Enterprises' November 28, 1995 letter
  10.14**  Loan and Security Agreement between Lexington Holding Corporation and Copelco/
           American Healthfund, Inc. dated March 14, 1996
  10.15**  Accounts Purchase and Servicing Agreement among Lexington Health Care Group,
           Lexington Holding Corporation and Copelco/American Healthfund, Inc. dated March
           14, 1996
  10.16**  Management Agreement between the Company and Balz Medical Services, Inc. dated
           October 1, 1996
   10.17   Sub-Acute Care Services Agreement between Physician's Choice, LLC, and Lexington
           HealthCare Group, LLC, effective February 1, 1997.

   11.1    Computation of Earnings per share
   22.1    Consent of Independent Auditors
   22.2    Consent of Independent Auditors
   22.3    Consent of Independent Auditors
   23.1*   Consent of Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP counsel for the
           Registrant, (included in Exhibit 5.1)
   24.1    Powers of Attorney (included on the signature page to this Registration
           Statement)
   27      Financial Data Schedule

------------------------

*   To be filed by amendment.

**  Previously filed.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any charter provision, by-law contract arrangements statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned small business issuer hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to suit information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h), under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement at that time as the initial bona fide offering of those securities.

    (6) To provide to the Underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-1 and has duly caused this Amendment No. 2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on April 3, 1997.


                                LEXINGTON HEALTHCARE GROUP, INC.

                                BY:               /S/ HARRY DERMER
                                     -----------------------------------------
                                                   Harry Dermer,
                                       PRESIDENT, CHIEF OPERATING OFFICER AND
                                                      DIRECTOR

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Harry Dermer, President, Chief Operating Officer and Director, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ JACK FRIEDLER         Chief Executive Officer,        April 3, 1997
 ----------------------------     Chairman of the Board
        Jack Friedler             (Principal Executive
                                  Officer) and Director

       /s/ HARRY DERMER         President, Chief Operating      April 3, 1997
 ----------------------------     Officer and Director
         Harry Dermer

     /s/ THOMAS E. DYBICK       Chief Financial Officer         April 3, 1997
 ----------------------------     (Principal Financial and
       Thomas E. Dybick           Accounting Officer)

              *                 Director                        April 3, 1997
 ----------------------------
          Jon Mills

      /s/ ERIC D. MOSKOW        Director                        April 3, 1997
 ----------------------------
      Eric D. Moskow, MD

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARY

COL. A                     COL. B                COL. C                  COL. D         COL. E
                                               ADDITIONS

                       BALANCE AT    CHARGED TO      CHARGED TO
                      BEGINNING OF    COSTS AND    OTHER ACCOUNTS-   DEDUCTIONS-  BALANCE AT END
DESCRIPTION              PERIOD       EXPENSES        DESCRIBE        DESCRIBE       OF PERIOD
 Year Ended June 30,
   1996:

    Reserves and
      allowances
      deducted from
      asset
      accounts:

      Allowance for
       uncollectible
        amounts                       $  75,000                                      $  75,000

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                              DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------

       1.1** Preliminary Form of Underwriting Agreement between the Company and
               Mason Hill & Co., Inc.
       1.2** Form of Underwriter's Warrant Agreement
       3.1** Certificate of Incorporation of the Company dated February 23, 1996
       3.2** Bylaws of the Company
       4.1*  Specimen Common Stock Certificate
       4.2*  Form of Underwriter's Warrant Agreement
       4.3*  1997 Stock Option Plan
       5.1*  Form of Opinion of Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP
      10.1   Employment Agreement with Jack Friedler, Chief Executive Officer, effective as of the date of this
               Prospectus
      10.2   Employment Agreement with Harry Dermer, President and Chief Financial Officer, effective as of the date of this Prospectus
      10.3*  Form of Employment Agreement with Suzanne J. Nettleton, Executive Vice President, effective as of the date of this Prospectus
      10.4   Employment Agreement with Mary Archambault, Executive Vice President, effective as of the date of this
               Prospectus
      10.5** Nursing Home Lease between Fairfield Group Healthcare Centers, LP and Lexington Health Care Group, LLC
      10.6** Management Agreement between Lexington House, Inc. and Lexington Health Care Group, LLC
      10.7** Management Agreement between the Company and Oak Island Skilled Nursing Center.
      10.8** Form of Public Warrant Agreement
      10.9** Acquisition Agreement between the Company and the stockholders of Professional Relief Nurses, Inc. dated
               October 29, 1996
     10.10** Acquisition Agreement between the Company and the stockholders of Balz Medical Services, Inc. dated
               October 28, 1996
     10.11** Security Agreement between Lexington House, Inc. and Lexington Health Care Group LLC dated June 30, 1996
     10.12** 8% Secured Promissory Note by Lexington House, Inc. payable to Lexington Health Care Group LLC dated
               June 30, 1996
     10.13** Promissory Note by Lexington Health Care Group LLC and Jack Friedler payable to Beverly Health and
               Rehabilitation Services dated December 5, 1995, together with Beverly Enterprises' November 28, 1995 letter
     10.14** Loan and Security Agreement between Lexington Holding Corporation and Copelco/American Healthfund, Inc.
               dated March 14, 1996
     10.15** Accounts Purchase and Servicing Agreement among Lexington Health Care Group, Lexington Holding
               Corporation and Copelco/American Healthfund, Inc. dated March 14, 1996
     10.16** Management Agreement between the Company and Balz Medical Services, Inc. dated October 1, 1996
     10.17   Sub-Acute Care Services Agreement between Physician's Choice, LLC, and Lexington HealthCare Group, LLC,
               effective February 1, 1997.
      11.1   Computation of Earnings per share
      22.1   Consent of Independent Auditors
      22.2   Consent of Independent Auditors
      22.3   Consent of Independent Auditors
      23.1*  Consent of Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP counsel for the Registrant, (included in
               Exhibit 5.1)
      24.1   Powers of Attorney (included on the signature page to this Registration Statement)
        27   Financial Data Schedule


------------------------

*   To be filed by amendment.

**  Previously filed.